    As filed with the Securities and Exchange Commission on January 23, 1997
                                          Registration No. 333-_________________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ------------------

                            KEYSTONE FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

        Pennsylvania                              6711                     23-2289209
(State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)        Classification Code Number)       Identification No.)

                  One Keystone Plaza, Front and Market Streets
               P.O. Box 3660, Harrisburg, Pennsylvania 17105-3660
                                 (717) 233-1555
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                Ben G. Rooke, Esquire, Keystone Financial, Inc.
                  One Keystone Plaza, Front and Market Streets
               P.O. Box 3660, Harrisburg, Pennsylvania 17105-3660
                                 (717) 231-5701
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

Approximate date of commencement of the proposed sale of the securities to the public: The date of mailing the Joint Proxy Statement/Prospectus contained herein.

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
          Title of                                    Proposed            Proposed
         securities                 Amount             maximum            maximum          Amount of
           to be                     to be         offering price        aggregate        registration
         registered               registered          per share        offering price         fee
------------------------------------------------------------------------------------------------------
Common Stock, $2 par value..    14,214,495 shs.        $24.356 (1)    $346,209,124 (1)        $104,912
Common Stock, $2 par value..     1,688,921 shs.        $23.450 (2)    $ 39,604,540 (2)        $ 12,001
======================================================================================================

  (1) Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(f)(1) on the basis of the average of the high and low sale prices for Common Stock of Financial Trust Corp on the NASDAQ National Market System on January 17, 1997 of $40.50 and $39.875, respectively, and the maximum of 8,614,846 shares of such stock to be converted in the FTC Merger described herein into Common Stock of the registrant.

  (2) Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(f)(1) on the basis of the average of the high and low sale prices for Common Stock of First Financial Corporation of Western Maryland on the NASDAQ National Market System on January 17, 1997 of $30.25 and $30.25, respectively, and the estimated maximum of 1,309,241 shares of such stock to be converted in the FFWM Merger described herein into Common Stock of the registrant.

                              ------------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                            KEYSTONE FINANCIAL, INC.

                         Cross-Reference Sheet between
                               Items of Form S-4
                and Captions in Joint Proxy Statement/Prospectus
                ------------------------------------------------


Form S-4 Item                                Caption(s) or Location in
Number and Caption                           Joint Proxy Statement/Prospectus
-------------------------------------------  -----------------------------------
A.  Information About the Transaction

            1.  Forepart of Registration
                Statement and
                Outside Front Cover Page
                of Prospectus..............  Facing Page of Registration
                                             Statement; Outside Front Cover
                                             Page of Joint Proxy Statement/
                                             Prospectus
            2.  Inside Front and Outside
                Back Cover
                Pages of Prospectus........  Available Information; Table of
                                             Contents
            3.  Risk Factors, Ratio of
                Earnings to
                Fixed Charges and Other
                Information................  Summary; Introduction
            4.  Terms of the Transaction...  FTC Plan of Merger; Pro Forma
                                             Combined Financial
                                             Information--Information
                                             Concerning the Pro Forma Combined
                                             Financial Data; FFWM Plan of
                                             Merger; Comparison of Keystone
                                             Common Stock and FTC Common Stock;
                                             Comparison of Keystone Common
                                             Stock and FFWM Common Stock
            5.  Pro Forma Financial          Pro Forma Combined Financial
                Information................  Information
            6.  Material Contacts with the
                Company Being Acquired.....  FTC Plan of Merger--Background of
                                             and Reasons for the FTC
                                             Merger;--Voting
                                             Agreements;--Keystone Board of
                                             Directors Following the FTC
                                             Merger;--Interests of Certain
                                             Persons in the
                                             Transaction;--Warrant
                                             Agreement;--Effect of Certain
                                             Transactions Involving Keystone;
                                             FFWM Plan of Merger--Background of
                                             the FFWM Merger;--Voting
                                             Agreements;--Boards of Directors
                                             Following the FFWM
                                             Merger;--Interests of Certain
                                             Persons in the Transaction;--Stock
                                             Option Agreement
            7.  Additional Information
                Required for Reoffering
                by Persons and Parties
                Deemed to be Underwriters..  NA


Form S-4 Item                                Caption(s) or Location in
Number and Caption                           Joint Proxy Statement/Prospectus
--------------                               -----------------------------------
            8.  Interests of Named Experts
                and Counsel................  FTC Plan of Merger--Opinion of FTC
                                             Financial Advisor; FFWM Plan of
                                             Merger--Opinion of FFWM Financial
                                             Advisor

            9.  Disclosure of Commission
                Position on
                Indemnification for
                Securities Act Liabilities.  NA


B.  Information About the Registrant

           10.  Information with Respect
                to S-3 Registrants.........  Summary; Information Concerning
                                             Keystone
           11.  Incorporation of Certain
                Information by Reference...  Information Concerning
                                             Keystone--Keystone Documents
                                             Incorporated by Reference

           12.  Information with Respect
                to S-2 or S-3 Registrants..  NA

           13.  Incorporation of Certain
                Information by Reference...  NA

           14.  Information with Respect
                to Registrants Other than
                S-3 or S-2 Registrants.....  NA


C.  Information About the Company Being Acquired

           15.  Information with Respect
                to S-3 Companies...........  Summary; Information Concerning FTC

           16.  Information with Respect
                to S-2 or S-3 Companies....  Summary; Information Concerning
                                             FFWM; Exhibits 13.1 and 13.2
           17.  Information with Respect
                to Companies Other
                Than S-2 or S-3 Companies..  NA


D.  Voting and Management Information

           18.  Information if Proxies,
                Consents or Authorizations
                are to be Solicited



           Item Number and Caption in
           Schedule 14A under the
           Securities
           Exchange  Act of 1934 or          Caption(s) or Location in
           Regulation S-K                    Joint Proxy Statement/Prospectus
           ---------------------------       ----------------------------------
           (1)  Date, Time and Place
                Information................  Outside Front Cover Page of Joint
                                             Proxy Statement/Prospectus;
                                             Summary; Introduction; Shareholder
                                             Proposals and Nominations

           (2)  Revocability of Proxy......  Introduction--Voting and
                                             Revocation of Proxies

           (3)  Dissenters' Rights of
                Appraisal..................  FTC Plan of Merger--Absence of
                                             Dissenters' Rights of Keystone or
                                             FTC Shareholders; FFWM Plan of
                                             Merger--Dissenters' Rights of FFWM
                                             Shareholders

           (4)  Persons Making the           Introduction;
                Solicitation...............  Introduction--Solicitation of
                                             Proxies

           (5)  Interest of Certain
                Persons in Matters to
                be Acted Upon..............  FTC Plan of Merger--Keystone Board
                                             of Directors Following the FTC
                                             Merger;--Interests of Certain
                                             Persons in the Transaction; FFWM
                                             Plan of Merger--Boards of Directors
                                             Following the FFWM Merger;--
                                             Interests of Certain Persons in the
                                             Transaction

           (6)  Voting Securities and
                Principal Holders Thereof..  Introduction--Record Date; Voting
                                             Rights; Information Concerning
                                             Keystone--Keystone Documents
                                             Incorporated by Reference;
                                             Information Concerning FTC--FTC
                                             Documents Incorporated by
                                             Reference; Information Concerning
                                             FFWM--FFWM Documents Incorporated
                                             by Reference

          (21)  Vote Required for Approval.  FTC Plan of Merger--Required
                                             Votes; Management Recommendation;
                                             FFWM Plan of Merger--Required
                                             Votes; Management Recommendation

         (401)  Directors and Executive
                Officers...................  FTC Plan of Merger--Keystone Board
                                             of Directors Following the FTC
                                             Merger; Information Concerning
                                             Keystone--Keystone Documents
                                             Incorporated by Reference;
                                             Information Concerning FTC--FTC
                                             Documents Incorporated by Reference


         Item Number and Caption in
         Schedule 14A under the
         Securities
         Exchange  Act of 1934 or            Caption(s) or Location in
         Regulation S-K                      Joint Proxy Statement/Prospectus
         ---------------------------         ----------------------------------
         (402)  Executive Compensation.....  Information Concerning
                                             Keystone--Keystone Documents
                                             Incorporated by Reference;
                                             Information Concerning FTC--FTC
                                             Documents Incorporated by Reference

         (404)  Certain Relationships
                and Related
                Transactions...............  Information Concerning
                                             Keystone--Keystone Documents
                                             Incorporated by Reference;
                                             Information Concerning FTC--FTC
                                             Documents Incorporated by Reference



Form S-4 Item                                Caption(s) or Location in
Number and Caption                           Joint Proxy Statement/Prospectus
------------------                           -----------------------------------
           19.  Information if Proxies,
                Consents or Authorizations
                are Not to be Solicited,
                or in Exchange Offer.......  NA



                        Joint Proxy Statement/Prospectus

                            KEYSTONE FINANCIAL, INC.

  Up to 15,903,416 Shares of Common Stock, $2 par value, issuable in proposed mergers with

                              FINANCIAL TRUST CORP
                                      and
                FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND

     This Joint Proxy Statement/Prospectus is being furnished to the shareholders of Keystone Financial, Inc. ("Keystone"), Financial Trust Corp ("FTC") and First Financial Corporation of Western Maryland ("FFWM") in connection with the solicitation of proxies by their respective Boards of Directors for use at a Special Meeting of Shareholders of Keystone to be held on March 17, 1997, a Special Meeting of Shareholders of FTC to be held on March 18, 1997 and a Special Meeting of Shareholders of FFWM to be held on March 17, 1997. At the Keystone and FTC Meetings, shareholders of Keystone and FTC will vote upon a proposed merger of FTC into Keystone (the "FTC Merger"). As a result of the FTC Merger, Keystone, which will be the surviving corporation, will acquire all of the assets and liabilities of FTC, and the shareholders of FTC will become shareholders of Keystone. Each outstanding share of FTC Common Stock will be converted in the FTC Merger into 1.65 shares of Keystone Common Stock. The purpose of the FFWM Special Meeting is to consider a proposed merger of FFWM into Keystone (the "FFWM Merger"). As a result of the FFWM Merger, Keystone, which will be the surviving corporation, will acquire all of the assets and liabilities of FFWM, and each outstanding share of FFWM Common Stock will be converted into either 1.29 shares of Keystone Common Stock or an equivalent amount in cash, as elected by the holder thereof subject to the limitations described herein. The FTC Merger and the FFWM Merger are separate and independent transactions. Either Merger may be consummated whether or not the other is approved by the shareholders entitled to vote thereon and whether the other is consummated or not consummated for any reason. On February ___, 1997, the closing sale price for Keystone Common Stock on the NASDAQ National Market System was $_____ per share. FTC and FFWM shareholders should note that the market value of the Keystone Common Stock may change prior to consummation of the Mergers.

                   ----------------------------------------

THE SHARES OF KEYSTONE COMMON STOCK TO BE ISSUED IN THE MERGERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF KEYSTONE COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                   ----------------------------------------

     No person has been authorized to give any information or to make any representation not contained herein, and, if given or made, any such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer or solicitation by any person in any State in which such offer or solicitation is not authorized by the laws thereof or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Joint Proxy Statement/Prospectus at any time nor the distribution of Keystone Common Stock hereunder shall imply that the information herein is correct as of any time subsequent to its date.

  The date of this Joint Proxy Statement/Prospectus is February ___, 1997.

                             AVAILABLE INFORMATION

     Keystone, FTC and FFWM are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; Suite 1300, 7 World Trade Center, New York, New York; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois. Copies of such material can also be obtained at prescribed rates by writing to the SEC, Public Reference Section, Washington, D.C. 20549. Such material may also be accessed electronically by means of the SECs home page on the Internet at http://www.sec.gov. Keystone Common Stock, FTC Common Stock and FFWM Common Stock are quoted on the NASDAQ National Market System, and such reports, proxy statements and other Keystone, FTC and FFWM information can also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C.

     Keystone has filed with the SEC under the Securities Act of 1933 (the "Securities Act") a Registration Statement on Form S-4 (the "Registration Statement") covering the shares of Keystone Common Stock issuable in the Mergers. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed or incorporated by reference as an exhibit to the Registration Statement. The Registration Statement and the exhibits thereto can be inspected at the public reference facilities of the SEC at the addresses set forth above or through the SECs home page on the Internet. Copies of such material can be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

     This Joint Proxy Statement/Prospectus incorporates by reference certain documents relating to Keystone, FTC and FFWM which are not presented herein or delivered herewith. See "Information Concerning Keystone--Keystone Documents Incorporated by Reference," "Information Concerning FTC--FTC Documents Incorporated by Reference" and "Information Concerning FFWM--FFWM Documents Incorporated by Reference." Copies of such documents are available upon request and without charge to any person to whom this Joint Proxy Statement/Prospectus has been delivered. Requests for Keystone documents should be directed to Keystone Financial, Inc., One Keystone Plaza, Front and Market Streets, P.O. Box 3660, Harrisburg, Pennsylvania 17105-3660, Attention: Ben G. Rooke, Corporate Secretary (telephone: 717-231-5701). Requests for FTC documents should be directed to Financial Trust Corp, 1415 Ritner Highway, Carlisle, Pennsylvania 17013, Attention: Lauren L. Shutt, Corporate Secretary (telephone: 717-241-
7710). Requests for FFWM documents should be directed to First Financial Corporation of Western Maryland, 118 Baltimore Street, Cumberland, Maryland 21502, Attention: William C. Marsh, Executive Vice President and Chief Financial Officer (telephone: 301-784-3106). In order to ensure timely delivery of the documents, any request by a Keystone shareholder should be made not later than March 10, 1997, any request by an FTC shareholder should be made not later than March 11, 1997 and any request by an FFWM shareholder should be made not later than March 10, 1997.

                            KEYSTONE FINANCIAL, INC.
                              FINANCIAL TRUST CORP
                                      and
                FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND

                                  -----------

                        JOINT PROXY STATEMENT/PROSPECTUS

                                  -----------

                               TABLE OF CONTENTS


                                                        Page
                                                        ----

SUMMARY..............................................    iv

INTRODUCTION
   Record Dates; Voting Rights.......................     1
   Purposes of the Special Meetings..................     2
   Voting and Revocation of Proxies..................     2
   Trust Department Shares...........................     3
   Solicitation of Proxies...........................     3

FTC PLAN OF MERGER
   The FTC Merger....................................     4
   Background of and Reasons for the FTC Merger......     4
   Required Votes; Management Recommendations........     7
   Voting Agreements.................................     7
   Opinion of Keystone Financial Advisor.............     8
   Opinion of FTC Financial Advisor..................    10
   Conversion of FTC Shares..........................    12
   Tax Consequences to FTC Shareholders..............    14
   Keystone Board of Directors Following the FTC
    Merger...........................................    15
   Interests of Certain Persons in the Transaction...    15
   Warrant Agreement.................................    16
   Inconsistent Activities...........................    17
   Conduct of FTC's Business Pending the FTC Merger..    17
   FTC Dividend Limitation...........................    18
   Conditions to the FTC Merger......................    18
   Representations and Warranties....................    18
   Amendment, Waiver and Termination.................    18
   Absence of  Dissenters' Rights of Keystone or FTC
    Shareholders.....................................    19
   Restrictions on Resales by FTC Affiliates.........    19
   Effect of Certain Transactions Involving Keystone.    19
   Effect on FTC Employee and Director Stock Options.    20
   Effect on FTC's Dividend Reinvestment Plan........    20
   Expenses..........................................    20
   Effective Date of the FTC Merger..................    21

PRO FORMA COMBINED FINANCIAL INFORMATION
 INFORMATION CONCERNING THE PRO FORMA COMBINED
  FINANCIAL DATA.....................................    22
 PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION.    23
 PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME...    24

INFORMATION CONCERNING KEYSTONE
 KEYSTONE SELECTED FINANCIAL DATA....................    25
 STOCK PRICES AND DIVIDENDS ON KEYSTONE COMMON STOCK.    27
 KEYSTONE DOCUMENTS INCORPORATED BY REFERENCE........    28

INFORMATION CONCERNING FTC
 FTC SELECTED FINANCIAL DATA.........................    29
 STOCK PRICES AND DIVIDENDS ON FTC COMMON STOCK......    31
 FTC DOCUMENTS INCORPORATED BY REFERENCE.............    32

FFWM PLAN OF MERGER
   The FFWM Merger...................................    33
   Background of the FFWM Merger.....................    33
   Reasons for the FFWM Merger.......................    35
   Required Vote; Management Recommendation..........    36
   Voting Agreements.................................    36
   Opinion of FFWM Financial Advisor.................    36
   Elections by FFWM Shareholders....................    40
   Limitations on Effectiveness of Elections.........    41
   Additional Procedures and Determinations..........    42
   Conversion of FFWM Shares.........................    42
   Tax Consequences to FFWM Shareholders.............    43
   Boards of Directors Following the FFWM Merger.....    45
   Interests of Certain Persons in the Transaction...    45
   Stock Option Agreement............................    47
   Inconsistent Activities...........................    48
   Conduct of Business Pending the FFWM Merger.......    48
   FFWM Dividend Limitation..........................    49
   Conditions to the FFWM Merger.....................    49
   Representations and Warranties....................    49
   Amendment, Waiver and Termination.................    49
   Termination Fee...................................    50
   Dissenters' Rights of FFWM Shareholders...........    51
   Restrictions on Resales by FFWM Affiliates........    53
   Effect on FFWM's Dividend Reinvestment Plan.......    53
   Expenses..........................................    53
   Accounting Treatment..............................    53
   Effective Date of the FFWM Merger.................    53

INFORMATION CONCERNING FFWM
 FFWM SELECTED FINANCIAL DATA........................    55
 STOCK PRICES AND DIVIDENDS ON FFWM COMMON STOCK.....    57
 FFWM DOCUMENTS INCORPORATED BY REFERENCE............    58

COMPARISON OF KEYSTONE COMMON STOCK
 AND FTC COMMON STOCK................................    59

COMPARISON OF KEYSTONE COMMON STOCK
 AND FFWM COMMON STOCK...............................    64

LEGAL OPINIONS.......................................    71

EXPERTS..............................................    71

SHAREHOLDER PROPOSALS AND NOMINATIONS................    71

OTHER MATTERS........................................    72

ANNEXES
   I. Opinion of Danielson Associates Inc. to
      Keystone.......................................   A-1
  II. Opinion of Berwind Financial Group, L.P.
      to FTC.........................................   A-2
 III. Opinion of Alex. Brown & Sons Incorporated
      to FFWM........................................   A-4
  IV. Statutory Provisions Concerning Dissenters'
      Rights of FFWM Shareholders....................   A-6

                                    SUMMARY

     The following is a brief summary of certain information which may also be contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is provided for convenience and should not be considered complete. It is qualified in its entirety by the more detailed information contained in this Joint Proxy Statement/Prospectus and in the Annexes hereto.


The Parties

     Keystone Financial, Inc. ("Keystone") is a bank holding company with its principal executive offices at One Keystone Plaza, Front and Market Streets, P.O. Box 3660, Harrisburg, Pennsylvania 17105-3660, (telephone: 717-233-1555).

     In terms of assets, Keystone is the fifth largest bank holding company headquartered in Pennsylvania. Its banking subsidiaries are American Trust Bank, N.A., Cumberland, Maryland ("American Trust Bank"); Frankford Bank, N.A., Horsham, Pennsylvania; Keystone National Bank, Lancaster, Pennsylvania; Mid-State Bank and Trust Company, Altoona, Pennsylvania; Northern Central Bank, Williamsport, Pennsylvania; and Pennsylvania National Bank and Trust Company, Pottsville, Pennsylvania. Keystone also has several nonbank subsidiaries and divisions providing specialized services, including Keystone Financial Mortgage Company, Lancaster, Pennsylvania; Martindale Andres & Co. (asset management firm), West Conshohocken, Pennsylvania; and Keystone Financial Dealer Center, Williamsport, Pennsylvania.

     Keystone's subsidiary banks provide a wide range of financial products and services through a combined total of 140 community offices located in central and southeastern Pennsylvania, western Maryland and northeastern West Virginia. Keystone's subsidiary banks operate under the "supercommunity" banking philosophy, functioning as local community banks with a personalized service approach to customers while at the same time taking advantage of the size of the Keystone organization to provide a broad product line and gain operating and management efficiencies through centralized banking operation. In addition to traditional banking services provided by its community banks, Keystone's nonbank subsidiaries deliver an array of services to both Keystone and its customers, including brokerage, investment, mortgage banking, leasing, and credit life and accident and health insurance. See "Keystone Documents Incorporated by Reference."

     Keystone Common Stock is traded in the over-the-counter market under the symbol "KSTN" and is listed in the NASDAQ National Market System. On February ___, 1997, the closing sale price for Keystone Common Stock on the NASDAQ National Market System was $_____. See "Information Concerning Keystone--Stock Prices and Dividends on Keystone Common Stock."

     At September 30, 1996, Keystone reported total assets of $5.186 billion, deposits of $4.111 billion, and net loans and leases of $3.437 billion. Keystone reported net income of $61,314,000, or $1.73 per share for the year ended December 31, 1995 and net income of $51,615,000, or $1.36 per share for the nine months ended September 30, 1996. See "Information Concerning Keystone--Selected Financial Data" and "Keystone Documents Incorporated by Reference."

     Financial Trust Corp ("FTC") is a bank holding company with its principal executive offices at 1415 Ritner Highway, Carlisle, Pennsylvania 17013 (telephone: 717-243-8003).

     In terms of assets, FTC is the 17th largest bank holding company headquartered in Pennsylvania. Its banking subsidiaries are Financial Trust Company, Carlisle, Pennsylvania; Chambersburg Trust Company, Chambersburg, Pennsylvania; First National Bank and Trust Co., Waynesboro, Pennsylvania; and Washington County National Bank, Williamsport, Maryland.

     FTC's subsidiary banks operate a combined total of 48 banking offices in south central Pennsylvania and western Maryland. FTC also delivers trust services to its commercial bank markets through Financial Trust Services Company and provides credit life and disability insurance to its subsidiary banks' loan customers through Financial Trust Life Insurance Company. See "FTC Documents Incorporated by Reference."

     FTC Common Stock is traded in the over-the-counter market under the symbol "FITC" and is listed in the NASDAQ National Market System. On February ___, 1997, the closing sale price for FTC Common Stock on the NASDAQ National Market System was $_____. See "Information Concerning FTC--Stock Prices and Dividends on FTC Common Stock."

     At September 30, 1996, FTC reported total assets of $1.227 billion, deposits of $976 million, and net loans of $762 million. FTC reported net income of $18,135,000, or $2.12 per share for the year ended December 31, 1995 and net income of $15,102,000, or $1.77 per share for the nine months ended September 30, 1996. See "Information Concerning FTC--Selected Financial Data" and "FTC Documents Incorporated by Reference."

     First Financial Corporation of Western Maryland ("FFWM") is a thrift holding company with its principal executive offices at 118 Baltimore Street, Cumberland, Maryland 21502 (telephone: 301-724-3363).

     FFWM's principal subsidiary is First Federal Savings Bank of Western Maryland ("First Federal"), which operates 10 banking offices in Allegany, Garrett and Washington Counties, in western Maryland. See "FFWM Documents Incorporated by Reference."

     FFWM Common Stock is traded in the over-the-counter market under the symbol "FFWM" and is listed in the NASDAQ National Market System. On February ___, 1997, the closing sale price for FFWM Common Stock on the NASDAQ National Market System was $_____. See "Information Concerning FFWM--Stock Prices and Dividends on FFWM Common Stock."

     At September 30, 1996, FFWM reported total assets of $346 million, deposits of $281 million, and net loans of $270 million. FFWM reported net income of $3,600,000, or $1.65 per share for its fiscal year ended June 30, 1996 and net income of $43,000, or $0.02 per share for the three months ended September 30, 1996. See "Information Concerning FFWM --Selected Financial Data" and "FFWM Documents Incorporated by Reference."


The Special Meetings

     Keystone Special Meeting. The Special Meeting of Shareholders of Keystone (the "Keystone Special Meeting") will be held at 10:00 a.m., local time, on March 17, 1997 at the Wildwood Conference Center, Harrisburg Area Community College, One HACC Drive, Harrisburg, Pennsylvania. Only holders of record of Common Stock, par value $2.00 per share, of Keystone ("Keystone Common Stock") at the close of business on February 3, 1997 will be entitled to vote at the Keystone Special Meeting. At that date, approximately [37,998,000] shares of Keystone Common Stock were outstanding, each share being entitled to one vote. See "Introduction."

     FTC Special Meeting. The Special Meeting of Shareholders of FTC (the "FTC Special Meeting") will be held at 1:00 p.m., local time, on March 18, 1997 at 1415 Ritner Highway, Carlisle, Pennsylvania. Only holders of record of Common Stock, par value $5.00 per share, of FTC ("FTC Common Stock") at the close of business on January 31, 1997 will be entitled to vote at the FTC Special Meeting. At that date, [8,532,131] shares of FTC Common Stock were outstanding, each share being entitled to one vote. See "Introduction."

     FFWM Special Meeting. The Special Meeting of Shareholders of FFWM (the "FFWM Special Meeting") will be held at 10:00 a.m., local time, on March 17, 1997 at the Holiday Inn, 100 South George Street, Cumberland, Maryland. Only holders of record of Common Stock, par value $1.00 per share, of FFWM ("FFWM Common Stock"), at the close of business on January 31, 1997 will be entitled to vote at the FFWM Special

Meeting. At that date, [2,167,896] shares of FFWM Common Stock were outstanding, each share being entitled to one vote. See "Introduction."


Proposed Mergers

     Keystone and FTC. At their respective Meetings, the shareholders of Keystone and FTC will be asked to approve an Agreement and Plan of Reorganization and a related Agreement and Plan of Merger (collectively, the "FTC Plan of Merger") between Keystone and FTC. The FTC Plan of Merger provides for a merger of FTC into Keystone (the "FTC Merger") in which Keystone will acquire all of the assets and liabilities of FTC, and the subsidiaries of FTC will become Keystone subsidiaries. See "FTC Plan of Merger--The FTC Merger."
As a result of the FTC Merger, the shareholders of FTC will become shareholders of Keystone. Each outstanding share of FTC Common Stock will be converted in the FTC Merger into 1.65 shares of Keystone Common Stock, with cash to be paid in lieu of any fractional share. See "FTC Plan of Merger--Conversion of FTC Common Stock." On February ___, 1997, the closing sale price for Keystone Common Stock on the NASDAQ National Market System was $_____ per share.

     Keystone and FFWM. At the FFWM Special Meeting, the Shareholders of FFWM will be asked to approve an Agreement and Plan of Merger between Keystone and FFWM (the "FFWM Plan of Merger"). The FFWM Plan of Merger provides for the merger (the "FFWM Merger") of FFWM into Keystone. It is contemplated that contemporaneously with the FFWM Merger, FFWM's subsidiary, First Federal, will be merged into American Trust Bank, one of Keystone's operating bank subsidiaries (the "FFWM Bank Merger"). See "FFWM Plan of Merger--The FFWM Merger." In the FFWM Merger, each outstanding share of FFWM Common Stock will be converted into either (1) 1.29 shares of Keystone Common Stock, with cash to be paid in lieu of any fractional share or (2) cash in an amount equal to 1.29 times the average of the closing bid prices for Keystone Common Stock on the NASDAQ National Market System for the 20 trading days ending with the sixth trading day preceding the closing date for the FFWM Merger. FFWM shareholders may elect to receive either Keystone Common Stock or cash, but not both, subject to certain limitations described herein. See "FFWM Plan of Merger--Elections by FFWM Shareholders;" "FFWM Plan of Merger--Limitations on Effectiveness of Elections;" and "FFWM Plan of Merger--Conversion of FFWM Common Stock." On February ___, 1997, the closing bid price for Keystone Common Stock on the NASDAQ National Market System was $_____ per share.


Elections by FFWM Shareholders

     FFWM shareholders may elect to receive in the FFWM Merger for each share of FFWM Common Stock held of record either (1) 1.29 shares of Keystone Common Stock, with cash to be paid in lieu of any fractional share (the "Stock Election") or (2) cash in an amount equal to 1.29 times the average of the closing bid prices for Keystone Common Stock on the NASDAQ National Market System for the 20 trading days ending with the sixth trading day preceding the closing date for the FFWM Merger (the "Cash Election"). Each FFWM shareholder (other than nominees) must make the same Election for all FFWM shares held of record. The enclosed proxy card for FFWM shareholders contains a Form of Election for designating either the Stock Election or the Cash Election. Persons who become holders of record of FFWM Common Stock after the record date for the FFWM Special Meeting may obtain a Form of Election by writing to First Financial Corporation of Western Maryland, 118 Baltimore Street, Cumberland, Maryland 21502, Attention: William C. Marsh, Executive Vice President and Chief Financial Officer. To be effective, a Form of Election must be received by FFWM no later than 10:00 a.m., local time, on March 17, 1997. FFWM shareholders who fail to submit a Form of Election by this deadline will be deemed to have made either the Stock Election or the Cash Election, as necessary to meet the limitations described herein. Upon this deadline Elections will become irrevocable and will bind any transferee of the shares of the electing FFWM shareholder. See "FFWM Plan of Merger--Elections by FFWM Shareholders."

     The FFWM Plan of Merger requires that the aggregate market value of the Keystone Common Stock to be issued under the Stock Election (1) shall be at least equal to 55% of the total consideration payable by Keystone in the FFWM Merger and (2) shall not (unless permitted by Keystone in its sole discretion) exceed 60% of such total consideration except as necessary to assure that each FFWM shareholder shall be deemed to have made either solely the Stock Election or solely the Cash Election. If necessary to meet either of these limitations, the Elections made by certain FFWM shareholders may be disregarded. See "FFWM Plan of Merger--Limitations on Effectiveness of Elections."


Relationship of the Two Mergers

     The FTC Merger and the FFWM Merger are separate and independent transactions. Either Merger may be consummated whether or not the other is approved by the shareholders entitled to vote thereon and whether or not the other is consummated or is not consummated for any reason. Therefore, in considering whether to vote in favor of the FTC Merger, Keystone and FTC shareholders should consider the effect of the FTC Merger both with and without consummation of the FFWM Merger. Similarly, in considering whether to vote in favor of the FFWM Merger, FFWM shareholders should consider the effect of the FFWM Merger both with and without consummation of the FTC Merger.


Reasons for the FTC Merger

     Keystone. For Keystone, the FTC Merger will strengthen its market position in central Pennsylvania and western Maryland and provide entry into new markets in south central Pennsylvania. Keystone believes that as a result of the FTC Merger it will also be able to achieve operating economies and enhanced revenue growth arising from a wider distribution of its products and services. Consummation of the FTC Merger will create a company capable of competitively providing a broad array of traditional and innovative banking products and services to the resulting market. The combination of the skills, resources and services offered by Keystone and FTC will enable the resulting company to more effectively compete with other full-service financial institutions in Keystone's and FTC's respective markets. See "FTC Plan of Merger--Background of and Reasons for the FTC Merger."

     FTC. Over the past decade, as the pace of change within the banking industry has accelerated and as competition from non-bank financial service providers has increased, FTC carefully reviewed its strategic alternatives and long-term goals and considered what steps should be taken to maintain and enhance its competitive position. In prior years this process led the FTC Board of Directors to determine that it should continue its strategy of independence and to seek growth internally and through acquisitions.

     While FTC as an independent entity historically has been able to implement effective strategies to achieve strong financial performance, the changing dynamics of the banking industry is likely to inhibit its ability to continue to achieve comparable future performance. The efficiencies of larger organizations whose cost of doing business is on average less than that of FTC creates a competitive disadvantage. This disadvantage will most likely be amplified in the future as the role of technology expands, placing greater emphasis on substantial capital investment with a somewhat uncertain outcome. Additionally, the ability of nonbank competition to provide banking-related services with substantially less regulatory oversight, the preclusion of banking institutions to engage in certain financial product lines and the migration of traditional bank products such as deposits to alternative investments likely will adversely affect institutions such as FTC in their ability to generate competitive returns to their shareholders.

     As a consequence of the foregoing factors, and considering FTC's strategic geographical fit within Keystone's franchise, as well as the share exchange ratio and the increased dividends and improved liquidity the transaction is likely to provide to FTC's shareholders, the Board of Directors of FTC believes that the FTC Merger will be in the best interests of FTC's shareholders and its customers and the communities which it serves. See "FTC Plan of Merger--Background of and Reasons for the FTC Merger."

Reasons for the FFWM Merger

     FFWM. During August 1996, the FFWM Board of Directors determined that it was appropriate to explore and evaluate the various options available to FFWM to maximize shareholder value, including the possible sale of FFWM. To this end, the Board of Directors engaged the investment banking firm of Alex. Brown & Sons Incorporated ("Alex. Brown") to assist FFWM in its evaluation. Alex. Brown conducted extensive efforts to identify potential acquirors and assist the Board of Directors in evaluating the proposals received, which ultimately resulted in the selection of Keystone as the acquiror of FFWM. The FFWM Board of Directors believes that the FFWM Merger is in the best interests of FFWM's shareholders and the communities in which FFWM operates. In reaching this determination FFWM's Board of Directors evaluated numerous factors and obtained a written opinion from Alex. Brown to the effect that the consideration to be paid to shareholders of FFWM in connection with the FFWM Merger is fair, from a financial point to view, to FFWM's shareholders. For a more detailed discussion of the reasons for the FFWM Merger see "FFWM Plan of Merger--Background of and Reasons for the FFWM Merger."

     Keystone. Through the merger of FFWM's subsidiary, First Federal, with Keystone's subsidiary, American Trust Bank, Keystone seeks to increase American Trust Bank's market penetration in the areas currently served by both banks and to extend American Trust Bank's market geographically. Keystone hopes following the merger to retain First Federal's depositors and consumer borrowers and thereby increase its retail customer base. In turn, American Trust Bank will have the opportunity to expand banking relationships with its new customers by offering them products and services not presently offered by First Federal. Keystone believes that the merger may enable it to realize cost efficiencies at the same time that it expands its customer base. Finally, the merger will enable American Trust Bank to expand its market geographically, both in the counties in which both banks have offices and into the city of Hagerstown, Maryland, where First Federal currently has an office, but American Trust Bank does not. See "FFWM Plan of Merger--Background of and Reasons for the FFWM Merger."


Opinions of Financial Advisors

     The investment banking firm of Danielson Associates Inc. has rendered an opinion to Keystone dated February ___, 1997 that the terms of the FTC Merger are fair, from a financial point of view, to Keystone and its shareholders. The investment banking firm of Berwind Financial Group, L.P. has rendered an opinion to FTC dated February ___, 1997 that the terms of the FTC Merger are fair, from a financial point of view, to FTC shareholders. The investment banking firm of Alex. Brown & Sons Incorporated has rendered an opinion to the FFWM Board of Directors dated November 26, 1996 that the total consideration to be received by FFWM shareholders in the FFWM Merger is fair, from a financial point of view, to FFWM shareholders. These opinions are attached as Annexes I, II and III to this Joint Proxy Statement/Prospectus and should be read in their entirety for information as to the matters considered and the assumptions made in rendering such opinions. See "FTC Plan of Merger--Opinion of Keystone Financial Advisor," "FTC Plan of Merger--Opinion of FTC Financial Advisor" and "FFWM Plan of Merger--Opinion of FFWM Financial Advisor."


Votes Required for Approval

     FTC Merger. Approval of the FTC Plan of Merger by the shareholders of Keystone requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Keystone Common Stock. An abstention or a broker non-vote is not a vote cast and will not affect the number of Keystone votes required for approval. See "FTC Plan of Merger--Required Votes; Management Recommendations." As of January 2, 1997, the directors and executive officers of Keystone beneficially owned an aggregate of 4.31% of the outstanding Keystone Common Stock. As of January 14, 1997 the trust departments of Keystone's bank subsidiaries, acting in a fiduciary capacity, had sole voting power over approximately 0.01% of the outstanding Keystone Common Stock. See "Introduction--Trust Department Shares."

     Approval of the FTC Plan of Merger by the shareholders of FTC requires the affirmative vote of the holders of two-thirds of the outstanding shares of FTC Common Stock. An abstention or a broker non-vote by an FTC shareholder will have the same legal effect as a vote against the approval of the FTC Plan of Merger. See "FTC Plan of Merger--Required Votes; Management Recommendations." As of January 1, 1997, the directors and executive officers of FTC beneficially owned an aggregate of 5.8% of the outstanding FTC Common Stock. As of January 1, 1997 FTC's trust subsidiary, acting in a fiduciary capacity, had sole voting power over approximately 6.2% of the outstanding FTC Common Stock. As of February ___, 1997, Keystone owned and had voting power over [31,400] shares of FTC Common Stock. See "Introduction--Trust Department Shares."

     The directors of FTC have entered into agreements with Keystone to vote in favor of the FTC Merger shares of FTC Common Stock beneficially owned by them individually or jointly and to use their best efforts to cause certain other shares over which they have or share voting power to be voted in favor of the FTC Merger. These agreements cover an aggregate of 5.6% of the outstanding FTC Common Stock. No monetary or other consideration was paid to any FTC director for entering into these agreements. See "FTC Plan of Merger--Voting Agreements."

     Shareholders of FFWM are not being asked to approve the FTC Merger.

     FFWM Merger. Approval of the FFWM Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of FFWM Common Stock. An abstention or a broker non-vote by an FFWM shareholder will have the same legal effect as a vote against the approval of the FFWM Plan of Merger. See "FFWM Plan of Merger--Required Vote; Management Recommendation."

     As of January 31, 1997, the directors and executive officers of FFWM beneficially owned an aggregate of 7.3% of the outstanding FFWM Common Stock. The directors of FFWM have entered into agreements with Keystone to vote in favor of the FFWM Merger shares of FFWM Common Stock beneficially owned by them individually or jointly and to use their best efforts to cause certain other shares over which they have or share voting power to be voted in favor of the FFWM Merger. These agreements cover an aggregate of 6.5% of the outstanding FFWM Common Stock. No monetary or other consideration was paid to any FFWM director for entering into these agreements. See "FFWM Plan of Merger--Voting Agreements."

     Shareholders of Keystone and FTC are not being asked to approve the FFWM Plan of Merger.


Boards of Directors' Recommendations

     Keystone. The Board of Directors of Keystone believes that the FTC Merger is in the best interests of the shareholders of Keystone and unanimously recommends that Keystone shareholders vote "FOR" approval of the FTC Plan of Merger.

     FTC. The Board of Directors of FTC believes that the FTC Merger is in the best interests of the shareholders of FTC and unanimously recommends that FTC shareholders FTC vote "FOR" approval of the FTC Plan of Merger.

     FFWM. The Board of Directors of FFWM believes that the FFWM Merger is in the best interests of the shareholders of FFWM and unanimously recommends that FFWM shareholders vote "FOR" approval of the FFWM Plan of Merger.

     SHAREHOLDERS OF KEYSTONE, FTC AND FFWM ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Post-Merger Boards of Directors

     Following the FTC Merger, Ray L. Wolfe, Chairman and Chief Executive Officer of FTC, will become Chairman of the Board of Keystone. Mr. Wolfe and two other directors of FTC, to be designated by FTC subject to Keystone's approval, will become members of the Board of Directors of Keystone. See "FTC Plan of Merger--Keystone Board of Directors Following the Merger."

     Following the FFWM Merger, three directors of FFWM to be selected by Keystone will become members of the Board of Directors of American Trust Bank. See "FFWM Plan of Merger--Boards of Directors following the Merger."


Interests of Certain Persons in the Transactions

     FTC Merger. In connection with the FTC Merger, Keystone has entered into an employment agreement with Ray L. Wolfe, the Chairman of the Board and Chief Executive Officer of FTC. The agreement provides for Mr. Wolfe's employment by Keystone for three years following the FTC Merger at an annual compensation of $350,000 and for his retention as a consultant thereafter until August 15, 2003 at an annual compensation of $177,000. Keystone has also agreed to honor FTC's and its subsidiaries' obligations to indemnify their directors and officers, and charter and bylaw provisions limiting the liability of directors, with respect to events occurring prior to the FTC Merger and to provide employees of FTC and its subsidiaries with credit for their prior service with FTC in determining eligibility and vesting under Keystone's employee benefit plans. See "FTC Plan of Merger--Interests of Certain Persons in the Transaction."

     FFWM Merger. In consideration of their being available to Keystone for advisory services, Keystone has agreed to pay each director of FFWM who continues to serve until the FFWM Merger an amount equal to the fees paid to the director by FFWM during the year preceding the FFWM Merger. These amounts, which are estimated to range between $12,200 and $13,400 per director, will be reduced by any fees received for service as a director of American Trust Bank.

     FFWM and First Federal are parties to an employment agreement with Patrick
J. Coyne, Chairman of the Board, President and Chief Executive Officer, and severance agreements with Kenneth W. Andres, William C. Marsh and R. Craig Pugh, three Executive Vice Presidents. Under these agreements, upon consummation of the FFWM Merger and in satisfaction of the employers' obligations under the terms of the agreements and existing stock option and incentive plan agreements, Messrs. Coyne, Andres, Marsh and Pugh will receive pre-tax severance payments in the amounts of [$1,334,348, $421,827, $344,152 and $445,594], respectively. The employment of each of Messrs. Coyne, Andres, Marsh and Pugh will terminate effective on the effective date of the FFWM Merger, and none of these officers will have any continuing employment with Keystone or American Trust Bank following the effective date.

     Keystone has agreed in the FFWM Plan of Merger to honor FFWM's obligations to indemnify the directors and officers of FFWM and its subsidiaries, and charter and bylaw provisions limiting the liability of FFWM directors, with respect to events occurring prior to the FFWM Merger and to provide FFWM's directors and officers with certain liability insurance coverage for three years following the FFWM Merger. It has also agreed to pay FFWM directors and officers who hold unexercised stock options under FFWM's stock incentive plan, in exchange for the cancellation of their options, an amount equal to the net amount that would have been received under the Cash Election if the option had been exercised prior to the FFWM Merger. Finally, Keystone has agreed that employees of FFWM and its subsidiaries who become Keystone employees will be entitled to participate in Keystone employee benefit plans, with credit for their prior service with FFWM in determining eligibility and vesting, and that employees of FFWM and its subsidiaries with at least one year of service prior to the FFWM Merger will be entitled to participate in a Keystone severance plan that will provide severance benefits if the employee's employment is terminated in certain circumstances upon or following the FFWM Merger. See "FFWM Plan of Merger--Interests of Certain Persons in the Transaction."

Tax Consequences

     Keystone Shareholders. No gain or loss for federal or Pennsylvania income tax purposes will be recognized by Keystone shareholders as a result of either the FTC Merger or the FFWM Merger.

     FTC Shareholders. No gain or loss for federal or Pennsylvania income tax purposes will be recognized by shareholders of FTC on the exchange of their shares for Keystone Common Stock in the FTC Merger, except with respect to cash received in lieu of fractional shares. For a more complete description of the Federal and Pennsylvania income tax consequences of the FTC Merger, see "FTC Plan of Merger--Tax Consequences to FTC Shareholders."

     FFWM Shareholders. No gain or loss for federal income tax purposes or for Maryland personal income tax purposes will be recognized by shareholders of FFWM who make or are deemed to have made the Stock Election, except with respect to cash received in lieu of fractional shares. For FFWM shareholders who make or are deemed to have made the Cash Election or who exercise dissenters' rights, the cash received will be treated as a distribution in redemption of their FFWM Common Stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code of 1986. For a more complete description of the Federal and Maryland income tax consequences of the FFWM Merger, see "FFWM Plan of Merger--Tax Consequences to FFWM Shareholders."


Warrant/Option Agreements

     FTC Warrant Agreement. In connection with the FTC Plan of Merger, FTC has entered into an agreement granting Keystone a warrant to purchase up to 19.9% of the outstanding FTC Common Stock, at an exercise price of $43.725 per share, upon the occurrence of certain events. In general, the events which would permit Keystone to exercise its warrant would involve an attempt by a third person to gain control of FTC. The Warrant Agreement is designed to compensate Keystone for its risks, costs and expenses and the commitment of resources associated with the FTC Plan of Merger in the event the FTC Merger is not consummated due to an attempt by a third person to gain control of FTC. The Warrant Agreement may discourage third persons from making competing offers to acquire FTC and is intended to increase the likelihood that the FTC Plan of Merger will be consummated in accordance with its terms. Exercise of the warrant for more than 5% of the outstanding FTC Common Stock would be subject to the approval of regulatory authorities. See "FTC Plan of Merger--Warrant Agreement."

     FFWM Option Agreement. In connection with the FFWM Plan of Merger, FFWM has entered into an agreement granting Keystone an option to purchase up to 16.6% of the outstanding FFWM Common Stock, at an exercise price of $34.19 per share, upon the occurrence of certain events. In general, the events which would permit Keystone to exercise its option would involve an attempt by a third person to gain control of FFWM. The Option Agreement is designed to compensate Keystone for its risks, costs and expenses and the commitment of resources associated with the FFWM Plan of Merger in the event the FFWM Merger is not consummated due to an attempt by a third person to gain control of FFWM. The Option Agreement may discourage third persons from making competing offers to acquire FFWM and is intended to increase the likelihood that the FFWM Plan of Merger will be consummated in accordance with its terms. Exercise of the option for more than 5% of the outstanding FFWM Common Stock would be subject to the approval of regulatory authorities. See "FFWM Plan of Merger--Option Agreement."


Dissenters' Rights

     Keystone Shareholders. Keystone shareholders will not have statutory dissenters' rights with respect to the FTC Merger or the FFWM Merger.

     FTC Shareholders. FTC shareholders will not have statutory dissenters' rights with respect to the FTC Merger.

     FFWM Shareholders. Record holders of FFWM Common Stock who object to the FFWM Merger and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with the Delaware General Corporation Law and paid to them in cash in lieu of the shares of Keystone Common Stock or cash they would otherwise be entitled to receive in the FFWM Merger. A copy of the pertinent statutory provisions is attached to this Joint Proxy Statement/Prospectus as Annex IV. Failure to follow such provisions precisely may result in a loss of dissenters' rights. See "FFWM Plan of Merger--Dissenters' Rights of FFWM Shareholders."


Differences in Shareholder Rights

     The rights of the holders of Keystone Common Stock differ in certain respects from those of the holders of FTC Common Stock and FFWM Common Stock.

     FTC Common Stock. While for both FTC and Keystone supermajority shareholder votes are required to approve certain mergers and other transactions and certain amendments to the Articles of Incorporation or Bylaws, the types of transactions or amendments subject to the special vote requirements and the votes required for approval differ between the two companies. While both FTC and Keystone have classified Boards of Directors, there are differences in the rights of shareholders of the two companies to increase or decrease the size of the Board, to fill vacancies and to nominate and remove directors. Unlike FTC, Keystone has established a shareholder rights plan which may discourage outside persons from attempting to acquire control of Keystone. While both FTC and Keystone are subject to certain provisions of the Pennsylvania Business Corporation Law which may make an attempt to acquire control of the corporation more difficult, Keystone has elected to opt out from coverage of some of these provisions. Unlike FTC, Keystone has an authorized class of preferred stock which, if issued, could affect the rights of the holders of Keystone Common Stock. For a more detailed discussion of the differences between the rights of the holders of FTC Common Stock and those of the holders of Keystone Common Stock, see "Comparison of Keystone Common Stock and FTC Common Stock."

     FFWM Common Stock. While for both FFWM and Keystone supermajority shareholder votes are required to approve certain mergers and other transactions with a substantial shareholder and certain charter and bylaw amendments, the types of transactions and amendments subject to the special vote requirements and the votes required for approval differ between the two companies. While both FFWM and Keystone have classified Boards of Directors, there are differences in the rights of shareholders of the two companies to nominate and remove directors. Keystone has established a shareholder rights plan which may discourage outside persons from attempting to acquire control of Keystone. FFWM does not have a shareholder rights plan but does restrict the ability of any person to vote more than 10% of its outside shares. While the statutes governing both Keystone and FFWM contain additional provisions that may discourage takeover attempts by outside persons, the provisions of the two statutes are not the same. For a more detailed discussion of the differences between the rights of the holders of FFWM Common Stock and those of the holders of Keystone Common Stock, see "Comparison of Keystone Common Stock and FFWM Common Stock."


Regulatory Approvals

     The FTC Merger requires approval by the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking and the Maryland Bank Commissioner. The FFWM Bank Merger, which is a condition to the FFWM Merger, requires approval by the Office of the Comptroller of the Currency ("OCC"). Applications for these approvals will be filed and are expected to be approved, although no assurances may be given as to whether or when such approvals may be received.

Conditions; Amendment; Termination

     In addition to shareholder and regulatory approval, consummation of each Merger is contingent upon the receipt of certain tax opinions and the satisfaction of a number of other conditions. See "FTC Plan of Merger-- Conditions to the FTC Merger" and "FFWM Plan of Merger--Conditions to the FFWM Merger." Notwithstanding prior shareholder approval, either Plan of Merger may generally be amended in any respect other than the ratio for converting FTC Common Stock into Keystone Common Stock in the FTC Merger or the formulas for converting FFWM Common Stock into Keystone Common Stock or cash in the FFWM Merger.

     The FTC Plan of Merger may be terminated, and the FTC Merger abandoned, notwithstanding prior shareholder approval, by mutual agreement of Keystone and FTC or by either of them in the event of a material breach by the other party, the failure of the shareholders of either party to approve the FTC Merger, the denial of a required regulatory approval or failure to satisfy the conditions to the FTC Merger prior to December 31, 1997. See "FTC Plan of Merger--Amendment, Waiver and Termination."

     The FFWM Plan of Merger may be terminated, and the FFWM Merger abandoned, notwithstanding prior shareholder approval, by mutual agreement of Keystone and FFWM or by either of them in the event of a material breach by the other party, the failure of the shareholders of FFWM to approve the FFWM Merger, the denial of a required regulatory approval or failure to consummate the FFWM Merger prior to November 26, 1997. The FFWM Plan of Merger may also be terminated by FFWM if the average closing bid price for Keystone Common Stock shall be less than $21.20 for the period of 20 consecutive trading days ending with the date of approval of the FFWM Bank Merger by the OCC or by Keystone if the average closing bid price for Keystone Common Stock for such period shall be greater than $31.80. In the event Keystone elects to terminate for this reason, FFWM may prevent such termination by electing to proceed with the FFWM Merger at a reduced exchange ratio. See "FFWM Plan of Merger--Amendment, Waiver and Termination."


Effective Dates of the Mergers

     It is presently anticipated that if the FTC Plan of Merger is approved by the shareholders of Keystone and FTC, the FTC Merger will become effective in the second quarter of 1997. However, there can be no assurance that all conditions necessary to the consummation of the FTC Merger will be satisfied or, if satisfied, that they will be satisfied in time to permit the FTC Merger to become effective at the anticipated time. See "FTC Plan of Merger--Effective Date of the FTC Merger."

     It is presently anticipated that if the FFWM Plan of Merger is approved by the shareholders of FFWM, the FFWM Merger will become effective in the second quarter of 1997. However, there can be no assurance that all conditions necessary to the consummation of the FFWM Merger will be satisfied or, if satisfied, that they will be satisfied in time to permit the FFWM Merger to become effective at the anticipated time. See "FFWM Plan of Merger--Effective Date of the FFWM Merger."


Exchange of Certificates

     Instructions on how to effect the exchange of FTC Common Stock certificates for Keystone Common Stock certificates or the exchange of FFWM Common Stock certificates for Keystone Common Stock certificates or cash will be sent as promptly as practicable after the FTC Merger or FFWM Merger becomes effective to each shareholder of record of FTC or FFWM immediately prior to such Merger. Shareholders should not send in stock certificates until they receive written instructions to do so.

Pre-Announcement Prices

     Keystone and FTC Common Stock. The following table sets forth (i) the closing sale price for Keystone Common Stock on the NASDAQ National Market System on December 19, 1996, the last trading day prior to the first public announcement of the FTC Merger, (ii) the closing sale price for FTC Common Stock on the NASDAQ National Market System on December 19, 1996, and (iii) an equivalent per share price for FTC Common Stock computed by multiplying the closing sale price for Keystone Common Stock on December 19, 1996 by the FTC Merger exchange ratio of 1.65.

                                          Last
                                    Pre-Announcement              Equivalent Per
                                         Prices                    Share Price
                             ------------------------------  ------------------------

Keystone Common Stock......             $26.75                          --
FTC Common Stock...........             $29.25                        $44.14

     On February ___, 1997, the closing sale price for Keystone Common was $___. Using this price, the equivalent per share price for FTC Common Stock would have been $___. The closing sale price for FTC Common Stock on February ___, 1997 was $___.

     No assurance can be given as to what the market price of Keystone Common Stock will be when and if the FTC Merger is consummated. Because the FTC Merger exchange ratio is fixed and because the market price of Keystone Common Stock is subject to fluctuation, the value of the shares of Keystone Common Stock that holders of FTC Common Stock will receive in the FTC Merger may increase or decrease prior to and following the FTC Merger. Keystone and FTC shareholders are advised to obtain current market quotations for Keystone Common Stock and FTC Common Stock.

     FFWM Common Stock. The following table sets forth (i) the closing sale price for Keystone Common Stock on the NASDAQ National Market System on November 25, 1996, the last trading day prior to the first public announcement of the FFWM Merger, (ii) the closing sale price for FFWM Common Stock on the NASDAQ National Market System on November 25, 1996, and (iii) an equivalent per share price for FFWM Common Stock computed by multiplying the closing sale price for Keystone Common Stock on November 25, 1996 by the FFWM Merger exchange ratio of 1.29.

                                          Last
                                    Pre-Announcement              Equivalent Per
                                         Prices                    Share Price
                             ------------------------------  ------------------------

Keystone Common Stock......              $26.625                        --
FFWM Common Stock..........              $27.75                       $34.35

     On February ___, 1997, the closing sale price for Keystone Common Stock was $___. Using this price, the equivalent per share price for FFWM Common Stock would have been $___. The closing sale price for FFWM Common Stock on February ___, 1997 was $___.

     No assurance can be given as to what the market price of Keystone Common Stock will be when and if the FFWM Merger is consummated. Because the FFWM Merger exchange ratio is fixed and because the market price of Keystone Common Stock is subject to fluctuation (1) the value of the shares of Keystone Common Stock that holders of FFWM Common Stock may receive in the FFWM Merger under the Stock Election may increase or decrease prior to and following the FFWM Merger and (2) the amount per share of FFWM Common Stock that FFWM shareholders may receive under the Cash Election may increase or decrease prior to the FFWM Merger. FFWM shareholders are advised to obtain current market quotations for Keystone Common Stock and FFWM Common Stock.

Keystone Stock Repurchase Program

     On November 16, 1995, as part of its capital management planning process, Keystone's Board of Directors authorized a common share repurchase program of up to 1.5 million shares of Keystone Common Stock. However, any determination as to the amount and timing of share repurchases would be subject to an evaluation of alternative investment returns and overall capitalization levels. Shares repurchased under the program were to be held as treasury stock for such corporate purposes as may be determined, including to fund Keystone's existing employee benefit and share related plans. In order to satisfy pooling-of-interests accounting requirements associated with the FTC Merger, on January 23, 1997 Keystone's Board of Directors amended the share repurchase program to limit the maximum number of shares to be reacquired to 1.2 million and to provide that the program shall terminate no later than the closing date for the FTC Merger. At December 31, 1996, Keystone had 320,000 shares of Keystone Common Stock held in treasury.

     In a separate action, at the January 23, 1997 meeting of the Keystone Board of Directors, the Board authorized the repurchase of up to 1.5 million shares of Keystone Common Stock for issuance in the FFWM Merger. The FFWM Merger will be accounted for as a purchase business combination. This repurchase program will be completed no later than the closing date for the FFWM Merger.


     [NOTE: Prior to the mailing to shareholders, a "Subsequent Events" section will be added to the Summary concerning Keystone's and FTC's announcements of results for the year ended December 31, 1996 and FFWM's announcement of results for its fiscal quarter ended December 31, 1996.]

Selected Financial Information--(unaudited)

     The following table sets forth certain historical financial information for Keystone, FTC and FFWM and certain pro forma combined financial information for Keystone giving effect to the FTC Merger under the pooling-of-interests method of accounting. See "Information Concerning the Pro Forma Combined Financial Data." The FFWM Merger will be accounted for under the purchase method of accounting. The addition of FFWM would not have materially affected the pro forma combined financial information as presented. This information is based on the historical financial statements of Keystone, FTC and FFWM incorporated herein by reference and the pro forma combined financial information appearing elsewhere herein and should be read in conjunction with such statements and information and the related notes.


                                             Nine Months
                                         Ended September 30,                     Year Ended December 31,
                                        ----------------------  ----------------------------------------------------------
                                           1996        1995        1995        1994        1993        1992        1991
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                             (In Thousands, Except Per Share Amounts)
Keystone (1)
Earnings
 Net interest income..................  $  156,925  $  146,945  $  197,352  $  188,418  $  182,510  $  177,927  $  163,734
 Provision for credit losses..........       6,336       6,502       7,859       9,484       7,940      16,053      16,323
 Net income...........................      51,615      45,110      61,314      51,359      51,349      45,742      40,268

Per Share
 Net income...........................  $     1.36  $     1.28  $     1.73  $     1.46  $     1.47  $     1.33  $     1.18
 Cash dividends declared..............        0.72        0.68        0.93        0.86        0.79        0.73        0.68

Statement of Condition at Period End
 Assets...............................  $5,186,129  $4,807,854  $5,074,785  $4,706,000  $4,419,726  $4,311,779  $4,120,215
 Deposits.............................   4,111,103   3,848,290   4,061,888   3,827,983   3,582,688   3,655,261   3,560,284
 Long-term debt.......................       2,518       4,491       4,048       6,054       5,990       5,144       2,143
 Shareholders' equity.................     502,579     447,214     480,694     407,774     412,880     378,314     348,143

FTC (2)
Earnings
 Net interest income..................  $   38,800  $   36,233  $   48,659  $   46,013  $   43,950  $   42,272  $   37,067
 Provision for loan losses............         599         323         709         840       3,640       2,800       1,498
 Income before cumulative
  effect of accounting
  change..............................      15,102      13,557      18,135      16,429      13,962      15,020      13,452
 Cumulative effect of
  accounting change...................          --          --          --          --         373          --          --
 Net income...........................      15,102      13,557      18,135      16,429      14,335      15,020      13,452

Per Share
 Income before cumulative
  effect of accounting
  change..............................  $     1.77  $     1.59  $     2.12  $     1.92  $     1.64  $     1.77  $     1.58
 Cumulative effect of
 accounting change....................          --          --          --          --        0.04          --          --
 Net income...........................        1.77        1.59        2.12        1.92        1.68        1.76        1.58
 Cash dividends declared..............        0.71        0.63        0.85        0.79        0.71        0.65        0.62

Statement of Condition at Period End
 Assets...............................  $1,227,405  $1,118,079  $1,138,437  $1,090,576  $  995,171  $  964,917  $  918,184
 Deposits.............................     975,905     921,187     931,720     898,859     836,733     828,687     796,943
 Long-term debt.......................       5,388         761         743         811         615         683       1,402
 Shareholders' equity.................     146,424     135,821     141,072     125,869     114,737     105,375      95,171


                                                Nine Months
                                            Ended September 30,                         Year Ended December 31,
                                          -----------------------  -----------------------------------------------------------------

                                             1996        1995         1995        1994          1993          1992         1991
                                          ----------  -----------  ----------  -----------  -------------  ----------  -------------

                                                                 (In Thousands, Except Per Share Amounts)
Pro Forma Combined Keystone and FTC (1) (2)
Earnings
 Net interest income....................  $  195,725   $  183,178  $  246,011  $  234,431   $  226,460     $  220,199  $  200,801
 Provision for credit losses............       6,935        6,825       8,568      10,324       11,580         18,853      17,821
 Net income.............................      66,717       58,667      79,449      67,788       65,311(3)      60,762      53,720

Per Share
 Net income.............................  $     1.28   $     1.19  $     1.60  $     1.38   $     1.33(3)  $     1.25  $     1.12
 Cash dividends declared................        0.72         0.68        0.93        0.86         0.79           0.73        0.68

Statement of Condition at Period End
 Assets.................................  $6,413,534   $5,925,933  $6,213,222  $5,796,576   $5,414,897     $5,276,696  $5,038,399
 Deposits...............................   5,087,008    4,769,477   4,993,608   4,726,842    4,419,421      4,483,948   4,357,227
 Long-term debt.........................       7,906        5,252       4,791       6,865        6,605          5,827       3,545
 Shareholders' equity...................     649,003      583,035     621,766     533,643      527,617        483,689     443,314

                                               Three Months
                                            Ended September 30,                        Year Ended June 30,
                                          -----------------------  --------------------------------------------------------------
                                                1996         1995        1996        1995         1994           1993        1992
                                          ----------   ----------  ----------  ----------   ----------     ----------  ----------
                                                                 (In Thousands, Except Per Share Amounts)
FFWM
Earnings
 Net interest income....................  $    3,978   $    3,297  $   14,378  $   13,365   $   11,931     $   11,298  $   10,249
 Provision for loan losses..............          75          150         600       5,985          780            350         317
 Income (loss) before
  cumulative effect
  of accounting change..................          43          801       3,600      (1,219)       2,364          2,153       3,252
 Cumulative effect
  of accounting change..................          --           --          --          --        1,695             --          --
 Net income (loss)......................          43          801       3,600      (1,219)       4,059          2,153       3,252

Per Share
 Income (loss) before
  cumulative effect
  of accounting change..................  $     0.02   $     0.37  $     1.65  $    (0.56)  $     1.09     $     1.02  $     0.51(4)
 Cumulative effect
  of accounting change..................          --           --          --          --         0.78             --          --
 Net income (loss)......................  $     0.02   $     0.37  $     1.65  $    (0.56)  $     1.87     $     1.02  $     0.51(4)

 Cash dividends declared................        0.12         0.12        0.48        0.46         0.37           0.27        0.07

Statement of Condition at Period End
 Assets.................................  $  345,505   $  330,874  $  321,994  $  329,375   $  345,646     $  343,557  $  342,281
 Deposits...............................     280,705      287,445     274,756     283,360      301,208        301,820     304,962
 Long-term debt.........................
 Shareholders' equity...................      40,368       39,243      41,707      38,470       40,267         37,472      34,021
--------------

(1) Keystone financial information for the three years ended December 31, 1993 has been restated to reflect mergers with the Frankford Corporation, WM Bancorp and Elmwood Bancorp, Inc. which occurred in 1994. These transactions were accounted for as poolings of interests. Keystone per share information has been adjusted to reflect a 3-for-2 stock split in the form of a 50% stock dividend in August 1996.

(2) FTC financial information for the four years ended December 31, 1994 has been restated to reflect the acquisition of Washington County National Bank, which occurred in 1995 and was accounted for as a pooling of interests. FTC per share information has been adjusted to reflect a 10% stock dividend in June 1996.

(3) Calculated before cumulative effect of FTC accounting change in 1993.

(4) For the period February 10, 1992 (effective date of stock conversion and initial public offering) through June 30, 1992, the portion of the year in which the FFWM Common Stock was outstanding.


Comparative Per Share Data--(unaudited)

     The following table sets forth for the periods indicated (i) historical earnings, book values and dividends per share for Keystone, FTC and FFWM Common Stock, (ii) pro forma comparative earnings and book values per share for Keystone, FTC and FFWM Common Stock giving effect to the FTC Merger (but not to the FFWM Merger) under the pooling-of-interests method of accounting and (iii) pro forma comparative dividends per share for FTC and FFWM Common Stock. The addition of FFWM would not have materially affected the pro forma comparative earnings and book values per share. The following data is based on the historical financial statements of Keystone, FTC and FFWM incorporated herein by reference and the pro forma combined financial information appearing elsewhere herein and should be read in conjunction with such financial statements and such information and the related notes.

                                              Nine Months
                                          Ended September 30,        Twelve Months Ended December 31,
                                          --------------------  -------------------------------------------
                                            1996       1995       1995     1994     1993      1992    1991
                                          --------  ----------  --------  ------  ---------  ------  ------
                                                      (In Thousands, Except Per Share Amounts)
Net Income (Loss) Per Common Share (1)
 (2)
Keystone Shareholders
 Keystone...............................    $ 1.36    $  1.28   $  1.73   $ 1.46  $ 1.47     $ 1.33  $ 1.18
 Keystone and FTC
 Pro Forma..............................      1.28       1.19      1.60     1.38    1.33       1.25    1.12

FTC Shareholders
 FTC....................................    $ 1.77    $  1.59   $  2.34   $ 2.12  $ 1.80(3)  $ 1.94  $ 1.74
 FTC Pro Forma Equivalent...............      2.11       1.96      2.64     2.28    2.20       2.06    1.85

FFWM Shareholders
 FFWM...................................    $ 0.93    $( 0.87)  $( 0.50)  $ 1.08  $ 1.89     $ 1.11      --
 FFWM Pro Forma Equivalent
  Keystone..............................      1.75       1.65      2.23     1.90    1.90       1.72    1.52
  Keystone and FTC......................      1.65       1.54      2.06     1.78    1.72       1.61    1.44

Book Value Per Common Share (1) (2)
Keystone Shareholders
 Keystone...............................    $13.17      12.64   $ 12.69   $11.64  $11.77     $10.86  $10.18
 Keystone and FTC
 Pro Forma..............................     12.44      11.79     11.96    10.86   10.73       9.89    9.19

FTC Shareholders
 FTC....................................    $17.24    $ 15.90   $ 16.52   $14.74  $13.43     $12.36  $11.19
 FTC Pro Forma Equivalent...............     20.53      19.45     19.73    17.92   17.70      16.32   15.16

                                    -xviii-


                                              Nine Months
                                          Ended September 30,     Twelve Months Ended December 31,
                                          -------------------  --------------------------------------
                                            1996       1995     1995    1994    1993    1992    1991
                                          ---------  --------  ------  ------  ------  ------  ------
                                                   (In Thousands, Except Per Share Amounts)
FFWM Shareholders
 FFWM...................................     $19.00    $18.16  $18.42  $20.70  $20.45  $18.56      --
 FFWM Pro Forma Equivalent
  Keystone..............................      16.99     16.31   16.37   15.02   15.18   14.01   13.13
  Keystone and FTC......................      16.05     15.21   15.43   14.01   13.84   16.32   11.86

Cash Dividends Declared Per Common
 Share (1) (2) (4)
Keystone Shareholders
 Keystone...............................     $ 0.72    $ 0.68  $ 0.93  $ 0.86  $ 0.79  $ 0.73  $ 0.68

FTC Shareholders
 FTC....................................     $ 0.71    $ 0.63  $ 0.85  $ 0.79  $ 0.71  $ 0.65  $ 0.62
 FTC Pro Forma Equivalent...............       1.19      1.12    1.53    1.42    1.30    1.20    1.12

FFWM Shareholders
 FFWM...................................     $ 0.36    $ 0.36  $ 0.48  $ 0.42  $ 0.30  $ 0.20      --
 FFWM Pro Forma
 Equivalent.............................       0.93      0.88    1.20    1.11    1.02    0.94    0.88


-----------------------

(1) The Keystone pro forma per share information is prepared on the basis of the pro forma combined financial information, which includes the impact of the FTC Merger, as included elsewhere herein. See "Pro Forma Combined Financial Information." The FTC pro forma equivalent per share information represents the Keystone and FTC pro forma book values and net income per share and the Keystone historical dividends per share, multiplied by the FTC Merger exchange ratio of 1.65 shares of Keystone Common Stock for each share of FTC Common Stock. The FFWM pro forma equivalent per share information represents the Keystone historical and the Keystone and FTC pro forma book values and net income per share and the Keystone historical dividends per share, multiplied by the FFWM Merger exchange ratio of 1.29 shares of Keystone Common Stock for each share of FFWM Common Stock. Keystone financial information for the three years ended December 31, 1993 has been restated to reflect mergers with The Frankford Corporation, WM Bancorp and Elmwood Bancorp, Inc., which occurred in 1994, and FTC financial information for the fours years ended December 31, 1994 has been restated to reflect the acquisition of Washington County National Bank, which occurred in 1995. These transactions were accounted for as poolings of interests.

(2) Keystone per share information has been restated to reflect three-for-two stock split in the form of a 50% stock dividend declared in 1996. FTC per share information has been restated to reflect a 10% stock dividend declared in 1996.

(3) Before cumulative effects of accounting changes, which increased FTC net income by $.05 per share in 1993 and increased FFWM net income by $.78 per share in FFWM's fiscal year ended June 30, 1994.

(4) While Keystone is not obligated to pay cash dividends, the Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Keystone.

                           KEYSTONE FINANCIAL, INC.
                             FINANCIAL TRUST CORP
                                     and
               FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND

                         ---------------------------

                       JOINT PROXY STATEMENT/PROSPECTUS

                         ---------------------------

                                 INTRODUCTION

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the Boards of Directors of Keystone Financial, Inc. ("Keystone"), Financial Trust Corp ("FTC") and First Financial Corporation of Western Maryland ("FFWM") of proxies to be voted at Special Meetings of Shareholders of Keystone, FTC and FFWM, respectively, and at any adjournment or adjournments thereof (collectively, the "Special Meetings"). The Keystone Special Meeting will be held at 10:00 a.m., local time, on Monday, March 17, 1997 at the Wildwood Conference Center, Harrisburg Area Community College, One HACC Drive, Harrisburg, Pennsylvania. The FTC Special Meeting will be held at 1:00 p.m., local time, on Tuesday, March 18, 1997 at 1415 Ritner Highway, Carlisle, Pennsylvania. The FFWM Special Meeting will be held at 10:00 a.m., local time, on Monday March 17, 1997 at the Holiday Inn, 100 South George Street, Cumberland, Maryland. The approximate dates on which this Joint Proxy Statement/Prospectus will first be mailed to the shareholders of Keystone, FTC and FFWM are February 14, February ___ and February ___, 1997, respectively.


Record Dates; Voting Rights

     The Board of Directors of Keystone has fixed the close of business on February 3, 1997 as the record date for determining the shareholders of Keystone entitled to notice of and to vote at the Keystone Special Meeting. At that date, approximately [37,998,000] shares of Common Stock, par value $2.00 per share, of Keystone ("Keystone Common Stock") were outstanding. On February 3, 1997, there were approximately _____ shareholders of record of Keystone
Common Stock.

     The Board of Directors of FTC has fixed the close of business on January 31, 1997 as the record date for determining the shareholders of FTC entitled to notice of and to vote at the FTC Special Meeting. At that date, [8,532,131] shares of Common Stock, par value $5.00 per share, of FTC ("FTC Common Stock") were outstanding. On January 31, 1997, there were approximately [3,609] shareholders of record of FTC Common Stock.

     The Board of Directors of FFWM has fixed the close of business on January 31, 1997 as the record date for determining the shareholders of FFWM entitled to notice of and to vote at the FFWM Special Meeting. At that date, [2,167,896] shares of Common Stock, par value $1.00 per share, of FFWM ("FFWM Common Stock") were outstanding. On January 31, 1997, there were approximately _____ shareholders of record of FFWM Common Stock.

     Each share of Keystone, FTC or FFWM Common Stock entitles its holder of record at the close of business on the record date to one vote on each matter properly submitted to the shareholders for action at the appropriate Special Meeting. Keystone, FTC and FFWM do not have any other outstanding classes of capital stock.

Purposes of the Special Meetings

     Keystone and FTC Meetings: Approval of FTC Plan of Merger. At their respective Special Meetings, the shareholders of Keystone and FTC will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization and a related Agreement and Plan of Merger, each dated as of December 19, 1996 (collectively, the "FTC Plan of Merger"), between FTC and Keystone. As more fully described below under "FTC Plan of Merger," the FTC Plan of Merger provides for a merger of FTC into Keystone (the "FTC Merger"). In the FTC Merger, each outstanding share of FTC Common Stock will be converted into the right to receive 1.65 shares of Keystone Common Stock.

     Keystone has received an opinion of the investment banking firm of Danielson Associates Inc. that the terms of the FTC Merger are fair to the shareholders of Keystone from a financial point of view. See "FTC Plan of Merger--Opinion of Keystone Financial Advisor."

     FTC has received an opinion of the investment banking firm of Berwind Financial Group, L.P. that the terms of the FTC Merger are fair to the shareholders of FTC from a financial point of view. See "FTC Plan of Merger-- Opinion of FTC Financial Advisor."

     THE BOARDS OF DIRECTORS OF KEYSTONE AND FTC BELIEVE THAT THE FTC MERGER IS IN THE BEST INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS, AND EACH UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE TO APPROVE THE FTC PLAN OF MERGER.

     FFWM Special Meeting: Approval of FFWM Plan of Merger. At the FFWM Special Meeting, the shareholders of FFWM will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of November 26, 1996 between FFWM and Keystone (the "FFWM Plan of Merger"). As more fully described below under "FFWM Plan of Merger," the FFWM Plan of Merger provides for a merger of FFWM into Keystone (the "FFWM Merger"). In the FFWM Merger, each outstanding share of FFWM Common Stock (other than shares subject to dissenters' rights) will be converted into the right to receive, at the election of the holder, either (1) 1.29 shares of Keystone Common Stock or (2) cash in an amount equal to 1.29 times the average of the closing bid prices for Keystone Common Stock on the NASDAQ National Market System for the 20 trading days ending with the sixth trading day preceding the closing date for the FFWM Merger. The elections by the holders of FFWM Common Stock are subject to certain limitations described below as to the minimum and maximum numbers of shares of FFWM Common Stock that may be converted into Keystone Common Stock. See "FFWM Plan of Merger--Limitations on Effectiveness of Elections." It is contemplated that contemporaneously with the FFWM Merger, FFWM's bank subsidiary, First Federal Savings Bank of Western Maryland, will be merged into American Trust Bank, one of Keystone's operating bank subsidiaries.

     FFWM has received an opinion of the investment banking firm of Alex. Brown & Sons Incorporated that the total consideration to be received by FFWM shareholders in the FFWM Merger is fair, from a financial point of view, to FFWM shareholders. See "FFWM Plan of Merger--Opinion of FFWM Financial Advisor."

     THE BOARD OF DIRECTORS OF FFWM BELIEVES THAT THE FFWM MERGER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF FFWM AND UNANIMOUSLY RECOMMENDS THAT FFWM SHAREHOLDERS VOTE TO APPROVE THE FFWM PLAN OF MERGER.


Voting and Revocation of Proxies

     All properly executed proxies not theretofore revoked will be voted at the Special Meetings or any adjournments thereof in accordance with the instructions thereon. Keystone and FTC proxies containing no voting instructions will be voted in favor of approval of the FTC Plan of Merger. FFWM proxies containing no voting instructions will be voted in favor of approval of the FFWM Plan of Merger. As to any other matter brought before a Special Meeting and submitted to a shareholder vote, proxies will be voted in accordance with the judgment of the proxyholders named thereon.

     A shareholder who has executed and returned a proxy may revoke it at any time before it is voted by filing with the Secretary of Keystone, FTC or FFWM, as the case may be, written notice of such revocation or a later dated proxy or by attending the appropriate Special Meeting and voting in person. Attendance at a Special Meeting will not, of itself, constitute a revocation of a proxy.


Trust Department Shares

     As of January 14, 1997 the trust departments of Keystone's bank subsidiaries, acting in a fiduciary capacity for various trusts and estates, held an aggregate of 2,373,615 shares of Keystone Common Stock (approximately 6.25% of the outstanding shares). Of these shares, the banks have sole voting power over 4,525 shares, share voting power with other persons over 98,098 shares, have sole investment power over 1,834,741 shares and share investment power with other persons over 133,730 shares. Keystone does not know of any other person who has or shares voting and/or investment power over more than 5% of the outstanding Keystone Common Stock.

     As of January 1, 1997 FTC's trust company subsidiary, Financial Trust Services Company, acting in a fiduciary capacity for various trusts and estates, beneficially owned an aggregate of 669,923 shares of FTC Common Stock, or approximately 7.9% of the outstanding FTC Common Stock. Of these shares, the trust company has sole voting power over 528,978 shares and shares voting power with other persons over 121,747 shares. The trust company had no voting power over 19,198 shares.

     In addition to shares held in a fiduciary capacity, as of February 3, 1997 Keystone owned approximately [31,400] shares of FTC Common Stock, and a subsidiary of FTC owned approximately [937] shares of Keystone Common Stock.

     It is anticipated that shares of Keystone or FTC Common Stock over which Keystone, FTC or their subsidiaries have sole voting power will be voted in favor of approval of the FTC Plan of Merger. Shares as to which the subsidiaries share voting power will be voted in consultation with the other persons having voting power over such shares.


Solicitation of Proxies

     In addition to solicitation by mail, directors, officers and employees of Keystone, FTC and FFWM may solicit proxies from the shareholders of Keystone, FTC and FFWM, respectively, in person or by telephone or otherwise for no additional compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy soliciting materials to beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses. Keystone, FTC and FFWM will each bear its own expenses in connection with the solicitation of proxies for its Special Meeting.

     Keystone has retained the firm of Corporate Investor Communications, Inc. ("CIC"), 111 Commerce Road, Carlstadt, New Jersey 07072-2586, to assist in the solicitation of proxies for the Keystone Special Meeting. For these services CIC will receive a fee of $5,000, plus reimbursement for its out-of-pocket disbursements. If requested to contact individual registered holders and nonobjecting beneficial owners, CIC will charge a fee of $3.00 per holder contacted, which fee includes directory assistance and related telephone expenses. Keystone estimates the total cost of the services of CIC to be approximately $9,000.

     FFWM has retained Morrow & Co., Inc., 909 Third Avenue, 20th Floor, New York, New York 10022, a professional proxy soliciting firm, to assist in the solicitation of proxies and for related services. FFWM will pay Morrow & Co., Inc. a fee of $5,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses.

                               FTC PLAN OF MERGER

     This section of the Joint Proxy Statement/Prospectus describes certain of the more important aspects of the FTC Plan of Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the FTC Plan of Merger, which has been filed with the SEC as an exhibit to the Registration Statement. The FTC Plan of Merger is incorporated in this Joint Proxy Statement/Prospectus by reference to such filing and is available upon request. See "Available Information."


The FTC Merger

     The FTC Plan of Merger provides for a merger of Keystone and FTC in which Keystone will be the surviving corporation. As a result of the FTC Merger, Keystone will acquire all of the assets and liabilities of FTC, FTC's subsidiaries will become subsidiaries of Keystone, and FTC will cease to exist as a separate corporation.

     In the FTC Merger, the shareholders of FTC will become shareholders of Keystone. Each of the approximately [8,532,131] outstanding shares of FTC Common Stock will be converted into the right to receive 1.65 shares of Keystone Common Stock, with cash to be paid in lieu of any fractional share. See "Conversion of FTC Shares." The FTC Merger will not result in any change in the shares of Keystone Common Stock held by the current Keystone shareholders.

     Keystone is a bank holding company with its principal executive offices in Harrisburg, Pennsylvania. Its bank subsidiaries are American Trust Bank, Cumberland, Maryland, Frankford Bank, N.A., Horsham, Pennsylvania; Keystone National Bank, Lancaster, Pennsylvania; Mid-State Bank and Trust Company, Altoona, Pennsylvania; Northern Central Bank, Williamsport, Pennsylvania; and Pennsylvania National Bank and Trust Company, Pottsville, Pennsylvania, which operate a combined total of 140 banking offices in central and southeastern Pennsylvania, western Maryland and northeastern West Virginia. It also has a number of nonbank subsidiaries and divisions which provide services to Keystone and its customers, including brokerage, investment, mortgage banking, leasing and insurance. See "Summary--The Parties--Keystone" and "Keystone Documents Incorporated by Reference."

     FTC is a bank holding company with its principal executive offices in Carlisle, Pennsylvania. Its bank subsidiaries are Financial Trust Company, Carlisle, Pennsylvania; Chambersburg Trust Company, Chambersburg, Pennsylvania; First National Bank and Trust Co., Waynesboro, Pennsylvania; and Washington County National Bank, Williamsport, Maryland, which operate a combined total of 48 banking offices in south central Pennsylvania and western Maryland. FTC also has two nonbank subsidiaries which provide trust services and insurance to FTC customers. See "Summary--The Parties--FTC" and "FTC Documents Incorporated by Reference." Following the FTC Merger, FTC's subsidiaries will be wholly owned subsidiaries of Keystone.


Background of and Reasons for the FTC Merger

     FTC. As the pace of change within the banking industry has accelerated over the past decade, and as competition from non-bank financial service providers has increased, FTC carefully reviewed its strategic alternatives and long-term goals and took appropriate steps to maintain and enhance its competitive position. As part of this process, FTC confirmed its commitment to the Pennsylvania and Maryland markets in which it operates by building on existing strengths and expanding into neighboring markets, both through internal growth as well as through identifying appropriate acquisition opportunities.

     FTC's Board of Directors has, over a number of years, periodically reviewed strategic alternatives including (i) remaining independent and continuing its strategy of internal growth and expansion through acquisitions, (ii) engaging in a merger-of-equals type transaction and (iii) undertaking a strategic combination with a larger banking organization. In prior years, FTC's Board determined that it should continue its strategy of independence and to seek growth internally and through acquisitions. It was in this context that FTC entered into an agreement to acquire Washington County National Bank in 1995. However, such opportunities are increasingly limited in FTC's market area.

     While FTC historically has been able to implement effective strategies to achieve strong financial performance, the changing dynamics of the banking industry are likely to inhibit the company's ability to continue to achieve comparable future performance. The efficiencies of larger organizations whose cost of doing business is on average less than FTC's creates a competitive disadvantage. This disadvantage will most likely be amplified in the future as the role of technology expands, placing greater emphasis on substantial capital investment with a somewhat uncertain outcome. Additionally, the ability of nonbank competition to provide banking-related services with substantially less regulatory oversight, the preclusion of banking institutions to engage in certain financial product lines and the migration of traditional bank products such as deposits to alternative investments likely will adversely affect institutions such as FTC in their ability to generate competitive returns to their shareholders.

     Messrs. Wolfe and Campbell, the chief executive officers of FTC and Keystone, respectively, have known each other for a number of years as a result of the geographic proximity of the two institutions and their service with various community and bank industry groups. On occasion, they have previously discussed, on an informal basis, the strategic direction of their respective institutions, as well as the implications of consolidation within the banking industry and increased competition from nonbank service providers.

     In early 1996, Messrs. Wolfe and Campbell discussed the implications of 1995's record level of merger and acquisition activity on, in particular, the markets in which they operate. At this time, they decided to explore, at least conceptually, whether a combination of FTC and Keystone was feasible from a financial, business and cultural perspective. These discussions were terminated during the month of April, however, as FTC decided to continue its existing strategic plan.

     During the month of November, Messrs. Wolfe and Campbell once again resumed conversations concerning a potential combination between the two companies. Due to appreciation in Keystone's stock price since early 1996 and increased earnings from FTC, they discussed the possibility that a transaction between the two companies might be possible.

     On November 19th, Mr. Wolfe met with FTC's Planning Committee, a subcommittee of the Board consisting of Mr. Wolfe and five other board members, to discuss his recent conversations with Mr. Campbell. After deliberation, the Planning Committee decided that it might be in FTC's shareholders' best interest to consider pursuing a combination with Keystone. The Planning Committee then decided to invite representatives of Keystone to make a presentation to FTC's Board of Directors to discuss the company's operating philosophy, strategic direction, current stock valuation and other various areas of interest.

     Upon the request of the Planning Committee, FTC held a special board meeting on November 25th at which representatives of Berwind Financial Group, L.P. ("Berwind") and Keystone made a formal presentation. Also in attendance were representatives of FTC's legal advisor, McNees, Wallace & Nurick. Berwind began its presentation by providing an overview of the banking industry in general, citing various trends and developments including among others, competition for banking assets, migration of banking deposits, importance of technology and consolidation. Next, Berwind addressed FTC's position within the industry, comparing various performance ratios with certain comparable peer groups. Berwind then provided similar commentary on Keystone. Lastly, Berwind addressed FTC's strategic position from a financial point of view with respect to (i) remaining independent and (ii) a possible affiliation with Keystone. Thereafter, representatives of Keystone joined the meeting and provided an overview of their institution, including financial, operational and stock performance. In addition, the representatives discussed FTC's potential strategic and geographical fit within Keystone's franchise. After their presentation, Keystone's representatives were excused from the meeting. At this time FTC's Board discussed various considerations relevant to forming a strategic alliance with Keystone. After deliberation, the

Board unanimously agreed to explore further a possible affiliation with Keystone. In addition, pending further discussions with Keystone, the Board of Directors decided not to authorize conversations with any other party.

     Discussions between the senior staffs of FTC and Keystone occurred subsequent to the November 25th Board meeting. These meetings and conversations focused on quantifying what synergies and revenue enhancements would be realizable in a combination of the two companies. In addition, conversations were held concerning FTC's on-going role in the pro forma entity, namely, board and managerial representation. Following these discussions, Keystone indicated its willingness to continue negotiations based upon a 1.60 stock exchange ratio.

     After Keystone improved the proposed exchange ratio to 1.65 as a result of further negotiation, the Planning Committee on December 12th met with representatives of Berwind to evaluate the proposed transaction from a financial point of view. Berwind discussed with the Planning Committee, among other things, the ability of FTC to generate sufficient returns to its shareholders both internally and externally and to improve shareholder liquidity in light of increasing bank and non-bank competition. Berwind then outlined with the Committee certain financial considerations of the proposed transaction based upon the exchange ratio. Discussions focused on the proposed price, potential rates of return and improved liquidity the transaction would provide FTC's shareholders. After consultation with Berwind's representatives, the Planning Committee decided that, although a further effort should be made to obtain a greater exchange ratio, a transaction based upon the proposed exchange ratio warranted FTC's Board of Directors' review.

     On December 16th, a special meeting of the FTC Board of Directors was held to discuss the results of discussions held with Keystone. Representatives of McNees, Wallace & Nurick, FTC's legal counsel, and Berwind were in attendance. Mr. Wolfe updated the Board on the result of senior management's discussions with Keystone. At that time, representatives of Berwind made an extensive presentation and distributed materials to the directors of FTC relating to current banking markets, industry trends and conditions, the current value of the future prospects for FTC as an independent entity and the value of the merger and a comparison of the exchange ratio to those used in comparable bank mergers. Following Berwind's presentation, counsel explained in detail various legal and regulatory aspects of the transaction. At the conclusion of these presentations, extensive discussions followed involving the Board of Directors, Berwind and counsel. Upon the conclusion of these discussions, the Board authorized management to negotiate the terms of a definitive agreement with Keystone based upon a 1.65 exchange ratio. Mr. Wolfe advised the Board that it would be important that the process move quickly in order to preserve confidentiality.

     On the afternoon of December 19th, 1996, FTC's Board of Directors reconvened to review the proposed Agreement and Plan of Reorganization and other related transactional documents. At the meeting, representatives of Berwind and McNees, Wallace & Nurick were present to discuss in detail, among other things, the potential financial and strategic benefits of the proposed transaction, the fairness of the transaction to FTC's shareholders and the anticipated tax and accounting treatment of the proposed transaction. After being apprised of the results of the continuing negotiations to finalize the documentation and consideration of related information, FTC's Board, by unanimous vote of all directors present, approved the Agreement and Plan of Reorganization and the transactions contemplated thereby.

     Keystone. For Keystone, the FTC Merger will strengthen its market position in central Pennsylvania and western Maryland and provide entry into new markets in south central Pennsylvania. Keystone believes that as a result of the FTC Merger it will also be able to achieve operating economies and enhanced revenue growth arising from a wider distribution of its products and services. Consummation of the FTC Merger will create a company capable of competitively providing a broad array of traditional and innovative banking products and services to the resulting market. These products and services include complete banking services, discount brokerage, leasing, investment advisory services, mutual funds, annuities, mortgage services and automobile dealer financing. The combination of the skills, resources and services offered by Keystone and FTC will enable the resulting company to more effectively compete with other full-service financial institutions in Keystone's and FTC' respective markets.

Required Votes; Management Recommendations

     Keystone. Approval by the Keystone shareholders of the FTC Plan of Merger requires the affirmative votes a majority of the votes cast by the holders of Keystone Common Stock, voting in person or by proxy at the Keystone Special Meeting. An abstention or a broker non-vote is not a vote cast and will not be counted in determining the number of votes required for approval by the shareholders of Keystone. THE BOARD OF DIRECTORS OF KEYSTONE UNANIMOUSLY RECOMMENDS THAT KEYSTONE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE FTC PLAN OF MERGER.

     FTC. Approval by the FTC shareholders of the FTC Plan of Merger requires the affirmative votes of the holders of at least two-thirds of the outstanding shares of FTC Common Stock, voting in person or by proxy at the FTC Special Meeting. Because FTC shareholder approval requires the affirmative votes of two-thirds of all outstanding FTC shares, an abstention or a broker non-vote will have the same legal effect as a vote by a FTC shareholder against approval of the FTC Plan of Merger. THE BOARD OF DIRECTORS OF FTC UNANIMOUSLY RECOMMENDS THAT FTC SHAREHOLDERS VOTE "FOR" APPROVAL OF THE FTC PLAN OF MERGER.


Voting Agreements

     In connection with the FTC Plan of Merger, the directors of FTC have entered into agreements to vote certain shares of FTC Common Stock beneficially owned by them in favor of the FTC Merger. The directors of FTC have agreed with Keystone that they will vote in favor of the FTC Merger all shares of FTC Common Stock owned by them as individuals or (to the extent of their proportionate voting interest) jointly with other persons, and that they will use their best efforts to cause any other shares of FTC Common Stock over which they have or share voting power to be voted in favor of the FTC Merger. In the aggregate, these agreements commit 481,736 shares of FTC Common Stock (5.6% of the outstanding shares) to be voted in favor of the FTC Merger.

     The agreements further provide that with respect to shares of FTC Common Stock owned by the directors as individuals or (to the extent of the director's proportionate voting interest) jointly with other persons (collectively, "Shares"), the directors will not until the FTC Merger has been consummated or the FTC Plan of Merger has been terminated: (1) vote Shares in favor of any other merger or transaction which would have the effect of a person other than Keystone or an affiliate acquiring control of FTC or any of its subsidiaries or
(2) sell or otherwise transfer Shares (i) pursuant to any tender offer or similar proposal made by a person other than Keystone or an affiliate, (ii) to any person other than Keystone or an affiliate seeking to obtain control of FTC or any of its subsidiaries or (iii) for the principal purpose of avoiding the director's obligations under the agreement. The agreements define "control" as the ability to (1) direct the voting of 10% or more of the shares eligible to vote in an election of directors or (2) direct the management and policies of FTC or a subsidiary.

     The agreements are applicable to the directors only in their capacities as shareholders and do not affect the exercise of their responsibilities as directors or officers. The agreements also do not apply to any shares of FTC Common Stock held by a director as a trustee or other fiduciary. No monetary or other compensation was paid to any FTC director for entering into these agreements.

     The foregoing is a summary of the material terms of the voting agreements. The form of these agreements has been filed with the SEC as an exhibit to the Registration Statement. Such form is incorporated herein by reference, and the foregoing summary of the agreements is qualified in its entirety by reference to such filing.

Opinion of Keystone Financial Advisor

     Keystone retained Danielson Associates Inc. ("Danielson Associates") to advise the Keystone Board of Directors as to the fairness of the FTC Plan of Merger to Keystone and its shareholders. Danielson Associates is regularly engaged in the valuation of banks, bank holding companies and thrifts in connection with mergers, acquisitions and other securities transactions and has extensive knowledge of, and experience with, Pennsylvania banking markets and banking organizations operating in those markets. Danielson Associates was selected by Keystone because of its knowledge of, experience with, and reputation in the financial services industry.

     At the January 23, 1997 meeting of the Keystone Board of Directors, Danielson Associates delivered an oral opinion that, in its opinion, as of such date, the financial terms of the FTC Plan of Merger are "fair" to Keystone and its shareholders. No limitations were imposed by the Keystone Board of Directors upon Danielson Associates with respect to the investigations made or procedures followed by it in arriving at its opinion. Although Danielson Associates furnished its opinion as to the fairness to Keystone and its shareholders of the consideration to be paid by Keystone in the FTC Merger, the amount of such consideration was determined by negotiations between Keystone and FTC in which Danielson Associates did not participate.

     In arriving at its opinion, Danielson Associates (a) reviewed certain business and financial information relating to FTC and Keystone, including annual reports for each of the fiscal years ended December 31, 1994 and 1995 and [Form 9-Y quarterly report] data from 1989 through 1996, including quarterly reports for 1996; (b) analyzed certain financial projections of FTC and Keystone prepared by their managements; (c) discussed the past and current operations, financial condition and prospects of FTC and Keystone with their senior executives; (d) analyzed the pro forma impact of the FTC Merger on Keystone's earnings per share, capitalization and financial ratios; (e) reviewed the reported prices and trading activity for FTC Common Stock and Keystone Common Stock and compared them to similar bank holding companies; (f) discussed the results of recent regulatory examinations of FTC with its senior management; (g) discussed the strategic objectives of Keystone; (h) reviewed and discussed with senior management of Keystone selected estimates of the cost savings and revenue enhancements projected by Keystone for the combined company and compared such amounts to those estimated in certain precedent transactions; (i) reviewed and compared the financial terms, to the extent publicly available, with comparable transactions; (j) reviewed the FTC Plan of Merger and certain related documents; and (k) considered such other factors as were deemed appropriate.

     Danielson Associates did not perform on its own or obtain any independent appraisal of assets or liabilities of FTC or Keystone or their respective subsidiaries nor has Danielson Associates examined any individual loan credit files of FTC or Keystone. Further, Danielson Associates did not independently verify the information provided by FTC or Keystone and assumed the accuracy and completeness of all such information. In addition, Danielson Associates has assumed the FTC Merger will be consummated in accordance with the terms set forth in the FTC Plan of Merger.

     In arriving at its opinion, Danielson Associates performed a variety of financial analyses, which it believes must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis and summary description.

     In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Keystone's or FTC's control. Any estimates contained in Danielson Associates' analyses are not necessarily indicative of further results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     Comparable Companies Analyses. Danielson Associates compared FTC's (a) tangible capital of 11.35% of assets as of September 30, 1996; (b) 0.31% of assets not performing as of September 30, 1996; (c) net operating income of 2.36% of average assets for the twelve-month period ending September 30, 1996; and (d) portfolio mix, with the medians for selected bank holding companies that Danielson Associates deemed comparable. These medians were (a) tangible capital of 8.65% of assets;
(b) 0.63% of assets not performing; and (c) net operating income of 1.91% of average assets. The comparable companies included publicly- traded Pennsylvania bank holding companies with assets between $1 and $10 billion.

     Danielson Associates also compared Keystone's (a) stock price as of December 18, 1996 of 14.6 times earnings and 201% of book value, (b) dividend yield based on stock price as of December 18, 1996 and trailing four quarters dividends as of September 30, 1996 of 3.92%, (c) tangible capital of 9.44% of assets as of September 30, 1996, (d) nonperforming assets as of September 30, 1996, 0.86% of total assets and (e) return on average assets during the trailing four quarters ended September 30, 1996 of 1.36% with the medians for selected bank and bank holding companies that Danielson Associates deemed to be comparable to Keystone. The comparable medians were (a) stock price of 14.0 times earnings and 169% of book value, (b) dividend yield of 3.33%, (c) tangible capital of 8.65% of assets, (d) 0.63% of assets nonperforming and (e) return on average assets of 1.17%.

     Comparable Transactions Analysis. Danielson Associates also compared the consideration to be paid in the FTC Merger to the latest twelve months earnings and equity capital of FTC with the earnings and capital multiples paid in recent bank acquisitions. For this comparison, Danielson Associates used the median of the multiples of 1996 announced merger and acquisition transactions as of December 18, 1996 for acquisitions of banks in the Middle Atlantic and Northeast regions of the country. At the time Danielson Associates made its analysis, the consideration to be paid in the FTC Merger equaled 256% of FTC's September 30, 1996 book value and 19.1 times FTC's earnings for the trailing four quarters as of September 30, 1996. This compares to median multiples of 238% of book value and 20.4 times earnings for the most comparable acquisitions.

     Discounted Dividend Analysis. Danielson Associates performed a discounted dividend analysis to determine a range of present values per share of FTC Common Stock assuming FTC continued to operate as a stand-alone entity. This range was determined by adding (i) the estimated future dividend stream that FTC could generate, and (ii) the "terminal value" of FTC Common Stock at the end of year 2001. The dividend stream and terminal values were discounted to present values using discount rates which Danielson Associates viewed as appropriate for a company with FTC's risk characteristics.

     Implied Acquisition Value. As part of its analysis of the acquisition valuation, Danielson Associates assumed that the net present value of estimated cost savings and revenue enhancements was added to the stand-alone value of FTC Common Stock calculated as described above (see "Discounted Dividend Analysis" above). Based on cost savings and revenue enhancements ranging from $6.4 million to $8 million (20% to 25% of FTC's non-interest expense base) per year estimated by the management of Keystone to result from the FTC Merger, Danielson Associates estimated the implied acquisition value of FTC Common Stock.

     Pro Forma Merger Analysis. Danielson Associates analyzed the financial impact of the FTC Merger on the holders of Keystone Common Stock, using earnings estimates for 1997, based on actual 1996 performance, through 2001 and Keystone's estimates for cost savings and revenue enhancements expected to result from the FTC Merger. This analysis showed that, after giving effect to the FTC Merger, before the impact of one-time merger-related charges, current holders of Keystone Common Stock would realize a decrease in fully diluted earnings per share in 1997 and a subsequent increase in fully diluted earnings per share, in each case compared to Keystone on a stand-alone basis. Danielson Associates also analyzed the changes in return on equity from Keystone on a stand-alone basis, noting that such return on equity would increase following the FTC Merger.

     No company or transaction used in any comparisons is identical to FTC and Keystone. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

     Compensation of Danielson Associates. Under the terms of an engagement agreement dated January 8, 1997, Keystone has paid to Danielson Associates a fixed fee of $30,000 for furnishing its opinion. This fee was not contingent upon the contents of Danielson Associates' opinion or the conclusions reached therein. Keystone has also agreed to reimburse Danielson Associates for its out-of-pocket expenses incurred in connection with its engagement and to indemnify Danielson Associates and its officers and employees against liabilities and expenses resulting from its engagement.

     The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinions. The full text of the opinion of Danielson Associates dated as of February ___, 1997, which sets forth assumptions made and matters considered, is attached as Appendix I to this Proxy Statement/ Prospectus. Keystone shareholders are urged to read this opinion in its entirety. Danielson Associates' opinion is directed only to the consideration to be received by FTC shareholders in the Merger and does not constitute a recommendation to any Keystone shareholder as to how such shareholder should vote at the Keystone Special Meeting.


Opinion of FTC Financial Advisor

     FTC retained Berwind to act as its financial advisor and to render a fairness opinion in connection with the FTC Merger. Berwind rendered its opinion (the "Opinion") to the Board of Directors of FTC that, based upon and subject to the various considerations set forth therein, as of the date of this Joint Proxy Statement/Prospectus, the consideration to be received in the FTC Merger is fair, from a financial point of view, to the holders of FTC Common Stock.

     The full text of Berwind's Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix II to this Joint Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Joint Proxy Statement/Prospectus. The summary of the Opinion as set forth herein is qualified in its entirety by reference to the full text of such Opinion attached as Appendix II to this Joint Proxy Statement/Prospectus.

     Berwind was selected to act as FTC's financial advisor in connection with the FTC Merger based upon its qualifications, expertise and experience. Berwind has knowledge of, and experience with, Pennsylvania and surrounding banking markets as well as banking organizations operating in those markets and was selected by FTC because of its knowledge of, experience with, and reputation in the financial services industry. Berwind, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions and private placements, and also is engaged in providing valuations for various other purposes and in the determination of adequate consideration in such transactions.

     On December 19, 1996 FTC's Board of Directors approved and its officers executed the FTC Plan of Merger. In connection with and as a condition precedent to the FTC Merger, Berwind delivered its Opinion to FTC stating that, as of the date of the Opinion, the consideration to be received in the FTC Merger was fair to the shareholders of FTC from a financial point of view. The full text of the Opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Appendix II to this Joint Proxy Statement/Prospectus. No limitations were imposed by FTC's Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering the Opinion.

     In rendering its Opinion, Berwind: (i) reviewed the historical financial performances, current financial positions and general prospects of FTC and Keystone; (ii) reviewed the FTC Plan of Merger; (iii) reviewed and analyzed the stock market performance of FTC and Keystone; (iv) studied and analyzed the consolidated financial and operating data of FTC and Keystone; (v) considered the terms and conditions of the proposed FTC Merger as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions; (vi) met and/or communicated with certain members of FTC's and Keystone's senior management to discuss their respective operations, historical financial statements, and future prospects; (vii) reviewed this Joint Proxy Statement/Prospectus, and (viii) conducted such other financial analyses, studies and investigations as Berwind deemed appropriate.

     In delivering its Opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approvals for the FTC Merger, no restriction will be imposed that would have a material adverse effect on the contemplated benefits of the FTC Merger. Berwind also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Keystone after the FTC Merger.

     Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its Opinion. With respect to FTC's financial projections reviewed by Berwind in rendering its Opinion, Berwind assumed that such financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of FTC as to the future financial performance of FTC. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of FTC or Keystone nor was it furnished with any such appraisal. Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of FTC and Keystone were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

     The following is a summary of selected analyses prepared by Berwind in connection with the delivery of its Opinion:

     Comparable Companies and Comparable Acquisition Transaction Analyses. Berwind compared selected financial and operating data for FTC with those of a peer group of selected banks and bank holding companies with assets between $1 billion and $2 billion, as of the most recent financial period publicly available, located in Pennsylvania, Maryland, Ohio and West Virginia. Financial data and operating ratios compared in the analysis of the FTC peer group included but were not limited to: return on average equity, shareholders' equity to assets ratio and certain asset quality ratios.

     Berwind also compared selected financial, operating and stock market data for Keystone with those of a peer group of selected commercial banks with assets between $3.5 billion and $7 billion, as of the most recent period publicly available, located in Pennsylvania, Maryland, New Jersey, Ohio and West Virginia. Financial, operating and stock market data, ratios and multiples compared in the analysis of the Keystone peer group included but were not limited to: return on average assets, return on average equity, shareholders' equity to asset ratios, certain asset quality ratios, price to book value, price to tangible book value, price to earnings (latest twelve months) and dividend yield.

     Berwind also compared the multiples of book value, tangible book value and latest twelve months' earnings of the FTC Merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed comparable. The transactions deemed comparable by Berwind included both interstate and intrastate acquisitions announced during the twelve month period ended as of the date of the Opinion, in which the selling institution's assets were between $750 million and $3 billion. No company or transaction, however, used in this analysis is identical to FTC, Keystone or the FTC Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

     Discounted Dividend Analyses. Using discounted dividend analyses, Berwind estimated the present value of the future dividend streams that FTC could produce over a five-year period under various earnings growth assumptions. Berwind also estimated the terminal value for FTC's Common Stock after the five-year period by applying a range of earnings multiples to FTC's terminal year earnings. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of FTC. The dividend streams and terminal values were then discounted to present value using discount rates, reflecting different assumptions regarding the rates of return expected by holders or prospective buyers of FTC's Common Stock.

     Pro Forma Contribution Analysis. Berwind analyzed the changes in the amount of earnings, book value and dividends represented by one share of FTC Common Stock prior to the FTC Merger and 1.65 shares of Keystone Common Stock after the FTC Merger. The analysis considered, among other things, the changes that the FTC Merger would cause to FTC's earnings per share, book value per share, tangible book value per share and indicated dividends. In reviewing the pro forma combined earnings, equity and assets of Keystone based on the FTC Merger with FTC, Berwind analyzed the contribution that FTC would have made to the combined company's earnings, equity and assets as of and for the period ended December 31, 1996. Berwind also reviewed the percentage ownership that FTC shareholders would hold in the combined company.

     In connection with rendering its Opinion, Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the FTC Merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analyses of financial data, Berwind principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's Opinion. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond FTC's and Keystone's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

     In reaching its opinion as to fairness, none of the analyses performed by Berwind was assigned a greater or lesser weighting by Berwind than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reached the conclusion, and opined, that the consideration to be received in the FTC Merger as set forth in the FTC Plan of Merger is fair from a financial point of view to FTC and its shareholders.

     Berwind's Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Opinion was delivered; events occurring after the date of its Opinion could materially affect the assumptions used in preparing its Opinion. Berwind has not undertaken to reaffirm and revise its Opinion or otherwise comment upon any events occurring after the date thereof.

     Pursuant to the terms of its engagement, FTC has paid Berwind $250,000 for acting as financial advisor in connection with the FTC Merger including delivering its Opinion. In addition, FTC has also agreed to pay Berwind $1,550,000 upon the consummation of the FTC Merger and to reimburse Berwind for its reasonable out-of-pocket expenses. Whether or not the FTC Merger is consummated, FTC has also agreed to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.

     The full text of the Opinion of Berwind dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made and matters considered, is attached hereto as Appendix II. FTC's shareholders are urged to read the Opinion in its entirety. Berwind's Opinion is directed only to the consideration to be received by FTC's shareholders in the FTC Merger and does not constitute a recommendation to any holder of FTC Common Stock as to how such holder should vote at the FTC Special Meeting.

     THE FOREGOING PROVIDES ONLY A SUMMARY OF THE OPINION OF BERWIND AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH IN APPENDIX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS.


Conversion of FTC Shares

     Exchange Ratio. On the effective date of the FTC Merger, each outstanding share of FTC Common Stock will be converted into the right to receive 1.65 shares of Keystone Common Stock, with cash to be paid in lieu of any fractional share. On February ___, 1997, the closing sale price for Keystone Common Stock reported on the NASDAQ National Market System was $_____.

     Surrender of Certificates. As promptly as practicable after the effective date of the FTC Merger, Keystone will send to each shareholder of record of FTC immediately prior to the FTC Merger a letter of transmittal containing instructions on how to effect the exchange of FTC Common Stock certificates for certificates representing the shares of Keystone Common Stock into which their shares have been converted. FTC shareholders should not send in their certificates until they receive such written instructions. However, certificates should be surrendered promptly after instructions to do so are received.

     Any dividends declared on Keystone Common Stock after the effective date of the FTC Merger will apply to all whole shares of Keystone Common Stock into which shares of FTC Common Stock have been converted in the FTC Merger.
However, no former FTC shareholder will be entitled to receive any such dividend until such shareholder's FTC Common Stock certificates have been surrendered for exchange as provided in the letter of transmittal. Upon such surrender, the shareholder will be entitled to receive all such dividends payable on the whole shares of Keystone Common Stock represented by the surrendered certificate or certificates (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon).

     Payment for Fractional Shares. No fractional shares of Keystone Common Stock will be issued in connection with the FTC Merger. Instead, each FTC shareholder who surrenders for exchange FTC Common Stock certificates representing a fraction of a share of Keystone Common Stock will be entitled to receive, in addition to a certificate for the whole shares of Keystone Common Stock represented by the surrendered certificates, cash in an amount equal to such fractional part of a share multiplied by the value of $26.50 for one whole share of Keystone Common Stock.

     Unexchanged Certificates. On the effective date of the FTC Merger, the stock transfer books of FTC will be closed, and no further transfers of FTC Common Stock will be made or recognized. Certificates for FTC Common Stock not surrendered for exchange will entitle the holder only to receive, upon surrender as provided in the letter of transmittal, a certificate for the whole shares of Keystone Common Stock represented by such certificates, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above.

     If the FTC Merger becomes effective and any former FTC shareholder does not surrender his or her FTC Common Stock certificates for exchange on or before the second anniversary of the effective date, Keystone, at its option, may at any time thereafter sell such shareholder's Keystone Common Stock without notice to the shareholder. After any such sale, the sole right of such shareholder shall be to receive, upon surrender of the shareholder's FTC Common Stock certificates, the net proceeds of the sale (without interest and less the amount of any taxes which may have been imposed or paid thereon).

     Keystone Shareholder Rights Plan. If no Distribution Date under Keystone's shareholder rights plan (see "Comparison of Keystone Common Stock and FTC Common Stock--Keystone Shareholder Rights Plan") shall have occurred prior to the effective date of the FTC Merger, then each share of Keystone Common Stock issued in the FTC Merger shall also evidence one Right under Keystone's shareholder rights plan. If the Distribution Date shall have occurred, then it is a condition to the FTC Merger that Keystone take one of the actions set forth under "Conditions to the FTC Merger" below.

     Adjustment of Exchange Ratio. The FTC Plan of Merger contains provisions for the proportionate adjustment of the exchange ratio in the event of a stock dividend, stock split, reclassification or similar event involving the Keystone Common Stock or the FTC Common Stock which occurs prior to the FTC Merger.

Tax Consequences to FTC Shareholders

     Federal Income Tax. The FTC Plan of Merger requires as a condition to the FTC Merger that each party receive a written opinion of counsel or of independent public accountants that for purposes of federal income tax:

          (1) The FTC Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and Keystone and FTC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          (2) No gain or loss will be recognized by Keystone or FTC as a result of the FTC Merger;

          (3) Except for cash received in lieu of fractional shares, no gain or loss will be recognized by holders of FTC Common Stock on the exchange of their shares for shares of Keystone Common Stock;

          (4) The basis of the shares of Keystone Common Stock to be received by the shareholders of FTC will be the same as the basis of the shares of FTC Common Stock exchanged therefor; and

          (5) The holding period of the shares of Keystone Common Stock received by the shareholders of FTC will include the period during which the FTC Common Stock exchanged therefor was held by the FTC shareholder, provided that the FTC Common Stock was held as a capital asset at the time of the exchange.

     No gain or loss for federal income tax purposes will be recognized by shareholders of FTC on the exchange of their shares for whole shares of Keystone Common Stock. However, gain or loss will be recognized by FTC shareholders upon the receipt of cash in payment for a fractional share. To compute the amount, if any, of such gain or loss, the cost or other basis of the FTC Common Stock exchanged must be allocated proportionately to the total number of shares of Keystone Common Stock received, including any fractional share interest. Gain or loss will be recognized measured by the difference between the cash received and the basis of the fractional share interest as so allocated. Under Section 302(a) of the Code, any such gain or loss will generally be entitled to capital gain or loss treatment if the FTC Common Stock was a capital asset in the hands of the shareholder.

     If any shares of Keystone Common Stock received in the FTC Merger are subsequently sold, gain or loss on the sale should be computed by allocating the cost or other basis of the FTC Common Stock exchanged in the FTC Merger to the shares sold in the manner described in the preceding paragraph. The holding period for the shares of Keystone Common Stock received in the FTC Merger will include the holding period for the shares of FTC Common Stock exchanged in determining, for example, whether any such gain or loss is a long-term or short-term capital gain or loss.

     Pennsylvania Personal Income Tax. No gain or loss for Pennsylvania personal income tax purposes will be recognized by shareholders of FTC who are subject to that tax on the receipt by them of whole shares of Keystone Common Stock in exchange for their FTC Common Stock. For Pennsylvania personal income tax purposes, the tax basis for the Keystone Common Stock received by FTC shareholders in the FTC Merger (including any fractional share interests to which they are entitled) will be the same as the basis of the FTC Common Stock exchanged. Cash received in lieu of a fractional share of Keystone Common Stock will be treated and taxed as if the fractional share had actually been received by the FTC shareholder and then immediately sold by the shareholder to Keystone for the cash received.

     The foregoing is intended only as a summary of certain federal income tax and Pennsylvania personal income tax consequences of the FTC Merger under existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice, and any such change might be retroactively applied to the FTC Merger. Among other things, the summary does not address state income tax consequences in states other than Pennsylvania, local taxes, or the federal or state income tax considerations that may affect the treatment of a shareholder who acquired FTC Common Stock pursuant to an employee stock option. Accordingly, it is recommended that FTC shareholders consult their own tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all federal, state and local tax matters in connection with the FTC Merger.


Keystone Board of Directors Following the FTC Merger

     At the time the FTC Merger becomes effective, Ray L. Wolfe, currently Chairman and Chief Executive Officer of FTC, will become Chairman of the Board of Keystone and will become a member of the Board of Directors of Keystone with a term expiring at Keystone's Annual Meeting in the year 2000. In addition, two other directors of FTC, each to be designated by FTC subject to the approval of Keystone, will become members of the Board of Directors of Keystone to serve for terms expiring at Keystone's Annual Meetings in 1998 and 1999, respectively. If prior to the FTC Merger Mr. Wolfe or one of the other two FTC directors becomes unable or declines to serve as a director of Keystone, FTC shall be entitled to designate a substitute director acceptable to Keystone.

     Keystone's Board of Directors presently consists of 17 directors, divided into three classes. See "Comparison of Keystone Common Stock and FTC Common Stock--Board of Directors--Classified Boards." Six Keystone directors will be elected at Keystone's 1997 Annual Meeting to serve for terms expiring in 2000. Of the remaining directors, the terms of five expire at the 1998 Annual Meeting and six at the 1999 Annual Meeting.


Interests of Certain Persons in the Transaction

     Ray L. Wolfe Employment Agreement. In connection with the FTC Plan of Merger, Keystone has entered into an Employment Agreement with Ray L. Wolfe, Chairman and Chief Executive Officer of FTC. The Employment Agreement, which would become effective only on consummation of the FTC Merger, provides for Mr. Wolfe's employment by Keystone for a period of three years following the effective date of the FTC Merger at an all inclusive annual rate of compensation of $350,000, plus participation in such benefit and qualified retirement plans as are generally available to Keystone employees. For 1996, Mr. Wolfe's aggregate compensation from FTC and its subsidiaries was $413,757, plus stock option grants for 3,682 shares of FTC Common Stock. From the date of the FTC Merger until Keystone's annual meeting of shareholders in 1998, Mr. Wolfe would serve as Chairman of the Board of Keystone. Thereafter during the three-year period, Mr. Wolfe would serve in such senior executive capacities as are mutually agreed from time to time between Mr. Wolfe and Keystone's chief executive officer. From the end of the three-year period until Mr. Wolfe's 65th birthday on August 15, 2003, Mr. Wolfe would be employed by Keystone as a consultant at an annual rate of compensation of $177,000, plus participation in Keystone's regular medical care benefits plan. The Employment Agreement and the compensation and benefits to be provided to Mr. Wolfe thereunder may not be terminated by Keystone except upon Mr. Wolfe's death, total and permanent disability or substantial incapacity for a period exceeding six months or a breach by Mr. Wolfe of the nondisclosure and noncompetition provisions of the Agreement. The agreement prohibits Mr. Wolfe from disclosing Keystone confidential information at any time or, during the period ending two years after termination of his employment, from engaging directly or indirectly in any business which is in competition with Keystone or any of its subsidiaries in the areas of commercial banking, mortgage banking, leasing or the taking of deposits and which is located or operating in any county in which Keystone or a subsidiary has offices or any contiguous county. In the event of a change of control of Keystone, as defined in the agreement, Mr. Wolfe may elect to be paid the balance of the cash compensation for the term of the agreement in a single lump sum. In this event, both parties would be released from any further obligations under the agreement, except that Mr. Wolfe would remain subject to the agreement's nondisclosure and noncompetition provisions.

     FTC Directors' and Officers' Indemnification. Keystone has agreed that, to the extent permitted by law, all rights to indemnification and limitation of liability existing in favor of the current or former directors or officers of FTC and its subsidiaries, as provided in their respective charters or bylaws, shall survive the FTC Merger and that following the FTC Merger, to the extent permitted by law, Keystone and the former subsidiaries of FTC shall honor such obligations with respect to events, acts or omissions occurring prior to the FTC Merger. Any amendment after the FTC Merger to the limitation of liability or indemnification provisions of an FTC subsidiary's charter or bylaws will not apply to events occurring prior to the FTC Merger. The bylaws of FTC provide that a director of FTC generally shall not be personally liable for monetary damages for any act or omission as a director unless the act or omission constitutes a breach of duty amounting to self-dealing, willful misconduct or recklessness. The articles of incorporation of FTC generally require FTC to indemnify its directors and officers against any and all expenses, liabilities or other matters for which indemnification is permitted by applicable law. Pennsylvania law generally permits a Pennsylvania corporation such as FTC to indemnify its directors and officers against expenses, liabilities and other matters, both as to action in their official capacities and as to action in another capacity while holding that office, except where the act or omission giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The bylaws of Keystone and its subsidiaries contain similar provisions regarding limitation of liability and indemnification of directors and officers.

     Employee Benefit Plans. The FTC Plan of Merger provides that following the FTC Merger, employees of FTCs subsidiaries and employees of FTC who become Keystone employees shall be entitled to participate in generally applicable Keystone employee benefit plans on the same basis as other similarly situated employees of Keystone and its subsidiaries. Prior service of such employees with FTC and its subsidiaries shall be counted in determining eligibility to participate in such plans and for purposes of vesting of benefits, but not for purposes of benefit accrual.


Warrant Agreement

     In connection with the FTC Plan of Merger, Keystone and FTC have entered into an Investment Agreement, and FTC has issued to Keystone a Warrant thereunder (collectively, the "Warrant Agreement") entitling Keystone to purchase up to approximately 19.9% (after exercise) of FTC's outstanding Common Stock upon the occurrence of certain events described below. The Warrant Agreement covers 2,113,706 shares of FTC Common Stock at an exercise price of $43.725 per share.

     The Warrant Agreement is designed to compensate Keystone for its risks, costs and expenses and the commitment of resources associated with the FTC Plan of Merger in the event the FTC Merger is not consummated due to an attempt by a third person to gain control of FTC. See also "Expenses" below. Keystone may not exercise or sell its Warrant except upon (i) a willful breach by FTC of the FTC Plan of Merger, (ii) the failure of FTC's shareholders to approve the FTC Plan of Merger after the announcement by a third person of a proposal to acquire 10% or more of the FTC Common Stock, to acquire, merge or consolidate with FTC or any of its subsidiaries or to acquire substantially all of the assets of FTC or any of its subsidiaries, (iii) the acquisition by a third person of beneficial ownership of 1% or more of the outstanding FTC Common Stock if after such acquisition such person would beneficially own 10% or more of the FTC Common Stock, (iv) the commencement by a third person of a tender offer or exchange offer which would result in beneficial ownership of 10% or more of the FTC Common Stock, or (v) the entry by FTC or any of its subsidiaries into an agreement or understanding with a third person for the third person to acquire, merge or consolidate with FTC or any of its subsidiaries or to acquire substantially all of the assets of FTC or any of its subsidiaries (each of the foregoing is hereafter referred to as a "Warrant Event"). No Warrant Event has occurred as of the date of this Joint Proxy Statement/Prospectus, and neither Keystone nor FTC is aware that any Warrant Event is contemplated by any third person. The Warrant Agreement may discourage third persons from making competing offers to acquire FTC and is intended to increase the likelihood that the FTC Merger will be consummated in accordance with the terms set forth in the FTC Plan of Merger.

     If a Warrant Event occurs, Keystone may exercise the Warrant in whole or in part or may sell or transfer all or part of the Warrant to other persons. Under federal banking law, exercise of the Warrant by Keystone for more than 5% of the outstanding FTC Common Stock would require approval of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Any sale of the Warrant or of shares of FTC Common Stock purchased thereunder would be subject to a right of first refusal by FTC unless sold in a public offering registered under the Securities Act. FTC agrees in the Warrant Agreement to effect such registration if requested.

     Keystone may require FTC to redeem the Warrant or any shares of FTC Common Stock purchased thereunder if (i) a third person acquires beneficial ownership of 50% or more of the outstanding FTC Common Stock or (ii) a third person acquires, merges or consolidates with FTC or any of its subsidiaries or acquires substantially all of the assets of FTC or any of its subsidiaries (each of the foregoing is hereafter referred to as a "Redemption Event"). In general, the per share redemption price for the Warrant would be the higher of 10% of the exercise price or a per share price based on the difference between the exercise price and the highest price paid or agreed to be paid by the third person in connection with the Redemption Event. The per share redemption price for shares of FTC Common Stock purchased under the Warrant would generally be the higher of 110% of the exercise price or the highest price paid or agreed to be paid by the third person in connection with the Redemption Event.

     The Warrant Agreement also contains provisions giving FTC the right to repurchase shares of FTC Common Stock issued under the Warrant in certain limited circumstances and provisions for issuance of a substitute Warrant to purchase shares of the surviving or acquiring company in the event of a merger or other acquisition of FTC or any of its subsidiaries.

     The foregoing description is intended only as a summary of the material provisions of the Warrant Agreement and does not purport to be complete. It is qualified in its entirety by reference to the Warrant Agreement, which has been filed with the SEC as an exhibit to the Registration Statement. The Warrant Agreement is incorporated in this Joint Proxy Statement/Prospectus by reference to such filing.


Inconsistent Activities

     FTC has agreed in the FTC Plan of Merger that unless and until the FTC Merger has been consummated or the FTC Plan of Merger has been terminated in accordance with its terms, FTC will not (i) solicit or encourage any proposals by a third person to acquire more than 1% of the FTC Common Stock, any stock of any FTC subsidiary or any significant portion of FTC's or any FTC subsidiary's assets (whether by tender offer, merger, purchase of assets or otherwise), (ii) afford a third party which may be considering any such transaction access to FTC's or any FTC subsidiary's properties, books or records except as required by law, (iii) enter into any discussions, negotiations, agreement or understanding for any such transaction or (iv) authorize or permit any of its directors, officers, employees or agents to do any of the foregoing. Notwithstanding the foregoing, FTC may take an action referred to in clause (ii) or (iii) of the previous sentence (or permit its directors, officers, employees or agents to do so) if FTC's Board of Directors, after consulting with counsel, determines that such actions should be taken or permitted in the exercise of its fiduciary duties. If FTC becomes aware of any offer or proposed offer to acquire any shares of FTC or any FTC subsidiary or any significant portion of FTC's or any FTC subsidiary's assets, or of any other matter which could adversely affect the FTC Merger, FTC is required to give immediate notice thereof to Keystone.


Conduct of FTC's Business Pending the FTC Merger

     FTC has agreed in the FTC Plan of Merger that pending consummation of the FTC Merger, except as consented to by Keystone, FTC and its subsidiaries will conduct their businesses only in the ordinary course and will not, among other things, (i) issue, purchase or otherwise dispose of or acquire any shares of their capital stock or grant any options or other rights to acquire such stock, except pursuant to the Warrant Agreement, FTC's employee stock option plan or existing employee and director stock options; (ii) make certain changes in the compensation or benefits payable to employees or enter into employment contracts; (iii) merge or consolidate with, or acquire control over, any other corporation, bank or other organization or acquire or dispose of any material assets outside the ordinary course of business; (iv) make capital expenditures or lease assets in excess of certain limits; or (v) make material changes to their lending or investment policies.

FTC Dividend Limitation

     FTC has agreed in the FTC Plan of Merger that pending the FTC Merger it will not increase the rate of dividends on the FTC Common Stock to exceed $.25 per share in the quarters ending March 31 and June 30, 1997 or $.27 per share in any calendar quarter thereafter. During the quarter ended December 31, 1996, dividends on the FTC Common Stock were paid at the rate of $.25 per share.


Conditions to the FTC Merger

     In addition to shareholder approval, the FTC Merger is contingent upon the satisfaction of a number of other conditions, including (i) approval of the FTC Merger by the Federal Reserve Board, the Pennsylvania Department of Banking and the Maryland Bank Commissioner without conditions deemed unduly burdensome by Keystone, (ii) the absence of any suit by the United States under the antitrust laws to prohibit the FTC Merger filed within the 30 days following Federal Reserve Board approval, (iii) receipt of the tax opinion described above (see "Tax Consequences") and (iv) the absence of any judicial or administrative order prohibiting or adversely affecting the FTC Merger or any pending or threatened litigation or administrative proceeding challenging the FTC Merger. Keystone's obligation to consummate the FTC Merger is subject to the following additional conditions: (i) qualification of the FTC Merger for pooling-of-interests accounting treatment and, if requested by Keystone, receipt of a letter from Keystone's independent auditors to that effect and (ii) receipt of the agreements of FTC affiliates described below under "Restrictions on Resales by FTC Affiliates." In addition, unless waived, each party's obligation to consummate the FTC Merger is subject to the performance by the other party of its obligations under the FTC Plan of Merger, the accuracy of the representations and warranties of the other party contained therein and the receipt of certain certificates and opinions from the other party and its counsel. If the Distribution Date under Keystone's shareholder rights plan (see "Comparison of Keystone Common Stock and FTC Common Stock--Keystone Shareholder Rights Plan") shall have occurred, then either (i) all Rights outstanding under the plan (other than those which have become void) shall have been exchanged for Keystone Common Stock and the exchange ratio for converting FTC Common Stock into Keystone Common Stock in the FTC Merger shall have been proportionately adjusted as provided in the FTC Plan of Merger, (ii) all Rights outstanding under the plan shall have been redeemed or (iii) Keystone shall have made provision for the issuance of equivalent rights to the holders of FTC Common Stock upon consummation of the FTC Merger. The FTC Merger is independent of the FFWM Merger and is not in any way contingent upon the consummation of the FFWM Merger.


Representations and Warranties

     The representations and warranties of Keystone and FTC contained in the FTC Plan of Merger relate, among other things, to the organization and good standing of Keystone, FTC and their subsidiaries; the capitalization of Keystone and FTC and ownership of their subsidiaries; the authorization by Keystone and FTC of the FTC Plan of Merger and the Warrant Agreement and the absence of conflict with laws or other agreements; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes since December 31, 1995; the absence of undisclosed litigation; compliance with laws; the absence of certain potential environmental liabilities; and the accuracy of this Joint Proxy Statement/Prospectus and of Keystone's Registration Statement of which it is a part. Additional representations and warranties by FTC concern payment of taxes; title to properties; and the absence of undisclosed equity investments, employment contracts, employee benefit plans or material contracts. None of the representations and warranties contained in the FTC Plan of Merger will survive the consummation of the FTC Merger.


Amendment, Waiver and Termination

     Notwithstanding prior shareholder approval, the FTC Plan of Merger may be amended in any respect by written agreement between the parties, except that after FTC shareholder approval no amendment may change the rate of exchange of FTC Common Stock for Keystone Common Stock in the FTC Merger or change the form of such consideration. Keystone or FTC may also (i) extend the time for performance of any of the obligations of the other; (ii) waive any inaccuracies in the representations and warranties of the other; (iii) waive compliance by the other with any of its obligations under the FTC Plan of Merger; and (iv) waive any condition precedent to its obligations under the FTC Plan of Merger other than approval by the shareholders of FTC and Keystone of the FTC Plan of Merger, governmental regulatory approvals required to consummate the FTC Merger, securities registration requirements incident to the issuance of Keystone Common Stock in the FTC Merger and the receipt of the tax opinions described above.

     Notwithstanding prior shareholder approval, the FTC Plan of Merger may be terminated without liability of either party at any time prior to effectiveness of the FTC Merger (i) by mutual consent of Keystone and FTC or (ii) by either party in the event of (a) a material breach by the other party of a representation and warranty or covenant which has not been cured within 30 days after notice to the breaching party, (b) failure of the shareholders of Keystone or FTC to approve the FTC Plan of Merger at the appropriate Special Meeting, (c) a final judicial or regulatory determination denying any regulatory approval required for the FTC Merger or imposing conditions or requirements which Keystone reasonably determines to be materially adverse to its interests, or (d) failure to satisfy prior to December 31, 1997 any condition to its obligations to consummate the FTC Merger, if such failure occurs despite the good faith effort of the terminating party to perform all covenants and satisfy all conditions required of it.


Absence of Dissenters' Rights of Keystone or FTC Shareholders

     Under Section 1571(b)(1)(ii) of the Pennsylvania Business Corporation Law, shareholders of Keystone and FTC do not have statutory dissenters' rights with respect to either the FTC Merger or the FFWM Merger since both Keystone Common Stock and FTC Common Stock is held of record by more than 2,000 shareholders.


Restrictions on Resales by FTC Affiliates

     The shares of Keystone Common Stock issuable in the FTC Merger have been registered under the Securities Act, and such shares will generally be freely tradable by the FTC shareholders who receive Keystone Common Stock as a result of the FTC Merger. However, this registration does not cover resales by FTC shareholders who may be deemed to control or be under common control with FTC and who therefore may be deemed "affiliates" of FTC as that term is defined in Rule 145 under the Securities Act. Such affiliates may not sell their shares of Keystone Common Stock acquired in the FTC Merger except pursuant to: (i) an effective Registration Statement under the Securities Act covering the shares to be sold; (ii) the conditions contemplated by Rules 144 and 145 under the Securities Act; or (iii) another applicable exemption from the registration requirements of the Securities Act. The management of FTC will notify those persons whom it believes may be such affiliates.

     The FTC Plan of Merger requires as a condition to the FTC Merger that each such FTC affiliate enter into an agreement not to sell the shares of Keystone Common Stock acquired in the FTC Merger except in accordance with the requirements of the Securities Act and the regulations thereunder. In order to preserve the intended accounting treatment of the FTC Merger as a pooling of interests, the agreement also prohibits FTC affiliates from selling any shares of Keystone Common Stock or FTC Common Stock from the 30th day prior to the FTC Merger until Keystone's financial results covering at least 30 days of post-FTC Merger combined operations have been published.


Effect of Certain Transactions Involving Keystone

     The FTC Plan of Merger provides that Keystone may not enter into an agreement for a merger, consolidation or share exchange in which it will not be the surviving or resulting corporation unless the surviving or resulting corporation shall have agreed in writing to be bound by the terms of the FTC Plan of Merger and the

Warrant Agreement. If under the terms of any such transaction the outstanding Keystone Common Stock is converted into or exchanged for other securities of any person, cash or other property, the FTC Plan of Merger shall be appropriately amended so that FTC shareholders will receive in the FTC Merger, for each share of FTC Common Stock held, the consideration paid in such transaction for shares of Keystone Common Stock multiplied by the exchange ratio under the FTC Plan of Merger (appropriately adjusted to reflect such event). As indicated above, it is a condition to the Merger that the parties receive the tax opinion described under "Tax Consequences" above. While this condition will not prevent Keystone from entering into any such transaction, FTC is not required to amend or waive this condition. Keystone must obtain the consent of FTC, which shall not unreasonably be withheld, before entering into an agreement for any such transaction which would result in Keystone's acquisition of a business in which, excluding the impact of the FTC Merger and the FFWM Merger, (1) Keystone's investment or proportionate share of the assets would exceed 20% of Keystone's consolidated assets at the end of the most recent year, (2) Keystone's equity in the income would exceed 20% of Keystone's consolidated net income for the most recent year or (3) the number of shares of Keystone Common Stock to be issued in the acquisition would exceed 20% of the shares outstanding at initiation of the acquisition.

     As of the date of this Joint Proxy Statement/Prospectus, Keystone does not contemplate entering into any transaction of the type described above, and Keystone is not aware that any such transaction is contemplated by any third person.


Effect on FTC Employee and Director Stock Options

     Stock options for [114,115] shares of FTC Common Stock (the "FTC options") are presently outstanding under FTC's 1992 Stock Option Plan and its 1994 Non-Employee Director Stock Option Plan at option prices equal to the fair market value of such shares on the dates the options were granted. Under the FTC Plan of Merger, FTC may amend the agreements relating to the FTC options to provide that when the FTC Merger becomes effective (i) unexercised FTC options will be converted into options for the number of shares of Keystone Common Stock the optionee would have received under the FTC Plan of Merger had the FTC option been exercised prior to the FTC Merger and (ii) the option price per share will be proportionately adjusted. Keystone has also agreed to register under the Securities Act the shares of Keystone Common Stock issuable upon exercise of the amended FTC options by filing a registration statement with the SEC not later than 30 days after its first Annual Report on Form 10-K after the FTC Merger is filed with the SEC. Holders of FTC options may be prohibited under the Securities Act from exercising such options after the FTC Merger becomes effective until this registration statement is filed and becomes effective even if, under the terms of the FTC option, such option would expire prior to the time of such filing.


Effect on FTC's Dividend Reinvestment Plan

     FTC's Dividend Reinvestment Plan [has been] [will be] terminated following
reinvestment of the dividend payable                    , 1997.  Following the
                                     -------------------
FTC Merger, shareholders will be able to participate in a Dividend Reinvestment Plan offered by Keystone.


Expenses

     Keystone and FTC will each pay its own expenses incurred in connection with the FTC Plan of Merger, except that (1) each party will pay the cost of printing and mailing this Joint Proxy Statement/Prospectus and other proxy materials to its own shareholders, (2) each party will pay one-half of the cost of the tax opinion referred to above and (3) Keystone will pay the costs of printing and filing the Registration Statement and any materials required by state securities laws and the costs of preparing and filing the applications for the regulatory approvals required for the FTC Merger. However, the FTC Plan of Merger provides that if the FTC Merger is not consummated as a direct or indirect consequence of a change of control of Keystone or FTC, the party experiencing the change of control shall reimburse the other party for all of its reasonable out-of-pocket expenses incurred in connection with the FTC Plan of Merger.


Effective Date of the FTC Merger

     It is presently anticipated that if the FTC Plan of Merger is approved by the shareholders of Keystone and FTC, the FTC Merger will become effective in the second quarter of 1997. However, as noted above, consummation of the FTC Merger is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the FTC Merger will be satisfied or, if satisfied, that they will be satisfied in time to permit the FTC Merger to become effective within the anticipated time frame. In addition, as also noted above, Keystone and FTC retain the power to abandon the FTC Merger or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

                           INFORMATION CONCERNING THE
                       PRO FORMA COMBINED FINANCIAL DATA

     The FTC Merger will be accounted for by Keystone under the pooling-of-interests method of accounting, which views the FTC Merger as a uniting of the separate ownership interests of Keystone and FTC through an exchange of shares. As such, the pro forma financial information which follows represents the combined historical financial data of Keystone and FTC, subject only to certain adjustments described in the notes to the data presented. Certain reclassifications have been made to conform FTC's presentation with Keystone's presentation. There is no impact on net income from these reclassifications. Intercompany transactions between Keystone and FTC are immaterial and, accordingly, have not been eliminated.

     The FFWM Merger will be accounted for by Keystone under the purchase method of accounting. See "FFWM Plan of Merger--Accounting Treatment." Pro forma financial information concerning the FFWM Merger is not included herein. The addition of FFWM would not have materially affected the pro forma combined financial information as presented.

     The pro forma financial information is unaudited and is not necessarily indicative of the financial condition or the results of operations of Keystone as they would have been had the FTC Merger been effective during the periods presented, or as they may be in the future. The pro forma financial information should be read in conjunction with the historical financial statements of Keystone and FTC, including the notes thereto, incorporated by reference herein. See "Information Concerning Keystone--Keystone Documents Incorporated by Reference," and "Information Concerning FTC--FTC Documents Incorporated by Reference."

               Keystone Financial, Inc. and Financial Trust Corp
              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                               September 30, 1996
                                  (unaudited)

     The following unaudited pro forma combined condensed statement of condition combines in condensed form the consolidated statement of condition of Keystone and the consolidated balance sheet of FTC as of September 30, 1996, with certain pro forma adjustments described in the notes below. This statement should be read in conjunction with the historical financial statements of Keystone and FTC, including the notes thereto; the notes to this pro forma combined condensed statement of condition; and the pro forma combined condensed statements of income, including the notes thereto.

                                                                                        Combined
                                                                                        Keystone
(In Thousands)                               Keystone        FTC         Pro Forma       and FTC
                                            Historical   Historical     Adjustments     Pro Forma
                                            -----------  -----------  ---------------  -----------
ASSETS:
Cash and due from banks...................  $  164,954   $   48,437                    $  213,391
Federal funds sold and other..............      46,772        2,854                        49,626
Investment securities available for sale..     879,010      362,888                     1,241,898
Investment securities held to maturity....     377,999           --                       377,999
Assets held for resale....................      99,455           --                        99,455
Loans and leases..........................   3,481,937      773,213                     4,255,150
Allowance for credit losses...............     (44,495)     (11,343)                      (55,838)
                                            ----------   ----------                    ----------
Net loans.................................   3,437,442      761,870                     4,199,312
Premises and equipment....................      73,183       23,515                        96,698
Other assets..............................     107,314       27,841                       135,155
                                            ----------   ----------                    ----------
TOTAL ASSETS..............................  $5,186,129   $1,227,405                    $6,413,534
                                            ==========   ==========                    ==========

LIABILITIES:
Noninterest-bearing deposits..............  $  521,449   $  119,936                    $  641,385
Interest-bearing deposits.................   3,589,654      855,969                     4,445,623
                                            ----------   ----------                    ----------
Total deposits............................   4,111,103      975,905                     5,087,008
Fed funds purchased & security
 repurchase agreements....................     267,433       88,435                       355,868
Other short-term borrowings...............      33,434           --                        33,434
                                            ----------   ----------                    ----------
Total short-term borrowings...............     300,867       88,435                       389,302
FHLB borrowings...........................     169,786           --                       169,786
Long-term debt............................       2,518        5,388                         7,906
Other liabilities.........................      99,276       11,253                       110,529
                                            ----------   ----------                    ----------
TOTAL LIABILITIES.........................   4,683,550    1,080,981                     5,764,531

SHAREHOLDERS' EQUITY:
Preferred stock...........................          --           --                            --
Common stock..............................      76,366       42,703       (14,666)(1)     104,403
Surplus...................................      72,382       33,508        14,666 (1)     120,556
Retained earnings.........................     360,170       69,063                       429,233
Deferred KSOP benefit expense.............      (1,375)          --                        (1,375)
Treasury stock............................        (441)      (1,204)                       (1,645)
Net unrealized securities gains
 (losses), net of tax.....................      (4,523)       2,354                        (2,169)
                                            ----------   ----------                    ----------
TOTAL SHAREHOLDERS' EQUITY................     502,579      146,424            --         649,003
                                            ----------   ----------   -----------      ----------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY..  $5,186,129   $1,227,405            --      $6,413,534
                                            ==========   ==========   ===========      ==========

(1) To transfer the common stock of FTC to surplus and reflect the issuance of
    1.65 shares of Keystone Common Stock for each outstanding share of FTC Common Stock.

               Keystone Financial, Inc. and Financial Trust Corp
               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                  (unaudited)

     The FTC Merger will be accounted for as a pooling of interests. Accordingly, the following unaudited pro forma combined condensed statements of income result from the combination of the historical consolidated condensed statements of income of Keystone and FTC for each period presented. These statements should be read in conjunction with the historical financial statements of Keystone and FTC, including the notes thereto; the notes to these pro forma combined condensed statements of income; and the pro forma combined condensed statement of condition, including the notes thereto. The pro forma combined results are not necessarily indicative of the results that would have been obtained had the FTC Merger been effective during the periods presented or of the combined results of future operations.


                                                Nine Months
                                            Ended September 30,            Year Ended December 31,
                                          ------------------------  -------------------------------------
                                          (In Thousands, Except Per Share Amounts and Shares Outstanding)
                                              1996         1995         1995         1994         1993
                                          -----------  -----------  -----------  -----------  -----------
INTEREST INCOME:
Loans and fees on loans.................  $   275,778  $   262,366  $   353,025  $   296,492  $   294,252
Investment securities...................       68,732       61,525       83,062       84,494       75,485
Other...................................        8,046        7,781       10,699        5,908        8,666
                                          -----------  -----------  -----------  -----------  -----------
                                              352,556      331,672      446,786      386,894      378,403

INTEREST EXPENSE:
Deposits................................      138,750      130,452      176,571      137,103      140,705
Short-term borrowings...................       10,678        9,501       12,910        8,418        5,687
FHLB borrowings.........................        7,138        8,157       10,827        6,446        5,265
Long-term debt..........................          265          384          467          496          286
                                          -----------  -----------  -----------  -----------  -----------
                                              156,831      148,494      200,775      152,463      151,943
                                          -----------  -----------  -----------  -----------  -----------

NET INTEREST INCOME.....................      195,725      183,178      246,011      234,431      226,460
Provision for credit losses.............        6,935        6,825        8,568       10,324       11,580
                                          -----------  -----------  -----------  -----------  -----------

NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES.............      188,790      176,353      237,443      224,107      214,880
Other income............................       52,801       42,710       58,137       51,921       52,684
Other expense...........................      146,770      135,801      182,130      182,333      176,034
                                          -----------  -----------  -----------  -----------  -----------

INCOME BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF ACCOUNTING
 CHANGE.................................       94,821       83,262      113,450       93,695       91,530

Applicable income tax expense (benefit).       28,104       24,595       34,001       25,907       26,219
                                          -----------  -----------  -----------  -----------  -----------
INCOME BEFORE CUMULATIVE
EFFECT OF ACCOUNTING CHANGE.............  $    66,717  $    58,667  $    79,449  $    67,788  $    65,311
                                          ===========  ===========  ===========  ===========  ===========

AVERAGE NUMBER OF
SHARES OUTSTANDING (1)..................   52,133,957   49,327,981   49,557,082   49,188,960   49,036,666
                                          ===========  ===========  ===========  ===========  ===========

EARNINGS PER SHARE BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING CHANGE............  $      1.28  $      1.19  $      1.60  $      1.38  $      1.33
                                          ===========  ===========  ===========  ===========  ===========
-------------------

(1) The average number of shares outstanding reflects Keystone historical shares outstanding, adjusted for the 1996 three-for-two stock split, plus the historical shares outstanding of FTC, adjusted for the 1996 10% stock dividend, multiplied by the FTC Merger exchange ratio of 1.65.

                        INFORMATION CONCERNING KEYSTONE

                            Keystone Financial, Inc.
                            SELECTED FINANCIAL DATA

     The following unaudited table of selected financial data should be read in conjunction with Keystone's consolidated financial statements and the related notes and with Keystone's management's discussion and analysis of financial condition and results of operation (Financial Review), incorporated herein by reference. See "Keystone Documents Incorporated by Reference."


                                        Nine Months
                                    Ended September 30,                            Year Ended December 31,
                                 -------------------------- --------------------------------------------------------------------
                                                       (In Thousands, Except Per Share Amounts and Ratios)
                                     1996          1995          1995          1994          1993          1992          1991
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operations:
Interest income................  $   286,610   $   270,285   $   363,931   $   313,202   $   307,755   $   330,645   $   365,516
Interest expense...............      129,685       123,340       166,579       124,784       125,245       152,718       201,782
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net interest income............      156,925       146,945       197,352       188,418       182,510       177,927       163,734
Provision for credit losses....        6,336         6,502         7,859         9,484         7,940        16,053        16,323
Noninterest income.............       46,134        36,969        50,321        44,629        45,819        39,276        33,563
Noninterest expense............      121,797       112,296       150,634       151,723       148,003       138,840       127,896
Income tax expense.............       23,311        20,006        27,866        20,481        21,037        16,568        12,810
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income.....................  $    51,615   $    45,110   $    61,314   $    51,359   $    51,349   $    45,742   $    40,268
                                 ===========   ===========   ===========   ===========   ===========   ===========   ===========
Pre-tax security gains,
   included in above...........  $       553   $       392   $     1,317   $       834   $     1,669   $     1,750   $     1,976

Per Share (1):
Net income.....................  $      1.36   $      1.28   $      1.73   $      1.46   $      1.47   $      1.33   $      1.18
Cash dividends declared........         0.72          0.68          0.93          0.86          0.79          0.73          0.68
Dividend payout ratio..........        52.94%        53.13%        53.28%        59.22%        54.01%        55.27%        57.58%
Average shares outstanding.....   38,046,244    35,233,136    35,462,358    35,093,138    34,956,927    34,475,862    34,099,094

Balances at Period End:
Loans and leases...............  $ 3,481,937   $ 3,243,618   $ 3,365,716   $ 3,193,405   $ 2,775,198   $ 2,785,335   $ 2,821,302
Allowance for credit losses....       44,495        43,303        44,377        42,440        40,181        38,940        35,770
Total assets...................    5,186,129     4,807,854     5,074,785     4,706,000     4,419,726     4,311,779     4,120,215
Deposits.......................    4,111,103     3,848,290     4,061,888     3,827,983     3,582,688     3,655,261     3,560,284
Long-term debt.................        2,518         4,491         4,048         6,054         5,990         5,144         2,143
Shareholders' equity...........      502,579       447,214       480,694       407,774       412,880       378,314       348,143
Book value per share (1).......        13.17         12.64         12.69         11.64         11.77         10.86         10.18

Selected Ratios:
Return on average assets.......         1.37%         1.28%         1.29%         1.16%         1.19%         1.08%         0.98%
Return on average equity.......        14.08         14.09         14.06         12.71         12.98         12.58         11.87
Interest rate spread...........         3.75          3.79          3.77          4.04          4.07          4.02          3.66
Net interest margin............         4.49          4.50          4.49          4.63          4.63          4.67          4.48
Equity to assets, average......         9.72          9.06          9.16          9.09          9.13          8.62          8.29
Loans to deposits
   at period end...............        84.70         84.29         82.86         83.42         77.46         76.20         79.24
Allowance for credit losses
   to loans at period end......         1.28          1.34          1.32          1.33          1.45          1.40          1.27
Nonperforming assets to
   loans and ORE...............         0.71          0.77          0.78          0.95          1.32          1.66          1.51
Loans 90 days past due.........         0.58          0.42          0.44          0.24          0.14          0.22          0.30
Total risk elements to
   loans and ORE
   at period end (2)...........         1.29          1.19          1.22          1.19          1.46          1.88          1.81



                                       Nine Months
                                    Ended September 30,                        Year Ended December 31,
                                 -------------------------   -------------------------------------------------------------------
                                                       (In Thousands, Except Per Share Amounts and Ratios)
                                     1996          1995          1995          1994          1993          1992          1991
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Risk-Adjusted Capital Ratios:
Leverage ratio.................         9.43%         9.15%         9.28%         8.84%         9.18%         8.66%         8.30%
"Tier 1" capital ratio.........        13.56         13.45         13.65         12.96         14.05         13.06         12.21
"Total" capital ratio..........        14.80         14.70         14.83         14.21         15.30         14.26         13.44
------------------------

(1) Keystone per share amounts have been restated to reflect a 3-for-2 stock split, in the form of a 50% stock dividend, in 1996.

(2) Total risk elements include nonperforming assets and loans past due 90 days or more.

              STOCK PRICES AND DIVIDENDS ON KEYSTONE COMMON STOCK


     Keystone Common Stock is traded in the over-the-counter market under the symbol "KSTN" and is listed in the NASDAQ National Market System. The following table sets forth the high and low closing sales prices for Keystone Common Stock for the periods indicated, as reported by NASDAQ, and the cash dividends per share declared on Keystone Common Stock for such periods. The information contained in the table has been adjusted to reflect a 3-for-2 split of the Keystone Common Stock in the form of a 50% stock dividend in August 1996.


                                        Quarterly Sales
                                          Price Range              Cash
                                   -------------------------     Dividends
                                       High         Low           Declared
                                   -----------  ------------     ---------
1995

First Quarter....................    $20.17        $17.50          $0.23
Second Quarter...................     19.33         18.00           0.23
Third Quarter....................     21.50         18.50           0.23
Fourth Quarter...................     22.67         19.67           0.24
                                                                   -----
                                                                   $0.93
                                                                   =====

1996

First Quarter....................    $22.83        $19.83          $0.24
Second Quarter...................     22.75         20.75           0.24
Third Quarter....................     25.33         21.67           0.24
Fourth Quarter...................     27.75         24.50           0.26
                                                                   -----
                                                                   $0.98
                                                                   =====

1997

First Quarter (through
  February ___, 1997)............    $  .          $  .            $ .

     On December 19, 1996, the last NASDAQ trading day prior to the public announcement of the FTC Merger, the closing sale price for the Keystone Common Stock was $26.75. On November 25, 1996, the last NASDAQ trading day prior to the public announcement of the FFWM Merger, the closing sale price for Keystone Common Stock was $26.625. On February ___, 1997, the closing sale price for Keystone Common Stock was $_____. On February 3, 1997, there were approximately [37,998,000] shares of Keystone Common Stock outstanding, held by approximately _____ shareholders of record.

     While Keystone is not obligated to pay cash dividends, Keystone's Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Keystone.

                  KEYSTONE DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by Keystone with the SEC pursuant to the Exchange Act (File No. 0-11460) are hereby incorporated by reference into this Joint Proxy Statement/Prospectus:

          1. Keystone's Annual Report on Form 10-K for the year ended December 31, 1995;

          2. Keystone's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996;

          3. Keystone's Current Reports on Form 8-K dated February 8, April 18, July 19, July 26, October 21, December 3, and December 24, 1996; and

          4. The description of the Keystone Common Stock which is contained in Keystone's Current Report on Form 8-K dated July 31, 1992.

     All documents filed by Keystone with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the dates of the Keystone, FTC and FFWM Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of the filing of such documents.

     Keystone, FTC or FFWM shareholders who wish to obtain copies of the Keystone documents incorporated by reference herein may do so by following the instructions under "Available Information" above.

                           INFORMATION CONCERNING FTC

                              Financial Trust Corp
                            SELECTED FINANCIAL DATA

     The following unaudited table of selected financial data should be read in conjunction with FTC's consolidated financial statements and the related notes and with FTC's management's discussion and analysis of financial condition and results of operations, incorporated herein by reference. See "FTC Documents Incorporated by Reference."

                                        Nine Months
                                    Ended September 30,                          Year Ended December 31,
                                 ------------------------   --------------------------------------------------------------------
                                                       (In Thousands, Except Per Share Amounts and Ratios)
                                     1996          1995          1995          1994          1993          1992          1991
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operations:
Interest income................  $   65,946    $   61,387    $   82,855    $   73,692    $   70,648    $   76,486    $   80,529
Interest expense...............      27,146        25,154        34,196        27,679        26,698        34,214        43,462
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net interest income............      38,800        36,233        48,659        46,013        43,950        42,272        37,067
Provision for loan losses......         599           323           709           840         3,640         2,800         1,498
Noninterest income.............       6,667         5,741         7,816         7,292         6,865         6,319         5,803
Noninterest expense............      24,973        23,505        31,496        30,610        28,031        25,991        24,063
Income tax expense.............       4,793         4,589         6,135         5,426         5,182         4,780         3,857
Cumulative effect of
   accounting change...........          --            --            --            --           373            --            --
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net income.....................  $   15,102    $   13,557    $   18,135    $   16,429    $   14,335    $   15,020    $   13,452
                                 ==========    ==========    ==========    ==========    ==========    ==========    ==========
Pre-tax security gains,
   included in above...........  $      320    $      218    $      472    $      144    $       38    $      192    $      156

Per Share (1):
Net income before
   cumulative effect of
   accounting change...........  $     1.77    $     1.59    $     2.12    $     1.92    $     1.64    $     1.77    $     1.58
Cash dividends declared........        0.71          0.63          0.85          0.79          0.71          0.65          0.62
Dividend payout ratio..........       39.83%        36.60%        37.40%        37.72%        39.20%        34.61%        35.98%
Average shares outstanding.....   8,538,008     8,542,330     8,542,257     8,542,923     8,533,175     8,509,146     8,489,712

Balances at Period End:
Loans..........................  $  773,213    $  729,949    $  731,150    $  707,495    $  665,012    $  635,934    $  603,489
Allowance for loan losses......      11,343        10,924        11,038        11,268        10,903         7,465         6,294
Total assets...................   1,227,405     1,118,079     1,138,437     1,090,576       995,171       964,917       918,184
Deposits.......................     975,905       921,187       931,720       898,859       836,733       828,687       796,943
Long-term debt.................       5,388           761           743           811           615           683         1,402
Shareholders' equity...........     146,424       135,821       141,072       125,869       114,737       105,375        95,171
Book value per share (1).......       17.24         15.90         16.52         14.74         13.43         12.36         11.19

Selected Ratios:
Return on average assets.......        1.73%         1.64%         1.64%         1.53%         1.47%         1.60%         1.54%
Return on average equity.......       14.20         13.93         13.81         13.52         13.13         15.10         14.96
Interest rate spread...........        4.43          4.40          4.41          4.45          4.72          4.63          4.12
Net interest margin............        5.10          5.04          5.06          4.95          5.23          5.25          4.97
Equity to assets, average......       12.15         11.78         11.85         11.35         11.20         10.57         10.29
Loans to deposits
   at period end...............       79.23         79.24         78.47         78.71         78.40         76.74         75.73
Allowance for loan losses
   to loans at period end......        1.47          1.50          1.51          1.59          1.64          1.17          1.04
Nonperforming assets to
   loans and ORE...............        0.21          0.45          0.44          0.49          0.71          0.43          0.53



                                       Nine Months
                                    Ended September 30,                        Year Ended December 31,
                                 -------------------------   -------------------------------------------------------------------
                                                       (In Thousands, Except Per Share Amounts and Ratios)
                                     1996          1995          1995          1994          1993          1992          1991
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Selected Ratios (Continued):
Loans 90 days past due
   and still accruing
   to loans and ORE............      0.28          0.19          0.25          0.33          0.27          0.21          0.61
Total risk elements to
   loans and ORE
   at period end (2)...........      0.49          0.64          0.69          0.82          0.98          0.64          1.14

Risk-Adjusted Capital Ratios:
Leverage ratio.................     11.53%        11.63%        11.85%        10.70%        11.29%        10.82%        10.13%
"Tier 1" capital ratio.........     18.20         18.62         18.54         17.51         17.61         16.44         15.43
"Total" capital ratio..........     19.43         19.87         19.78         18.76         18.86         17.62         16.50
------------------------

(1) FTC per share amounts have been restated to reflect a 10% stock dividend in 1996.
(2) Total risk elements include nonperforming assets and loans past due 90 days or more.

                 STOCK PRICES AND DIVIDENDS ON FTC COMMON STOCK

     FTC Common Stock is traded in the over-the-counter market under the symbol "FITC" and is listed in the NASDAQ National Market System. The following table sets forth the high and low closing sales prices for FTC Common Stock for the periods indicated, as reported by NASDAQ, and the cash dividends per share declared on FTC Common Stock for such periods. The information contained in the table has been adjusted to reflect a 10% stock dividend paid on the FTC Common Stock in June 1996.


                          Quarterly Closing Sales
                                Price Range           Cash
                          -----------------------   Dividends
                             High          Low      Declared
                          ----------    ---------   ---------

1995

First Quarter...........    $26.36        $24.32      $0.209
Second Quarter..........     25.45         24.32       0.209
Third Quarter...........     26.82         24.32       0.209
Fourth Quarter..........     28.64         26.14       0.227
                                                      ------
                                                      $0.854
                                                      ======

1996

First Quarter...........    $28.18        $26.59      $ 0.23
Second Quarter..........     29.25         27.27        0.23
Third Quarter...........     29.00         26.00        0.25
Fourth Quarter..........     40.75         26.75        0.25
                                                      ------
                                                      $ 0.96
                                                      ======

1997

First Quarter (through
  February ___, 1997)...                              $  .25

     On December 19, 1996, the last NASDAQ trading day prior to the public announcement of the FTC Merger, the closing sale price for FTC Common Stock was $29.25. On February ___, 1997, the closing sale price for FTC Common Stock was $_____. On January 31, 1997, the record date for the FTC Special
Meeting, FTC had approximately [3,609] shareholders of record. At that date, [8,532,131] shares of FTC Common Stock were outstanding.

                    FTC DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by FTC with the SEC pursuant to the Exchange Act (File No. 0-10756) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

          1. FTC's Annual Report on Form 10-K for the year ended December 31, 1995;

          2. FTC's Quarterly Reports of Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996;

          3. FTC's Current Reports on Form 8-K filed February 5, April 30, May 20, August 28 and December 30, 1996 and its Current Report on Form 8-K/A dated May 6, 1996; and

          4. The description of the FTC Common Stock which is contained in Amendment No. 2 to FTC's Registration Statement on Form S-4 (No. 33-91154) filed on July 6, 1995.

     All documents filed by FTC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the dates of the Special Meetings are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and shall be deemed a part hereof from the date of the filing of such documents.

     Keystone, FTC and FFWM shareholders who wish to obtain copies of the FTC documents incorporated by reference herein may do so by following the instructions under "Available Information" above.

                              FFWM PLAN OF MERGER

     This section of the Joint Proxy Statement/Prospectus describes certain of the more important aspects of the FFWM Plan of Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the FFWM Plan of Merger, which has been filed with the SEC as an exhibit to the Registration Statement. The FFWM Plan of Merger is incorporated in this Joint Proxy Statement/Prospectus by reference to such filing and is available upon request. See "Available Information."


The FFWM Merger

     The FFWM Plan of Merger provides for a merger of FFWM and Keystone in which Keystone will be the surviving corporation. In the FFWM Merger, each of the approximately [2,167,896] outstanding shares of FFWM Common Stock (other than shares subject to dissenters' rights) will be converted into the right to receive either 1.29 shares of Keystone Common Stock or an equivalent amount of cash, as elected by the holder in the manner and subject to the limitations described below. See "Elections by FFWM Shareholders," "Limitations on Effectiveness of Elections" and "Conversion of FFWM Shares." The FFWM Merger will not result in any change in the shares of Keystone Common Stock held by the current Keystone shareholders.

     Keystone is a bank holding company with its principal executive offices in Harrisburg, Pennsylvania. Its bank subsidiaries are American Trust Bank, Cumberland, Maryland, Frankford Bank, N.A., Horsham, Pennsylvania; Keystone National Bank, Lancaster, Pennsylvania; Mid-State Bank and Trust Company, Altoona, Pennsylvania; Northern Central Bank, Williamsport, Pennsylvania; and Pennsylvania National Bank and Trust Company, Pottsville, Pennsylvania, which operate a combined total of 140 banking offices in central and southeastern Pennsylvania, western Maryland and northeastern West Virginia. It also has a number of nonbank subsidiaries and divisions which provide services to Keystone and its customers, including brokerage, investment, mortgage banking, leasing and insurance. See "Summary--The Parties--Keystone" and "Keystone Documents Incorporated by Reference."

     FFWM is a thrift holding company with its principal executive offices in Cumberland, Maryland. Its principal subsidiary is First Federal Savings Bank of Western Maryland ("First Federal"), which operates 10 banking offices in Allegany, Garrett and Washington Counties in Western Maryland. See "Summary--The Parties--FFWM" and "FFWM Documents Incorporated by Reference."

     As a result of the FFWM Merger, Keystone will acquire all of the assets and liabilities of FFWM, and FFWM will cease to exist as a separate corporation. It is contemplated that contemporaneously with the FFWM Merger, FFWM's subsidiary, First Federal, will be merged into American Trust Bank, one of Keystone's bank subsidiaries (the "Bank Merger").


Background of the FFWM Merger

     In May 1996, FFWM received a proposal from its largest shareholder requesting that the Board of Directors take steps to achieve a sale or merger of FFWM. Further, this shareholder later indicated his intention to nominate an alternative slate for election to FFWM's Board of Directors at the Annual Meeting of Shareholders, anticipated to be held in October 1996.

     During mid-August 1996, management contacted the investment banking firm of Alex. Brown & Sons Incorporated ("Alex. Brown") to discuss its possible engagement to assist FFWM in evaluating alternatives to maximize shareholder value. After discussions with management, Alex. Brown attended a meeting of FFWM's Board of Directors on August 19, 1996 and following a presentation to the Board, was engaged by FFWM as its financial advisor in order to assist the Board in exploring and evaluating the various options available to FFWM to maximize shareholder value, including the possible sale of FFWM. As disclosed in the press release issued on the same day, the Board determined that it was appropriate to identify potential acquirors and to pursue discussions with interested parties, although no assurance was given that discussions would occur or, if discussions were to occur, that they would result in an offer being made to FFWM or that the Board would determine that any such offer, if received, would be in the best interest of FFWM's shareholders.

     Later in August 1996, Alex. Brown began the process of contacting 31 parties whom Alex. Brown believed might have an interest in acquiring FFWM. Of this number, 18 parties signed confidentiality agreements and received copies of a confidential offering memorandum. On September 10, 1996, Alex. Brown received four preliminary indications of interest regarding the possible acquisition of FFWM. Each of these four parties proceeded to conduct an extensive due diligence review of FFWM's business, operations and financial condition. On October 10, 1996 three parties submitted formal proposals regarding the possible acquisition of FFWM.

     On August 30, 1996, the shareholder proposal relating to the sale of FFWM was formally withdrawn. FFWM's largest shareholder also decided not to nominate an alternative slate in opposition to the Board's nominees for election as directors of FFWM. To FFWM's knowledge, each of these actions occurred without the benefit of any knowledge, other than from publicly available information, concerning the above-described events.

     During the remainder of October 1996, management, together with Alex. Brown and legal counsel, evaluated the three proposals and continued to discuss with each party the terms and conditions of their respective proposal.

     At a meeting of FFWM's Board of Directors held on November 6, 1996, management, as well as FFWM's legal counsel and Alex. Brown, reviewed the terms and conditions of the three proposals, two of which, including the proposal from Keystone, were viewed as the most potentially advantageous to FFWM's shareholders. After a thorough review and discussion of the terms, conditions and relative levels of risk associated with each of these proposals, the Board determined to authorize management, with the assistance of Alex. Brown and legal counsel, to negotiate a definitive agreement with the competing bidder and to conduct due diligence on the competing bidder's business, operations and financial condition. However, the Board specifically reserved its right, in the exercise of its fiduciary obligations, to reevaluate these competing proposals if there should be any significant change in the terms, conditions or relative levels of risk associated with either or both of the proposals. Keystone was informed by Alex. Brown of the Boards decision to proceed with the competing bidder.

     During the course of negotiations with the competing bidder, the competing bidder introduced several issues which FFWM believed were not customary in a transaction of this type. While the negotiations with the competing bidder were in process, FFWM was contacted by Keystone and informed that Keystone believed that it had satisfactorily addressed FFWM's stated concerns with its proposal and was prepared to improve upon its proposal. Management, together with Alex. Brown and legal counsel, verified Keystone's representation that it had addressed FFWM's stated concerns with Keystone's proposal. On or about November 20, 1996, Alex. Brown informed the competing bidder that Keystone had, through its own actions, reemerged as a potential acquiror and that management, upon the advice of Alex. Brown and legal counsel, believed that it was obligated to present to FFWM's Board of Directors the change in circumstances relating to the terms of both the competing bidder's proposal and Keystone's proposal.

     On November 22, 1996, FFWM's Board of Directors met and was informed by management, together with Alex. Brown and legal counsel, of the then existing terms, conditions and relative levels of risk associated with the proposals by the competing bidder and Keystone. After a lengthy discussion, and while not terminating negotiations with the competing bidder, the Board determined to authorize management, with the assistance of Alex. Brown and legal counsel, to negotiate a definitive agreement with Keystone. Management also began conducting due diligence on Keystone's business, operations and financial condition.

     Negotiation of a definitive agreement with Keystone was completed promptly and at a meeting of FFWM's Board of Directors held on November 26, 1996, management of FFWM, together with Alex. Brown and legal counsel, reviewed among other things, the terms of the proposed FFWM Merger, the terms of the FFWM Plan of Merger and a summary of management's due diligence findings. Based on that review and consideration of the factors discussed herein, including the written fairness opinion provided by Alex. Brown, FFWM's Board of Directors unanimously approved and authorized the execution of the FFWM Plan of Merger.


Reasons for the FFWM Merger

     FFWM. In reaching its determination that the FFWM Merger and the FFWM Plan of Merger are fair to, and in the best interests of, FFWM and its shareholders, FFWM's Board of Directors consulted with its financial advisor, as well as with FFWM's management, and considered a number of factors, including, without limitation, the following: (i) the Board of Directors' belief that the terms of the FFWM Plan of Merger are attractive in that the FFWM Plan of Merger allows FFWM's shareholders, subject to specified limitations, to choose whether to accept cash or to become shareholders of Keystone, a company that the Board of Directors believes has positive future prospects; (ii) the written opinion of Alex. Brown that the consideration is fair to FFWM's shareholders from a financial point of view, (iii) pro forma financial information on the FFWM Merger, including, among other things, earnings per share, dilution analysis and ratio impact information; (iv) the sustainability of core earnings by Keystone and potential for growth; (v) the tax-free nature of the transaction to FFWM and shareholders who receive solely shares of Keystone Common Stock in connection with the FFWM Merger; (vi) historical stock price information for both Keystone and FFWM; (vii) the Board's review, based on a presentation by FFWM's management regarding FFWM's due diligence and its analysis of the business, operations, management, earnings and financial condition of Keystone on both a historical and a prospective basis, of (A) the enhanced opportunities for operating efficiencies, particularly in terms of integration of operations and support functions such as product development, asset-liability management, marketing, data processing, loan review and finance and accounting, that could result from the FFWM Merger and (B) the enhanced opportunities for growth that the FFWM Merger would make possible, particularly the ability to access the managerial and other resources of Keystone in designing future products and services that FFWM does not now offer and in responding to changing competitive, technological and regulatory environments; (viii) the Board's belief that the combined enterprise, having a greater size and greater resources than FFWM, could offer FFWM's customers a broader range of products and services than FFWM presently offers as an independent entity; (ix) the Board's review of alternatives to the FFWM Merger (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling FFWM and remaining independent and growing through future acquisitions), including the range of possible values to FFWM's shareholders obtainable through implementation of such alternatives and the timing and likelihood of actually receiving such values; (x) the Board's review of the competing proposals, as discussed above; (xi) the Board's review of multiples of book value, earnings per share and market price to be paid by Keystone and paid by other acquirors in other comparable recent acquisitions of savings banks and thrifts; and (xii) the current and prospective economic environment and competitive constraints facing financial institutions, including FFWM and Keystone.

     Keystone. Through the merger of FFWM's subsidiary, First Federal, with Keystone's subsidiary, American Trust Bank, Keystone seeks to increase American Trust Bank's market penetration in the areas currently served by both banks and to extend American Trust Bank's market geographically. American Trust Bank has offices in Allegany and Garret Counties in Maryland and Mineral County, West Virginia. First Federal has eight offices in Allegany County, one office in Garrett County, and one office in Washington County, Maryland. At September 30, 1996, First Federal had total assets of $346 million and deposits of $281 million. Of First Federal's total assets, approximately 66% consist of consumer loans and residential mortgages. Keystone hopes following the merger to retain First Federal's depositors and consumer borrowers and thereby significantly increase its retail customer base. In turn, American Trust Bank will have the opportunity to increase its earnings by expanding banking relationships with its new customers by offering them products and services not presently offered by First Federal. Keystone believes that the merger may enable it to realize cost efficiencies at the same time that it expands its customer base. Finally, the merger will enable American Trust Bank to expand its market geographically, both in the counties in which both banks have offices and into the city of Hagerstown, in Washington County, Maryland, where First Federal currently has an office, but American Trust Bank does not.

Required Vote; Management Recommendation

     Approval of the FFWM Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of FFWM Common Stock. Because approval requires the affirmative vote of a majority of all outstanding FFWM shares, an abstention or a broker non-vote will have the same legal effect as a vote against approval of the FFWM Plan of Merger. THE BOARD OF DIRECTORS OF FFWM UNANIMOUSLY RECOMMENDS THAT FFWM SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF MERGER.

     The Board of Directors of Keystone has approved the FFWM Plan of Merger, and under the Pennsylvania Business Corporation Law no approval of the FFWM Plan of Merger by the shareholders of Keystone is required.


Voting Agreements

     In connection with the FFWM Plan of Merger, the directors of FFWM have entered into agreements to vote certain shares of FFWM Common Stock beneficially owned by them in favor of the FFWM Merger. The directors of FFWM have agreed with Keystone that they will vote in favor of the FFWM Merger all shares of FFWM Common Stock owned by them as individuals or (to the extent of their proportionate interest) jointly with other persons, and that they will use their best efforts to cause any other shares of FFWM Common Stock over which they have or share voting power to be voted in favor of the FFWM Merger. In the aggregate, these agreements commit 141,134 shares of FFWM Common Stock (6.5% of the outstanding shares) to be voted in favor of the FFWM Merger.

     The agreements further provide that with respect to shares of FFWM Common Stock owned by the directors as individuals or (to the extent of the director's proportionate interest) jointly with other persons (collectively, "Shares"), the directors will not until the FFWM Merger has been consummated or the FFWM Plan of Merger has been terminated: (1) vote Shares in favor of any other merger or transaction which would have the effect of a person other than Keystone acquiring control of FFWM or First Federal or (2) sell or otherwise transfer Shares (i) pursuant to any tender offer or similar proposal made by a person other than Keystone or an affiliate, (ii) to any person other than Keystone or an affiliate seeking to obtain control of FFWM or First Federal or (iii) for the principal purpose of avoiding the director's obligations under the agreement. The agreements define "control" as the ability to direct (1) the voting of 10% or more of the shares eligible to vote in an election of directors or (2) the management and policies of FFWM or First Federal.

     The agreements are applicable to the directors only in their capacities as shareholders and do not affect the exercise of their responsibilities as directors or officers. The agreements also do not apply to any shares of FFWM Common Stock held by a director as a trustee or other fiduciary. No monetary or other compensation was paid to any FFWM director for entering into these agreements.

     The foregoing is a summary of the material terms of the voting agreements. The form of these agreements has been filed with the SEC as an exhibit to the Registration Statement. Such form is incorporated herein by reference, and the foregoing summary of the agreements is qualified in its entirety by reference to such filing.


Opinion of FFWM Financial Advisor

     FFWM retained Alex. Brown to act as FFWM's financial advisor in connection with the FFWM Merger and related matters. Alex. Brown was selected to act as FFWM's financial advisor based upon its qualifications, expertise and reputation, as well as Alex. Brown's prior investment banking relationship and familiarity with FFWM. Alex. Brown regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.

     On November 26, 1996, at the meeting at which the FFWM Board approved and adopted the FFWM Plan of Merger, Alex. Brown delivered a written opinion to the FFWM Board of Directors that, as of such date, the Total Consideration (defined below) to be received by the shareholders of FFWM, was fair to the shareholders of FFWM from a financial point of view (the "Opinion"). Pursuant to the Agreement, each share of FFWM common stock issued and outstanding immediately prior to the effective time of the merger with Keystone will be converted into the right to receive, at the election of the holder thereof, either (i) 1.29 shares (the "Exchange Ratio") of common stock of Keystone or (ii) an amount in cash equal to the Exchange Ratio multiplied by Keystone's average closing bid price for the 20 consecutive trading days preceding the sixth trading day prior to the closing date. The total consideration ("Total Consideration") shall mean the sum of the stock election described under (i), which will equal approximately 60% of the Total Consideration, and the cash election described under (ii), which will equal approximately 40% of the Total Consideration. No limitations were imposed by the FFWM Board of Directors upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering the Opinion.

     The full text of the Opinion, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex III and is incorporated herein by reference. FFWM shareholders are urged to read the Opinion in its entirety. The following summary of the Opinion is qualified in its entirety by reference to the full text of the Opinion.

     In rendering the Opinion, Alex. Brown (i) reviewed the FFWM Plan of Merger, certain publicly available business and financial information concerning FFWM and Keystone, and certain internal financial analyses and forecasts for FFWM and Keystone prepared by their respective managements; (ii) held discussions with members of senior management of FFWM and Keystone regarding the past and current business operations, financial condition, and future prospects of their organizations; (iii) reviewed the reported price and trading activity for FFWM Common Stock and Keystone Common Stock and compared certain financial and stock market information for each of FFWM and Keystone with similar information for certain other financial institutions, the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the financial institutions industry which Alex. Brown deemed comparable in whole or in part; and (v) performed such other studies and analyses as Alex. Brown considered appropriate.

     Alex. Brown relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its Opinion. With respect to the financial forecasts reviewed by Alex. Brown in rendering its Opinion, Alex. Brown assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of each of FFWM and Keystone as to the future financial performance of FFWM and Keystone. Alex. Brown did not make an independent evaluation or appraisal of the assets or liabilities of FFWM or Keystone, nor was it furnished with any such appraisal.

     The summary set forth below does not purport to be a complete description of the analyses performed by Alex. Brown in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. No one of the analyses performed by Alex. Brown was assigned a greater significance than any other. In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond FFWM's or Keystone's control. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Analysis of Selected Publicly Traded Companies. In preparing the Opinion, Alex. Brown, using publicly available information, compared selected financial information, including book value, tangible book value, latest twelve months ("LTM") earnings, 1996 estimated earnings, 1997 estimated earnings, asset quality ratios and loan loss reserve levels, for FFWM and its peer group of savings bank organizations.

     The peer group was comprised of savings banks located in Maryland, Virginia and West Virginia that possessed asset bases between $100 million and $500 million ("Peer Group"). The Peer Group included American National Bancorp
(ANBK), Bedford Bancshares, Inc. (BFSB), Community Financial Corp. (CFFC), Equitable Federal Savings Bank (EQSB), Essex Bancorp, Inc. (ESX), Fed One Bancorp (FOBC), Guaranty Financial Corp. (GSLC), Harbor Federal Bancorp, Inc.
(HRBF), and Washington Savings Bank, FSB (WSB). As of November 25, 1996, the relative multiples implied by the market price of FFWM's Common Stock and the mean market price of the common stock of the Peer Group to such selected financial data were: to LTM earnings 15.2x for FFWM and 11.2x for the Peer Group; to 1996 I/B/E/S (Institutional Brokerage Estimation Service) estimated earnings per share, 14.2x for FFWM and 11.8x for the Peer Group; to 1997 I/B/E/S estimated earnings per share, 13.7x for FFWM and 11.5x for the Peer Group; to stated book value, 146% for FFWM and 104% for the Peer Group; to tangible book value, 146% for FFWM and 104% for the Peer Group; and to total assets, 17.1% for FFWM and 9.8% for the Peer Group.

     Analysis of Selected Acquisition Transactions. In preparing the Opinion, Alex. Brown analyzed certain selected merger and acquisition transactions for savings banks based upon the acquisition price relative to stated book value, normalized book value (which assumes normalized book multiple is paid for all equity up to 8.0% of assets and then dollar-for-dollar for all additional equity), tangible book value, LTM earnings, total assets and the premiums to core deposits and market price. The market price premium is measured against the market price of the common stock one month prior to the acquisition announcement. The analysis included a review and comparison of the mean multiples represented by a sample of recently effected or pending savings bank acquisitions nationwide having a transaction value greater than $20 million and less than $100 million which were announced since January 1, 1995 (a total of 59 transactions) ("National Transactions"), as segmented into: (i) transactions in which the selling savings bank was headquartered in the Mid-Atlantic Region (15) ("Regional Transactions"); (ii) transactions in which the selling savings bank achieved a return on average assets ("ROAA") between 0.80% and 1.20% in the year of its announced acquisition (26) ("Profitability-Segmented Transactions"); and
(iii) transactions in which the selling savings bank had a tangible equity to assets ratio greater than 10.0% (27) ("Capital-Segmented Transactions").

     The relative multiples implied by the Total Consideration ($34.19 implied per share value to FFWM shareholders as of November 25, 1996) and each of the selected acquisition transaction segmentations, respectively, are provided in the following table:

                                                       Purchase Price to:
                                        ---------------------------------------------    Core
                                         Book   Norm. Bk   Tang. Bk.    LTM            Deposits    Market
                                        Value     Value      Value      EPS   Assets    Premium   Premium
                                        ------  ---------  ----------  -----  -------  ---------  --------
Consideration ($34.19 per share)......  180.5%     221.5%      180.5%  18.8x    21.8%      13.1%     22.1%

Comparable Acquisition Transactions:
(a)  Nationwide - Mean................  146.5%     169.1%      149.1%  16.4x    16.3%       7.6%     30.3%
  High................................  202.0%     263.6%      202.2%  23.3x    34.0%      17.7%     86.3%
  Low.................................  110.0%     110.0%      110.0%   8.5x     6.3%       1.5%     -3.8%

(b)  Regional Transactions - Mean.....  153.2%     184.8%      155.0%  16.5x    19.2%      10.3%     31.8%
  High................................  202.0%     250.8%      202.2%  21.8x    29.5%      17.4%     86.3%
  Low.................................  110.8%     115.1%      126.4%   8.9x     9.2%       3.3%     -1.5%

(c)  Profitability-Segmented Mean.....  153.0%     177.7%      153.9%  15.9x    18.2%       8.7%     31.2%
  High................................  202.0%     263.6%      202.2%  21.8x    34.0%      17.7%     86.3%
  Low.................................  110.5%     141.0%      110.5%   8.5x     8.1%       4.2%     -1.5%

(d)  Capital-Segmented - Mean.........  140.6%     180.0%      141.5%  18.3x    21.8%       9.3%     24.2%
  High................................  198.3%     263.6%      198.3%  21.8x    34.0%      17.7%     57.6%
  Low.................................  110.0%     129.8%      110.0%  12.1x    13.9%       3.5%     -3.8%

     Contribution Analysis. Alex. Brown also determined the contribution by FFWM of key historical balance sheet items (including assets, loans and deposits) and selected historical income statement items (including latest twelve months net interest income and net income) to the resulting pro forma entity, as compared to the implied value contributed by Keystone in stock and cash that was received by current FFWM shareholders in aggregate as a result of the acquisition (as of the exchange ratio on November 26, 1996).

     The relative levels of contribution by FFWM in these selected areas and the implied value contributed by Keystone in stock and cash received by current FFWM shareholders, in aggregate, are presented in the following table:


                                              FFWM
     Balance Sheet Items                  Contribution
     -------------------                  -------------
       Assets...........................       6.2%
       Loans............................       7.2%
       Deposits.........................       6.4%

     Net Income Items
     ----------------
       LTM Net Interest Income..........       6.8%
       LTM Net Income...................       5.6%

     Implied Value Contributed in Stock
       and Cash by Keystone.............       7.2%

     Impact on FFWM Shareholders. Based on the fixed exchange ratio that FFWM shareholders could receive as part of the FFWM Plan of Merger, Alex. Brown was able to determine the expected effect of the transaction to the current shareholders of FFWM Common Stock. The pro forma values listed in the table below and their resulting implications to current FFWM shareholders are based on historical and projected Keystone and FFWM financials; the 1997 estimated earnings per share figures also assume Keystone can recognize 40% pre-tax expense savings relating to the FFWM Merger. As such the values listed in the table below are not necessarily indicative of actual values, which may be significantly more or less than such estimates.


                              FFWM         FFWM
                           Stand-Alone  Pro Forma
                           -----------  ----------

   1997 Estimated EPS....     $ 2.03      $ 2.59
     Percent Change......                    28%
   Book Value per Share..     $18.94      $17.72
     Percent Change......                    -3%
   Dividends per Share...     $ 0.48      $ 1.24
     Percent Change......                   158%

     Discounted Dividend Analysis. Using discounted cash flow analysis, Alex. Brown estimated the present value of the future dividend streams that FFWM could produce over a five-year period, under different assumptions as if FFWM performed in accordance with management's forecasts and certain variants thereof. Alex. Brown also estimated the terminal value for FFWM's common equity after the five-year period by applying earnings acquisition multiples (14.0 -
18.0 times) currently being received by savings bank institutions with similar profitability ratios as FFWM is projected to have during its calendar year ending December 31, 2001. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of FFWM. The dividend streams and terminal values were then discounted to present values using discount rates ranging from 11.0% to 15.0%, which reflect different assumptions regarding the required rates of return of holders or prospective buyers of FFWM's common equity.

     Reference Range. Based in part on the several analyses discussed above, Alex. Brown developed, for purposes of its Opinion, a reference range for the value of FFWM common equity of $26.50 to $34.50 per share of

FFWM Common Stock. The values reflected in the foregoing reference range were considered along with the other analyses performed by Alex. Brown and were not intended to represent the price at which 100% of FFWM Common Stock could actually be sold. The foregoing reference ranges were based in part on the application of economic and financial models and are not necessarily indicative of actual values; which may be significantly more or less than such estimates. The reference ranges do not purport to be appraisals.

     Compensation of Financial Advisor. Pursuant to the terms of an engagement letter dated August 19, 1996, FFWM has agreed to pay Alex. Brown a fee of 1.0% of the aggregate consideration received by FFWM shareholders in the FFWM Merger. This fee is payable to Alex. Brown upon consummation of the FFWM Merger, and is estimated to be approximately $750,000, assuming that the per share consideration paid to FFWM shareholders is $34.19 at the consummation of the FFWM Merger. Whether or not the FFWM Merger is consummated, FFWM also has agreed to pay all of Alex. Brown's out-of-pocket expenses, including fees and disbursements of counsel, incurred by Alex. Brown in carrying out its duties under its engagement, and to indemnify Alex. Brown and certain related persons against certain liabilities relating to or arising out of its engagement.


Elections by FFWM Shareholders

     Pursuant to the FFWM Plan of Merger, each holder of record of FFWM Common Stock may elect to receive, in exchange for each share of FFWM Common Stock held of record by such holder, either solely (1) 1.29 shares of Keystone Common Stock (the "Stock Election") or (2) an amount in cash equal to 1.29 times the average of the closing bid prices for the Keystone Common Stock on the NASDAQ National Market System for the 20 trading days ending with the sixth trading day immediately preceding the closing date for the FFWM Merger (the "Cash Election").

     No Partial Elections. Except as discussed below with respect to nominee holders, each FFWM shareholder will be required to make the same Election (either solely the Stock Election or solely the Cash Election) for all shares of FFWM Common Stock held of record by such holder, whether such shares are held in a single or in multiple shareholder accounts. For purposes of the FFWM Plan of Merger, a person holding shares of record individually will be treated as a separate holder from the same person holding shares of record jointly with another person or in a fiduciary capacity.

     Manner of Election. The proxy card accompanying this Joint Proxy Statement/Prospectus as sent to each FFWM shareholder of record on the record date for the FFWM Special Meeting contains a Form of Election on which such shareholders may designate either the Stock Election or the Cash Election. Persons who become FFWM shareholders of record after the record date for the FFWM Special Meeting may obtain a Form of Election by writing to First Financial Corporation of Western Maryland, 118 Baltimore Street, Cumberland, Maryland 21502, Attention: William C. Marsh, Executive Vice President and Chief Financial Officer.

     To be effective, a Form of Election (or a facsimile thereof), properly completed and signed, must be received by FFWM at the above address not later than 10:00 a.m., local time, on March 17, 1997 (the "Election Deadline"). Any FFWM shareholder whose Form of Election is not received prior to the Election Deadline will be deemed to have made either the Stock Election or the Cash Election, as determined by Keystone in order to satisfy the Minimum Stock and Maximum Stock Limitations described below. See "Limitations on Effectiveness of Elections."

     Revocability of Elections. Any FFWM shareholder who has submitted a Form of Election may change it by submitting a revised Form of Election (or a facsimile thereof) which is received by FFWM prior to the Election Deadline. In the event multiple Forms of Election are submitted by the same shareholder, the latest dated Form of Election will control.

     Upon the Election Deadline, Elections will become irrevocable except to the extent that changes are permitted, in the discretion of Keystone, to satisfy the Minimum Stock and Maximum Stock Limitations described below. See "Limitations on Effectiveness of Elections." In the event any shares of FFWM Common Stock are transferred after an Election has been made (or is deemed to have been made), the transferee of such shares will be bound by such Election unless a revised Form of Election (or a facsimile thereof) is received by FFWM prior to the Election Deadline.

     Nominee Holders. A holder of record of FFWM Common Stock who is a nominee only may submit one or more Forms of Election designating a combination of Elections, provided that such holder certifies to the satisfaction of Keystone that such shares are held as a nominee for more than one beneficial owner and that either solely the Stock Election or solely the Cash Election has been made with respect to all shares held as nominee for any one beneficial owner. Each beneficial owner for which such a Form of Election is submitted will be treated as a separate holder of FFWM Common Stock for the purpose of the Minimum Stock and Maximum Stock Limitations described below.


Limitations on Effectiveness of Elections

     The effectiveness of any Election made by an FFWM shareholder as described above is subject to the following limitations:

          (1) Minimum Stock Limitation. The aggregate market value on the day prior to the FFWM Merger of all whole shares of Keystone Common Stock to be issued pursuant to the Stock Election (the "Stock Value") must be at least equal to 55% of the Total Consideration (defined below) payable to FFWM shareholders in connection with the FFWM Merger; and

          (2) Maximum Stock Limitation. The Stock Value may not exceed 60% (or such greater percentage as Keystone in its sole discretion may determine to permit) of the Total Consideration except as necessary to assure that either solely the Stock Election or solely the Cash Election shall be in effect for each holder of FFWM Common Stock.

     For purposes of these limitations, the "Total Consideration" payable to FFWM Shareholders in connection with the FFWM Merger is defined as the sum of
(1) the Stock Value plus (2) the aggregate amount of cash which may be payable by Keystone (i) to FFWM shareholders making the Cash Election, (ii) in lieu of fractional shares of Keystone Common Stock to FFWM shareholders making the Stock Election (see "Conversion of FFWM Shares" below) and (iii) to FFWM shareholders who may perfect their rights as dissenting shareholders, as determined by Keystone as of the effective date of the FFWM Merger (see "Dissenters' Rights of FFWM Shareholders" below).

     In applying these limitations, Keystone will first treat any holders of FFWM Common Stock who have not submitted a timely Form of Election ("non-electing holders") as having made either the Stock Election as necessary to satisfy the Minimum Stock Limitation or the Cash Election as necessary to satisfy the Maximum Stock Limitation.

     If after allocating all non-electing holders to the Stock Election, Keystone determines that giving effect to all Cash Elections made by FFWM shareholders would result in the Minimum Stock Limitation not being met, the Cash Elections made by the FFWM shareholders holding the smallest numbers of shares of FFWM Common Stock will automatically be converted to the Stock Election in the order of their holdings of FFWM Common Stock, so that the holder of the smallest number of shares will be converted first, the holder of the second smallest number of shares will be converted second, and so on, until the Minimum Stock Limitation is satisfied.

     If after allocating all non-electing holders to the Cash Election, Keystone determines that giving effect to all Stock Elections made by FFWM shareholders would result in the Maximum Stock Limitation being exceeded, the Stock Elections made by the FFWM shareholders holding the smallest numbers of shares of FFWM Common Stock will automatically be converted to the Cash Election in the order of their holdings of FFWM Common Stock, in the same manner as described in the immediately preceding paragraph, until the Maximum Stock Limitation is satisfied.

Additional Procedures and Determinations

     Keystone has the right to establish additional procedures and to make reasonable determinations not inconsistent with the FFWM Plan of Merger governing any matters in connection therewith, including procedures and determinations as to the manner, form and validity of Elections, the necessity for, manner and extent of conversions of Elections resulting from the Minimum Stock and Maximum Stock Limitations and the ranking of holders of FFWM Common Stock for purposes of such conversions.


Conversion of FFWM Shares

     On the effective date of the FFWM Merger, (1) each share of FFWM Common Stock held by an FFWM shareholder who has made or is deemed to have made the Stock Election will be converted into the right to receive 1.29 shares of Keystone Common Stock, and (2) each share of FFWM Common Stock held by an FFWM shareholder who has made or is deemed to have made the Cash Election will be converted into the right to receive an amount in cash equal to 1.29 times the average of the closing bid prices for the Keystone Common Stock on the NASDAQ National Market System for the 20 trading days ending with the sixth trading day immediately preceding the closing date for the FFWM Merger (the "Average Keystone Price"). On February ___, 1997, the closing bid price for Keystone Common Stock reported on the NASDAQ National Market System was $_____.

     Surrender of Certificates. As promptly as practicable after the effective date of the FFWM Merger, Keystone will send to each shareholder of record of FFWM immediately prior to the FFWM Merger a letter of transmittal containing instructions on how to effect the exchange of FFWM Common Stock certificates for certificates representing the shares of Keystone Common Stock or for the cash into which their FFWM shares have been converted. FFWM shareholders should not send in their certificates until they receive such written instructions. However, certificates should be surrendered promptly after instructions to do so are received.

     No interest will accrue or be payable in respect of any cash payable on surrender for exchange of FFWM Common Stock certificates, and no such cash will be paid or Keystone Common Stock certificates issued to any former FFWM shareholder until such shareholder's FFWM Common Stock certificates are surrendered for exchange as provided in the letter of transmittal.

     Any dividends declared on Keystone Common Stock after the effective date of the FFWM Merger will apply to all whole shares of Keystone Common Stock into which shares of FFWM Common Stock have been converted in the FFWM Merger under the Stock Election. However, no former FFWM shareholder will be entitled to receive any such dividend until such shareholder's FFWM Common Stock certificates have been surrendered for exchange as provided in the letter of transmittal. Upon such surrender the former FFWM shareholder will be entitled to receive all such dividends payable on the whole shares of Keystone Common Stock represented by the surrendered certificate or certificates (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon).

     Payment for Fractional Shares. No fractional shares of Keystone Common Stock will be issued in connection with the FFWM Merger. Instead, each FFWM shareholder who surrenders for exchange FFWM Common Stock certificates representing a fraction of a share of Keystone Common Stock will be entitled to receive, in addition to a certificate for the whole shares of Keystone Common Stock represented by the surrendered certificates, cash in amount equal to such fractional part of a share multiplied by the value of $26.50 for one whole share of Keystone Common Stock.

     Unexchanged Certificates. On the effective date of the FFWM Merger, the stock transfer books for FFWM Common Stock will be closed, and no further transfers of FFWM Common Stock will be made or recognized. Certificates for FFWM Common Stock not surrendered for exchange will entitle the holder only to receive, upon surrender as provided in the letter of transmittal, either (1) a certificate for the whole shares of Keystone Common Stock into which the shares represented thereby have been converted under the Stock Election, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above, or (2) the cash into which the shares represented thereby have been converted under the Cash Election.

     If the FFWM Merger becomes effective and any former FFWM shareholder who makes or is deemed to have made the Stock Election does not surrender his or her FFWM Common Stock certificates for exchange on or before the second anniversary of the effective date, Keystone, at its option, may at any time thereafter sell such shareholder's Keystone Common Stock without notice to the shareholder. After any such sale, the sole right of such shareholder shall be to receive, upon surrender of the shareholder's FFWM Common Stock certificates, the net proceeds of the sale (without interest and less the amount of any taxes which may have been imposed or paid thereon).

     Keystone Shareholder Rights Plan. If no Distribution Date under Keystone's shareholder rights plan (see "Comparison of Keystone Common Stock and FFWM Common Stock--Keystone Shareholder Rights Plan") shall have occurred prior to the effective date of the FFWM Merger, then each share of Keystone Common Stock issued in the FFWM Merger shall also evidence one Right under Keystone's shareholder rights plan. If the Distribution Date shall have occurred, then it is a condition to the FFWM Merger that Keystone take one of the actions set forth under "Conditions to the FFWM Merger" below.

     Adjustment of Exchange Ratio. The FFWM Plan of Merger contains provisions for the proportionate adjustment of the exchange ratio to be used for converting FFWM Common Stock into Keystone Common Stock or cash in the FFWM Merger if a stock dividend, stock split, reclassification or similar event involving the Keystone Common Stock or the FFWM Common Stock occurs prior to the FFWM Merger. The exchange ratio of 1.29 shares of Keystone Common Stock for each share of FFWM Common Stock, as the same may be adjusted pursuant to such provisions, is sometimes referred to below as the "Exchange Ratio." See also "Amendment, Waiver and Termination" below for a discussion of Keystone's right to terminate the FFWM Plan of Merger in the event the average closing bid price for Keystone Common Stock for a prescribed 20-trading-day period exceeds $31.80, and FFWM's right to prevent such termination by electing to proportionately reduce the Exchange Ratio.


Tax Consequences to FFWM Shareholders

     Federal Tax Opinion. The FFWM Plan of Merger requires as a condition to the FFWM Merger that an opinion of counsel or of independent public accountants be received by Keystone and FFWM to the effect that for purposes of federal income tax:

          (1) The FFWM Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

          (2) Except for cash received in lieu of fractional shares, no income, gain or loss will be recognized by the shareholders of FFWM who receive solely Keystone Common Stock on the exchange of their shares of FFWM Common Stock;

          (3) The basis of shares of Keystone Common Stock to be received by shareholders of FFWM will be the same as the basis of the shares of FFWM Common Stock exchanged therefor; and

          (4) The holding period of the shares of Keystone Common Stock received by shareholders of FFWM will include the period during which the FFWM Common Stock exchanged therefor was held by the FFWM shareholder, provided that the FFWM Common Stock was held as a capital asset at the effective time of the FFWM Merger.

     Stock Election. An FFWM shareholder who makes or is deemed to have made the Stock Election will not recognize gain or loss for federal income tax purposes on the exchange of his FFWM shares for full shares of

Keystone Common Stock. However, gain or loss will be recognized upon the receipt of cash in lieu of a fractional share interest. To compute the amount, if any, of such gain or loss, the cost or other basis of the FFWM Common Stock exchanged must be allocated proportionately to the total number of shares of Keystone Common Stock received, including any fractional share interest. Gain or loss will be recognized measured by the difference between the cash received and the basis of the fractional share interest as so allocated. Under Section 302(a) of the Code, any such gain or loss will generally be entitled to capital gain or loss treatment if the FFWM Common Stock was a capital asset in the hands of the shareholder and the cash received was not essentially equivalent to a dividend.

     If any shares of Keystone Common Stock received in the FFWM Merger are subsequently sold, gain or loss on the sale should be computed by allocating the cost or other basis of the FFWM Common Stock exchanged in the FFWM Merger to the shares sold in the manner described in the preceding paragraph. The holding period for the shares of Keystone Common Stock received in the FFWM Merger will include the holding period for the shares of FFWM Common Stock exchanged in determining, for example, whether any such gain or loss is a long-term or short-term capital gain or loss.

     Cash Election. Where an FFWM shareholder makes or is deemed to have made the Cash Election and receives cash in exchange for FFWM Common Stock, the cash will be treated as received by the shareholder as a distribution in redemption of Keystone Common Stock that the shareholder would have received if the shareholder had made the Stock Election, subject to the provisions and limitations of Section 302 of the Code. Pursuant to Section 302, and assuming that the FFWM Common Stock of such shareholder is a capital asset in the hands of the shareholder, an FFWM shareholder who makes or is deemed to have made the Cash Election will realize capital gain or loss on the exchange if (i) such shareholder has no stock interest in Keystone following the FFWM Merger, (ii) the exchange is substantially disproportionate with respect to such shareholder or (iii) the exchange is not essentially equivalent to a dividend. For these purposes, an FFWM shareholder will be considered to own stock of Keystone owned after the FFWM Merger by certain related individuals or entities under the attribution of ownership rules set forth in Section 318 of the Code as made applicable to Section 302 of the Code. If none of (i), (ii) or (iii) above applies, an FFWM shareholder who makes or is deemed to have made the Cash Election will be treated as though the shareholder had received a dividend equal to the cash received, taxable as ordinary income in the year in which the FFWM Merger occurs.

     As indicated under the caption "Elections by FFWM Shareholders," each FFWM shareholder must make the same Election for all shares of FFWM Common Stock held in a particular capacity. If an FFWM shareholder holds FFWM Common Stock in more than one capacity--for example, a husband holds 100 shares individually and he and his wife hold 100 shares as tenants by the entireties--the same Election should be made for all such holdings. If the same Election is not made, FFWM shareholder may be subject to Section 356 of the Code. Pursuant to Section 356, the cash received may under certain circumstances be treated as a dividend, taxable as ordinary income in the year in which the FFWM Merger occurs.

     Dissenting Shareholders. Where an FFWM shareholder exercises dissenters' rights and receives cash in exchange for FFWM Common Stock, the cash will be treated as received by the shareholder as a distribution in redemption of the FFWM Common Stock subject to the provisions and limitations of Section 302 of the Code. The cash received by a dissenting FFWM shareholder will be treated as if the shares had been sold to FFWM for the cash received, and will generally be entitled to capital gain or loss treatment under Section 302 of the Code, provided the shares are a capital asset in the hands of the shareholder. However, because the ownership of shares by certain individuals related to the shareholder and by certain partnerships, estates, trusts and corporations in which the shareholder has an interest may have an adverse impact on the tax treatment of the cash received by the shareholder and result in it being taxed as a dividend, an FFWM shareholder should consult with his own personal tax advisor as to the federal, state and local tax consequences of exercising dissenters' rights.

     Maryland Personal Income Tax. For FFWM shareholders who are subject to the Maryland personal income tax, the Maryland state income tax consequences of receiving Keystone Common Stock and cash in lieu of fractional shares pursuant to the Stock Election, cash pursuant to the Cash Election, or cash as a dissenting shareholder are the same as they are under the Code for federal income tax purposes, as described above.

     The foregoing is intended only as a summary of certain federal income tax and Maryland personal income tax consequences of the FFWM Merger under existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice, and any such change might be retroactively applied to the FFWM Merger. Among other things, the summary does not address state income tax consequences in states other than Maryland, local taxes, or the federal or state income tax considerations that may affect the treatment of a shareholder who acquired FFWM Common Stock pursuant to an employee stock option. Accordingly, it is recommended that FFWM shareholders consult their own tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all federal, state and local tax matters in connection with the FFWM Merger.


Boards of Directors Following the FFWM Merger

     The FFWM Merger will not result in any changes in the membership of the Board of Directors of Keystone. However, at the time the FFWM Merger becomes effective, three directors of FFWM selected by Keystone will be added to the Board of Directors of American Trust Bank, which presently consists of 12 directors.


Interests of Certain Persons in the Transaction

     Advisory Fees for FFWM Directors. Keystone has agreed in the FFWM Plan of Merger that, in consideration of their being available for reasonable advisory services during the one-year period following consummation of the FFWM Merger, Keystone will pay to each current director of FFWM who remains a director until immediately prior to the FFWM Merger an amount equal to the fees that such director received from FFWM during the one-year period preceding the FFWM Merger, including retainer fees and fees for attendance at Board of Directors and Board committee meetings. The amount paid to any FFWM director who becomes a member of the Board of Directors of American Trust Bank will be reduced by the amount of fees paid to the director for service in that capacity.

     Each director of FFWM receives a retainer of $200 each month so long as the director's rate of attendance at meetings of the Board of Directors exceeds 75% during the immediately preceding twelve-month period. Directors receive fees of $500 and $100 for each meeting of the Board of Directors of First Federal and subsidiaries thereof, respectively, attended and $50 for each committee meeting of First Federal's Board attended. In the fiscal year ended June 30, 1996 fees paid to FFWM directors ranged between $12,200 and $13,400 per director.

     FFWM Executive Officer Severance Arrangements. FFWM and First Federal (the "Employers") are parties to an Employment Agreement with Patrick J. Coyne, Chairman, President and Chief Executive Officer of the Employers. The Employers have also entered into Severance Agreements with the following Executive Vice Presidents, Kenneth W. Andres, William C. Marsh and R. Craig Pugh. Each of these agreements provide that in the event of a change of control, as defined in the agreements, the respective executive officer shall be entitled to receive a lump sum severance payment equal to three times (Mr. Coyne) or 2.99 times (Messrs. Andres, Marsh and Pugh) his average annual compensation for the preceding five years or, if employed for less than five years, such shorter period of time. Consummation of the FFWM Plan of Merger will constitute a change of control under the terms of each of the agreements. Further, the employment of each of Messrs. Coyne, Andres, Marsh and Pugh will terminate effective on the effective date of the FFWM Merger and none of these officers will have any continuing employment with Keystone or American Trust Bank following the effective date. Upon consummation of the FFWM Plan of Merger and in satisfaction of the Employers' obligations under the terms of existing employment, severance, stock option and incentive plan agreements, Messrs. Coyne, Andres, Marsh and Pugh will receive pre-tax severance payments in the amounts of [$1,334,348, $421,827, $344,152 and $445,594], respectively. These amounts are subject to reduction to the extent, if any, that the payments would constitute "excess parachute payments" under Section 280G of the Internal Revenue Code.

     FFWM Directors' and Officers' Indemnification, Limitation of Liability and Insurance. Keystone has agreed in the FFWM Plan of Merger that following the FFWM Merger it will provide indemnification to any present or former director, officer or employee of FFWM and its subsidiaries with respect to any proceeding arising out of matters existing or occurring at or prior to the effective time of the FFWM Merger to the fullest extent, if any, that such person would have been entitled to indemnification by FFWM under FFWM's certificate of incorporation and bylaws. The certificate of incorporation and bylaws of FFWM generally require FFWM to indemnify its directors and officers, and any person who was serving at the request of FFWM as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, liabilities, losses, judgments, fines and amounts paid in settlement reasonably incurred in connection with any civil, criminal, administrative or investigative proceeding in which such person is or is threatened to be made a party is otherwise involved by reason of having served in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FFWM, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Keystone has also agreed that the provision of FFWM's certificate of incorporation which limits the liability of its directors shall survive the FFWM Merger and continue in full force and effect with respect to liabilities arising out of matters existing or occurring at or prior to the effective time of the FFWM Merger. This provision provides that directors of FFWM shall not be liable to the corporation or its shareholders for monetary damage for breach of fiduciary duty as a director except for (i) a breach of the directors duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the willful or negligent payment or making by the corporation of an unlawful dividend, stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.

     Finally, Keystone has agreed to maintain for three years following the FFWM Merger FFWM's current directors' and officers' liability insurance policy or a substantially equivalent policy covering FFWM's directors and officers for acts or omissions occurring prior to the FFWM Merger, provided that if the annual cost of such policy would exceed $20,590, then Keystone would only be required to use its reasonable efforts to obtain as much comparable insurance as is available for that amount.

     Cashout of FFWM Director and Officer Stock Options. Stock options for [14,173] shares of FFWM Common Stock are presently outstanding under FFWM's Stock Option Incentive Plan at option prices equal to the fair market value of such shares on the dates the options were granted. The FFWM Plan of Merger provides that each of these options which remains outstanding and unexercised at the time the FFWM Merger becomes effective will be converted into the right to receive, for each share of FFWM Common Stock subject to the option, an amount in cash equal to the excess of (1) the product of (a) the Exchange Ratio, multiplied by (b) the Average Keystone Price, over (2) the exercise price of the option.

     Benefit Plans and Severance Arrangements for FFWM Employees. Keystone has agreed that as soon as administratively practicable after the FFWM Merger, it will take appropriate action so that employees of FFWM and its subsidiaries will be entitled to participate in Keystone employee benefit plans of general applicability and that until such action is taken FFWM's plans shall remain in effect. No employee of FFWM or a subsidiary who becomes an employee of Keystone or a subsidiary shall be excluded from coverage under Keystone's medical insurance plans on the basis of a preexisting condition that was not also excluded under FFWM's medical insurance plans, except to the extent that such preexisting condition was excluded from coverage under FFWM's plans. For purposes of determining eligibility to participate in and the vesting of benefits under Keystone's employee benefit plans, but not for purposes of benefit accrual, Keystone will recognize years of service with FFWM or a subsidiary prior to the FFWM Merger.

     The FFWM Plan of Merger provides that employees of FFWM and its subsidiaries with at least one year of service prior to the FFWM Merger, other than employees who are parties to an employment or severance agreement, shall be eligible for benefits under Keystone's severance plan for employees. Under Keystone's severance plan, as modified for FFWM employees by the FFWM Plan of Merger, if within one year after the FFWM Merger the employment of such an employee is involuntarily terminated through no fault of the employee, or voluntarily terminated by the employee within 30 days after being transferred to a location more than 35 commuting miles from the employee's current job location, then, in the absence of certain disqualifying events, the employee will generally be entitled to receive biweekly severance payments in an aggregate amount equal to one week's base compensation for each year of service up to a maximum of 26 weeks and to continuation of certain medical and life insurance benefits during the period of severance payments. If an eligible FFWM employee is offered a position with Keystone or a subsidiary at an annual base compensation below that in effect immediately prior to the FFWM Merger, the employee may elect either to accept the position at the reduced compensation or to refuse the position and take severance benefits. Severance payments will be offset by compensation received from subsequent employment during the period of severance benefits.


Stock Option Agreement

     In connection with the FFWM Plan of Merger, Keystone and FFWM have entered into a Stock Option Agreement (the "Option Agreement") under which FFWM has granted Keystone an option (the "Option") to purchase up to 16.6% (after exercise) of FFWM's outstanding Common Stock upon the occurrence of certain events described below. The Option Agreement covers 423,600 shares of FFWM Common Stock at an exercise price of $34.19 per share.

     The Option Agreement is designed to compensate Keystone for its risks, costs and expenses and the commitment of resources associated with the FFWM Plan of Merger in the event the FFWM Merger is not consummated due to an attempt by a third person to gain control of FFWM. Keystone may not exercise or sell its Option unless (i) FFWM shall have authorized, recommended or publicly proposed, or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any third person to effect (A) a merger, consolidation or similar transaction involving FFWM or any of its subsidiaries,
(B) the sale or other disposition of 15% or more of the consolidated assets of FFWM and its subsidiaries, or (C) the issuance, sale or other disposition of securities representing 15% or more of the voting power of FFWM or any of its subsidiaries (any of the foregoing an "Acquisition Transaction"); or (ii) any third person or group shall have acquired beneficial ownership of or the right to acquire beneficial ownership of 25% or more of the then outstanding shares of FFWM Common Stock (each of the foregoing is hereafter referred to as a "Purchase Event"). No Purchase Event has occurred as of the date of this Joint Proxy Statement/Prospectus, and neither Keystone nor FFWM is aware that any Purchase Event is contemplated by any third person. The Option Agreement may discourage third persons from making competing offers to acquire FFWM and is intended to increase the likelihood that the FFWM Merger will be consummated in accordance with the terms set forth in the FFWM Plan of Merger.

     If a Purchase Event occurs, Keystone may exercise the Option in whole or in part or may sell or transfer all or part of the Option to other persons. Under federal banking law, exercise of the Option by Keystone for more than 5% of the outstanding FFWM Common Stock would require approval of regulatory authorities.

     Keystone may require FFWM to redeem the Option or any shares of FFWM Common Stock purchased thereunder if (i) any third person or group shall have acquired beneficial ownership of or the right to acquire beneficial ownership of 50% or more of the then outstanding shares of FFWM Common Stock or (ii) FFWM (A) mergers or consolidates with any third person and is not the surviving corporation, (B) engages in a merger with a third person in which it is the surviving corporation but in which the outstanding shares of FFWM Common Stock are exchanged for other securities, cash or property or after the merger represent less than 50% of the outstanding shares or (C) sells or transfers more than 50% of its consolidated assets to any third person (each of the foregoing is hereafter referred to as a "Redemption Event"). In general, the per share redemption price for the Option would be excess, if any, over the Option exercise price of the highest of (i) the highest price paid for any share of FFWM Common Stock by the person or group acquiring 50% beneficial ownership,
(ii) the price per share received by holders of FFWM Common Stock in connection with any Redemption Event transaction, or (iii) the highest closing sales price per share of FFWM Common Stock on the NASDAQ National Market System during the 60 business days preceding the request for redemption. The per share redemption price for shares of FFWM Common Stock purchased under the Option would be the sum of the Option redemption price and the exercise price paid for the Option shares. The aggregate amount which FFWM is required to pay in redeeming the Option or Option shares is limited to $4 million.

     The Option Agreement also contains provisions for issuance of a substitute Option Agreement to purchase shares of the surviving or acquiring company in the event of a merger or other acquisition of FFWM or a majority of its assets.

     The foregoing description is intended only as a summary of the material provisions of the Option Agreement and does not purport to be complete. It is qualified in its entirety by reference to the Option Agreement, which has been filed with the SEC as an exhibit to the Registration Statement. The Option Agreement is incorporated in this Joint Proxy Statement/Prospectus by reference to such filing.


Inconsistent Activities

     FFWM has agreed in the FFWM Plan of Merger that it will not, and will not permit its subsidiaries to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, FFWM or a subsidiary (other than with Keystone or an affiliate); provided that FFWM's Board of Directors may furnish such information or participate in such negotiations or discussions if such Board, after having consulted with and considered the advice of outside counsel, has determined that the failure to do so would cause the members of such Board to breach their fiduciary duties under applicable law. FFWM is required to promptly inform Keystone of any such request for information or of any such negotiations or discussions and to instruct its and its subsidiaries' directors, officers, representatives and agents to refrain from taking any action prohibited by these provisions.


Conduct of Business Pending the FFWM Merger

     FFWM has agreed in the FFWM Plan of Merger that pending consummation of the FFWM Merger, except as consented to by Keystone, FFWM and its subsidiaries will conduct their business only in the ordinary course consistent with past practice and will not, among other things, (i) issue any shares of their capital stock or grant any options or other rights to acquire such stock, except pursuant to the Option Agreement or existing employee and director stock options, purchase any FFWM Common Stock or effect any recapitalization, stock dividend or split; (ii) amend their charter documents, suffer any lien on FFWM's ownership of its subsidiaries or waive or compromise any material right or claim; (iii) make certain changes in the compensation or benefits payable to employees and directors; (iv) enter into any transaction or agreement not in the ordinary course of business, certain borrowing arrangements or employment or labor contracts; (v) make voluntary changes in their accounting methods or tax reporting, (vi) make capital expenditures or lease assets in excess of certain limits; (vii) take certain actions with respect to branching; (viii) acquire control over or make equity investments exceeding 5% in any business; (ix) enter into interest-hedging agreements; (x) enter into any agreement granting a preferential right to purchase any of their assets or rights or requiring consent for their transfer; (xi) make material changes to their lending or investment policies; or (xii) take any action which would prevent or impede the FFWM Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

     Keystone has agreed that except as consented to by FFWM it will not (i) amend its charter documents or those of a significant subsidiary in a manner which would adversely affect the terms of the Keystone Common Stock or the ability of Keystone and American Trust Bank to consummate the FFWM Merger and the Bank Merger, (ii) make any acquisition, enter into any agreement or transaction or take any other action that could materially adversely affect the ability of Keystone and American Trust Bank to consummate the FFWM Merger and the Bank Merger, (iii) declare or pay any dividend or distribution in respect of the Keystone Common Stock other than regular quarterly cash dividends in an amount determined by Keystone's Board of Directors in the ordinary course of business and consistent with past practice or (iv) take any action, other than the exercise of its rights under the Option Agreement, which would prevent or impede the FFWM Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code.


FFWM Dividend Limitation

     FFWM has agreed in the FFWM Plan of Merger that pending the FFWM Merger it will not increase the rate of dividends on the FFWM Common Stock to exceed $.12 per share in any calendar quarter. Beginning in the quarter ended December 31, 1995, dividends on the FFWM Common Stock have been paid at the rate of $.12 per share. See "Information Concerning FFWM--Stock Prices and Dividends of FFWM Common Stock."


Conditions to the FFWM Merger

     In addition to approval by the shareholders of FFWM, the FFWM Merger is contingent upon the satisfaction of a number of other conditions, including (i) receipt of regulatory approvals required for the consummation of the FFWM Merger and the Bank Merger and the expiration or all statutory waiting periods in connection therewith, (ii) the absence of any statute, rule or governmental or judicial injunction, order or decree which prohibits or restricts consummation of the FFWM Merger or the Bank Merger and (iii) receipt of the tax opinion described above (see "Tax Consequences to FFWM Shareholders"). In addition, unless waived, each party's obligation to consummate the FFWM Merger is subject to the performance by the other party of its obligations under the FFWM Plan of Merger, the accuracy of the representations and warranties of the other party contained therein, the receipt of certain certificates and opinions from the other party and the absence of any pending proceeding initiated by a governmental authority seeking to prevent consummation of the FFWM Merger or the Bank Merger. If the Distribution Date under Keystone's shareholder rights plan (see "Comparison of Keystone Common Stock and FFWM Common Stock--Keystone Shareholder Rights Plan") shall have occurred, then either (i) all Rights outstanding under the plan (other than those which have become void) shall have been exchanged for Keystone Common Stock and the Exchange Ratio shall have been proportionately adjusted as provided in the FFWM Plan of Merger, (ii) all Rights outstanding under the plan shall have been redeemed or (iii) Keystone shall have made provision for the issuance of equivalent rights to the holders of FFWM Common Stock upon consummation of the FFWM Merger.


Representations and Warranties

     The representations and warranties of Keystone and FFWM contained in the FFWM Plan of Merger relate, among other things, to the organization and good standing of FFWM, Keystone and their subsidiaries; the capitalization of FFWM and Keystone and the ownership of their subsidiaries; the authorization by Keystone and FFWM of the FFWM Plan of Merger and the absence of conflict with laws or other agreements; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes since September 30, 1996; payment of taxes; the absence of undisclosed litigation; compliance with laws; insurance; and the accuracy of this Joint Proxy Statement/Prospectus and of Keystone's Registration Statement of which it is a part. Additional representations and warranties by FFWM concern the absence of certain potential environmental liabilities; the absence of undisclosed equity investments; the absence of undisclosed employment contracts, employee benefit plans or material contracts or material defaults thereunder; title to properties; and labor relations. None of the representations and warranties contained in the FFWM Plan of Merger will survive the consummation of the FFWM Merger.


Amendment, Waiver and Termination

     Notwithstanding prior approval by the shareholders of FFWM, the FFWM Plan of Merger may be amended in any respect by written agreement between the parties, except that after such shareholder approval no amendment or waiver of any provision of the FFWM Plan of Merger may change the amount or form of the consideration to be received by the holders of FFWM Common Stock in the FFWM Merger or otherwise materially adversely affect the FFWM shareholders without the approval of the shareholders so affected. Keystone or FFWM may also (i) extend the time for performance of any of the obligations of the other; (ii) waive any inaccuracies in the representations and warranties of the other; (iii) waive compliance by the other with any of its obligations under the FFWM Plan of Merger; and (iv) waive any condition precedent to its obligations under the FFWM Plan of Merger other than approval of the FFWM Plan of Merger by the shareholders of FFWM, governmental regulatory approvals required to consummate the FFWM Merger, securities registration requirements incident to the issuance of Keystone Common Stock in the FFWM Merger, and the absence of any judicial or administrative order prohibiting the FFWM Merger.

     Notwithstanding prior shareholder approval, the FFWM Plan of Merger may be terminated at any time prior to effectiveness of the FFWM Merger (a) by mutual consent of Keystone and FFWM or (b) by either party (1) in the event of a breach by the other party of a representation and warranty or covenant which would have a material adverse effect on the breaching party or on the ability of the parties to consummate the transactions contemplated by the FFWM Plan of Merger and which has not been cured within 30 days after notice to the breaching party,
(2) if a court or regulatory authority has issued a final and nonappealable order enjoining or prohibiting consummation of the FFWM Merger or the Bank Merger or (3) if other than as a result of a failure of the terminating party to perform its obligations under the FFWM Plan of Merger (A) an application for a regulatory approval required to consummate the FFWM Merger or the Bank Merger is finally denied or withdrawn at the request of the regulatory agency, (B) the shareholders of FFWM do not approve the FFWM Plan of Merger at the FFWM Special Meeting or any adjournment thereof or (C) the FFWM Merger has not become effective on or prior to November 26, 1997.

     The FFWM Plan of Merger may also be terminated (a) by FFWM if the average of the closing bid prices for Keystone Common Stock on the NASDAQ National Market System for the 20 consecutive trading days ending with the date of approval of the Bank Merger by the OCC (the "Measurement Price") is less than $21.20 per share or (b) by Keystone if the Measurement Price is greater than $31.80 per share. If the FFWM Plan of Merger is terminated by Keystone pursuant to this provision, FFWM may within five days thereafter elect to decrease the exchange ratio of 1.29 shares of Keystone Common Stock for each FFWM share to a number (calculated to the nearest one-thousandth) obtained by dividing $41.02 by the Measurement Price. If FFWM makes this election, then Keystone's termination pursuant to this provision shall be deemed rescinded and the FFWM Plan of Merger shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified). On February ___, 1997 the closing bid price for Keystone Common Stock on the NASDAQ National Market System was $_____.


Termination Fee

     The FFWM Plan of Merger provides that if either party terminates the FFWM Plan of Merger due to a pending proceeding initiated by a governmental authority seeking to prevent consummation of the FFWM Merger or the Bank Merger or because an application for a regulatory approval required to consummate the FFWM Merger or the Bank Merger is finally denied or withdrawn at the request of the regulatory agency, Keystone will pay to FFWM a termination fee of $1,000,000.
If within three years from the date of such termination, FFWM or any of its subsidiaries enters into an agreement providing for (a) the merger or consolidation of FFWM or any of its subsidiaries with any third person, (b) the disposition to any third person or persons in one or a series of related transactions not in the ordinary course of business of assets or deposits representing 15% or more of the consolidated assets or deposits of FFWM or (c) the issuance, sale, transfer or other disposition to any one person (including its affiliates or associates) of securities representing 15% or more of the voting power of FFWM or any of its subsidiaries, FFWM must repay such amount to Keystone without interest.

Dissenters' Rights of FFWM Shareholders

     A record holder of shares of FFWM Common Stock is entitled to exercise the rights of a dissenting shareholder under Section 262 of the Delaware General Corporation Law, as amended ("Section 262"), to object to the FFWM Plan of Merger and make written demand that Keystone, as the surviving corporation in the FFWM Merger, pay in cash the appraised value of the shares held as determined in accordance with Section 262. The following summary does not purport to be a complete statement of the provisions of Section 262 and is qualified in its entirety by reference to Section 262, the complete text of which is set forth as Annex IV to this Joint Proxy Statement/Prospectus.

     A beneficial owner of shares of FFWM Common Stock who is not the record holder of such shares is not entitled to exercise dissenters' rights directly, but instead must request the record holder of the shares to exercise such rights on his or her behalf. A beneficial owner wishing to exercise such rights should contact the record holder promptly and assure that the record holder complies with all of the statutory provisions and procedures summarized herein.

     If a record holder of shares of FFWM Common Stock (a "holder") wishes to dissent from the FFWM Plan of Merger and obtain payment of the appraised value of the holder's shares, he or she must satisfy all of the following conditions in order to obtain any right to payment of the appraised value of the shares under Section 262:

          (1) The holder must deliver to FFWM, before the taking of the vote on the FFWM Plan of Merger, a written demand for appraisal of the holder's shares. Such demand will be sufficient if it reasonably informs FFWM of the identity of the holder and that the holder intends thereby to demand the appraisal of the holder's shares. A proxy or vote against the FFWM Plan of Merger shall not constitute such a demand. A holder electing to take such action must do so by separate written demand as provided in Section 262.

          (2) The holder must hold of record the shares as to which appraisal is demanded on the date of making such written demand and continuously thereafter through the effective date of the FFWM Merger.

          (3) The holder must not vote the shares in favor of the FFWM Plan of Merger. Neither an abstention from voting with respect to, nor failure to vote in person or by proxy against approval of the FFWM Plan of Merger constitutes a waiver of the rights of a dissenting shareholder. However, a signed proxy card that is returned without any instruction as to how the proxy should be voted will be voted in favor of approval of the FFWM Plan of Merger and will be deemed a waiver of the rights of a dissenting shareholder.

     A dissenter who fails in any of these respects will not acquire any right to payment of the appraised value of the holders shares under Section 262. Each written demand for appraisal should clearly state that the holder intends thereby to demand the appraisal of the holders shares, should provide the name, address and telephone number of the holder and the number of shares of FFWM Common Stock held of record by the holder as to which appraisal is demanded and should be sent to First Financial Corporation of Western Maryland, 118 Baltimore Street, Cumberland, Maryland 21502, Attention: William C. Marsh, Executive Vice President and Chief Financial Officer.

     Within 10 days after the effective date of the FFWM Merger, Keystone shall notify each holder of FFWM Common Stock who has complied with the requirements of Section 262 and who has not voted in favor of the FFWM Plan of Merger of the date that the FFWM Merger has become effective.

     Within 120 days after the effective date of the FFWM Merger, Keystone or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such holders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the FFWM Merger, any holder shall have the right to withdraw the holder's demand for appraisal and to accept the terms offered in the FFWM Plan of Merger. Within 120 days after the effective date of the FFWM Merger, any holder who has complied with the requirements of Section 262, upon written request, shall be entitled to receive from Keystone a statement setting forth the aggregate number of shares not voted in favor of the FFWM Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the holder within 10 days after his written request for such a statement is received by Keystone or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     Upon the filing of any such petition by a holder, service of a copy thereof shall be made upon Keystone, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all holders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Keystone. If the petition is filed by Keystone, it shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Keystone and to the holders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be approved by the Court and shall be borne by Keystone.

     At the hearing on such petition, the Court shall determine the holders who have complied with Section 262 and who have become entitled to appraisal rights. The Court may require the holders who have demanded an appraisal for their shares to submit their FFWM Common Stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any holder fails to comply with such direction, the Court may dismiss the proceedings as to such holder.

     After determining the holders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the FFWM Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which Keystone would have had to pay to borrow money during the pendency of the proceeding. Upon application by Keystone or by any holder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the holders entitled to an appraisal. Any holder whose name appears on the list filed by Keystone and who has submitted his FFWM Common Stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under Section 262.

     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by Keystone to the holders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such holder upon the surrender to Keystone of the FFWM Common Stock certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, notwithstanding that Keystone is not a Delaware corporation.

     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a holder, the Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     From and after the effective date of the FFWM Merger, no holder of FFWM Common Stock who has demanded appraisal rights shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the FFWM Merger); provided, however, that if no petition for an appraisal shall be filed within the time required by Section 262, or if such holder shall deliver to Keystone a written withdrawal of the holder's demand for an appraisal and an acceptance of the FFWM Merger, either within 60 days after the effective date of the FFWM Merger or thereafter with the written approval of Keystone, then the right of such holder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any holder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     FFWM SHAREHOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF SECTION 262.


Restrictions on Resales by FFWM Affiliates

     The shares of Keystone Common Stock issuable in the FFWM Merger have been registered under the Securities Act, and such shares will generally be freely tradable by the FFWM shareholders who receive Keystone shares as a result of the FFWM Merger. However, this registration does not cover resales by FFWM shareholders who may be deemed to control or be under common control with FFWM and who therefore may be deemed "affiliates" of FFWM as that term is defined in Rule 145 under the Securities Act. Such affiliates may not sell their shares of Keystone Common Stock acquired in the FFWM Merger except pursuant to: (i) an effective Registration Statement under the Securities Act covering the shares to be sold; (ii) the conditions contemplated by Rules 144 and 145 under the Securities Act; or (iii) another applicable exemption from the registration requirements of the Securities Act. The management of FFWM will notify those persons whom it believes may be such affiliates.


Effect on FFWM's Dividend Reinvestment Plan

     FFWM's Dividend Reinvestment Plan will be terminated [as of the last FFWM dividend payment date preceding the effective date of the FFWM Merger]. Following the FFWM Merger, FFWM shareholders who become Keystone shareholders will be able to participate in a Dividend Reinvestment Plan offered by Keystone.


Expenses

     Keystone will pay 75% and FFWM will pay 25% of the expenses of printing the Registration Statement, and Keystone and FFWM will each pay 50% the portion of registration fee relating to the FFWM Merger to be paid to the SEC in connection therewith. Each party will pay its own other expenses incurred in connection with the FFWM Plan of Merger.


Accounting Treatment

     The FFWM Merger will be accounted for under the purchase method of accounting. The assets and liabilities of FFWM acquired in the FFWM Merger will be recorded by Keystone for financial reporting purposes at their market values as of the date of the FFWM Merger, and any excess of the consideration paid over the net market values acquired will be recorded and amortized as goodwill.


Effective Date of the FFWM Merger

     It is presently anticipated that if the FFWM Plan of Merger is approved by the shareholders of FFWM, the FFWM Merger will become effective in the second quarter of 1997. However, as noted above, consummation of the FFWM Merger is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the FFWM Merger will be satisfied or, if satisfied, that they will be satisfied in time to permit the FFWM Merger to become effective within the anticipated time frame. In addition, as also noted above, Keystone and FFWM retain the power to abandon the FFWM Merger or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.

                          INFORMATION CONCERNING FFWM

                First Financial Corporation of Western Maryland
                            SELECTED FINANCIAL DATA

     The following unaudited table of selected financial data should be read in conjunction with FFWM's consolidated financial statements and the related notes and with FFWM's management's discussion and analysis of financial condition and results of operation, incorporated herein by reference. See "FFWM Documents Incorporated by Reference."



                                      Three Months
                                   Ended September 30,                            Year Ended June 30,
                                -------------------------- ---------------------------------------------------------------
                                                   (In Thousands, Except Per Share Amounts and Ratios)
                                   1996           1995         1996         1995         1994         1993         1992
                                ----------     ----------   ----------   ----------   ----------   ----------   ----------
Operations:
Interest income...............  $    6,999     $    6,344   $   26,480   $   24,809   $   23,228   $   25,050   $   29,116
Interest expense..............       3,021          3,047       12,102       11,444       11,297       13,752       18,867
                                ----------     ----------   ----------   ----------   ----------   ----------   ----------
Net interest income...........       3,978          3,297       14,378       13,365       11,931       11,298       10,249
Provision for loan losses.....          75            150          600        5,985          780          350          317
Noninterest income............         327            205        1,472        1,269          915        1,149        2,004
Noninterest expense...........       4,144(1)       2,039        9,379       10,633        8,237        8,717        6,604
Income tax expense (benefit)..          43            512        2,271         (765)       1,465        1,227        2,080
Cumulative effect of
   accounting change..........          --             --           --           --        1,695           --           --
                                ----------     ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss).............  $       43     $      801   $    3,600   $   (1,219)  $    4,059   $    2,153   $    3,252
                                ==========     ==========   ==========   ==========   ==========   ==========   ==========
Pre-tax security gains,
   included in above..........  $       51             --   $      179           --   $        6           --           --

Per Share:
Net income (loss) before
   cumulative effect of
   accounting change..........  $     0.02     $     0.37   $     1.65   $    (0.56)  $     1.09   $     1.02   $     0.51
Cash dividends declared.......        0.12           0.12         0.48         0.46         0.37         0.27         0.07
Dividend payout ratio.........      600.00%         32.43%       29.09%          --        33.94%       26.47%       13.73%
Average shares outstanding....   2,155,488      2,182,236    2,180,000    2,175,000    2,169,000    2,112,000    1,876,000

Balances at Period End:
Loans.........................  $  278,220     $  230,709   $  250,908   $  231,656   $  224,065   $  227,497   $  236,473
Allowance for loan losses.....       7,855          8,782        7,795        8,590        4,561        3,841        3,553
Total assets..................     345,505        330,874      321,994      329,375      345,646      343,557      342,281
Deposits......................     280,705        287,445      274,756      283,360      301,208      301,820      304,962
Long-term debt................
Shareholders' equity..........      40,368         39,243       41,707       38,470       40,267       37,472       34,021
Book value per share..........       19.00          18.16        19.16        18.06        20.03        18.97        18.13

Selected Ratios:
Return on average assets (1)..        0.05%          0.97%        1.09%          --         1.18%        0.62%        0.95%
Return on average equity (1)..        0.42           8.25         8.97           --         9.97         6.02        11.99
Interest rate spread..........        4.19           3.54         4.08         3.73         3.31         3.20         3.02
Net interest margin...........        4.75           4.03         4.52         4.11         3.63         3.47         3.19
Equity to assets, average.....       12.38          11.76        12.20        11.66        11.86        10.38         7.96
Loans to deposits
   at period end..............       99.11          80.26        91.32        81.75        74.39        75.38        77.54
Allowance for loan losses
   to loans at period end.....        2.82           3.81         3.11         3.71         2.04         1.69         1.50
Nonperforming assets to
   loans and ORE..............        2.17           3.14         2.55         3.29         2.97         5.01         4.12

                                       Three Months
                                     Ended September 30,                        Year Ended June 30,
                                   ----------------------      --------------------------------------------------------------
                                                       (In Thousands, Except Per Share Amounts and Ratios)
                                       1996          1995         1996         1995         1994         1993         1992
                                   ----------     ----------   ----------   ----------   ----------   ----------   ----------
Regulatory Capital Ratios:
Tangible capital ratio........        11.05%         11.15%       12.36%       10.98%       11.11%       10.33%        9.38%
Core capital ratio............        11.05          11.15        12.36        10.98        11.11        10.33         9.38
Risk-based capital ratio......        19.56          20.46        21.60        20.60        21.58        20.27        17.66
------------------------

(1) Ratios for the three months ended September 30, 1996 and 1995 have been annualized.
(2) Includes nonrecurring assessment of $1.9 million relating to the recapitalization of the SAIF insurance fund.

                STOCK PRICES AND DIVIDENDS ON FFWM COMMON STOCK

     FFWM Common Stock is traded in the over-the-counter market under the symbol "FFWM" and is listed in the NASDAQ National Market System. The following table sets forth the high and low closing sales prices for FFWM Common Stock for the periods indicated, as reported by NASDAQ, and the cash dividends per share declared on FFWM Common Stock for such periods.


                                     Quarterly Closing Sales
                                           Price Range           Cash
                                     -----------------------   Dividends
                                       High         Low        Declared
                                     ---------    --------     ---------

Fiscal 1995 Quarter Ended:

First Quarter, September 30, 1994..    $25.75      $22.50        $0.10
Second Quarter, December 31, 1994..     27.50       18.50         0.12
Third Quarter, March 31, 1995......     22.50       19.75         0.12
Fourth Quarter, June 30, 1995......     22.00       18.75         0.12
                                                                 -----
                                                                 $0.46
                                                                 =====

Fiscal 1996 Quarter Ended:

First Quarter, September 30, 1995..    $22.50      $19.75        $0.12
Second Quarter, December 31, 1995..     23.75       19.63         0.12
Third Quarter, March 31, 1996......     20.50       18.00         0.12
Fourth Quarter, June 30, 1996......     20.75       17.75         0.12
                                                                 -----
                                                                 $0.48
                                                                 =====

Fiscal 1997 Quarter Ended:

First Quarter, September 30, 1996..    $28.75      $20.13        $0.12
Second Quarter, December 31, 1996..     32.50       27.00         0.12
Third Quarter (through
  February ___, 1997)..............                               0.12

     On November 25, 1996, the last NASDAQ trading day prior to the public announcement of the FFWM Merger, the closing sale price for the FFWM Common Stock was $27.75. On February ___, 1997, the closing sale price for the FFWM Common Stock was $_____. On January 31, 1997, the record date for the FFWM Special Meeting, FFWM had approximately _____ shareholders of record. At that date, [2,167,896] shares of FFWM Common Stock were outstanding.

     While FFWM is not obligated to pay cash dividends, the Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of FFWM.

                    FFWM DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by FFWM with the SEC pursuant to the Exchange Act (File No. 0-10756) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

          1. FFWM's Annual Report on Form 10-K for the year ended June 30, 1996 ("FFWM Form 10-K");

          2. FFWM's Quarterly Report of Form 10-Q for the quarter ended September 30, 1996; and

          3. FFWM's Current Reports on Form 8-K dated August 2, August 19, October 23 and December 2, 1996.

     All documents filed by FFWM pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the dates of the Special Meetings are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and shall be deemed a part hereof from the date of the filing of such documents.

     Keystone, FTC and FFWM shareholders who wish to obtain copies of the FFWM documents incorporated by reference herein may do so by following the instructions under "Available Information" above.

     Copies of FFWM's 1996 Annual Report to Shareholders ("FFWM Annual Report") and its Quarterly Report on Form 10-Q for the Quarter ended September 30, 1996 are being mailed to FFWM shareholders along with this Joint Proxy Statement/Prospectus. The following portions of the FFWM Annual Report have been incorporated by reference into the FFWM Form 10-K and by reference to the FFWM Form 10-K are also incorporated by reference herein:

          1.  "Selected Consolidated Financial Data" on page 1; and

          2. "Management's Discussion and Analysis," "Report of Independent Certified Public Accountants," "Consolidated Statements of Financial Condition," "Consolidated Statements of Operations," "Consolidated Statements of Stockholders' Equity," "Consolidated Statements of Cash Flows," "Notes to Consolidated Financial Statements" and "Stock and Dividend Information" on pages 4 through 42.

     Portions of the FFWM Annual Report other than those listed above as incorporated herein by reference are furnished for information only and are not a part of this Joint Proxy Statement/Prospectus. The FFWM Annual Report does not contain all of the information contained in the FFWM Form 10-K.

            COMPARISON OF KEYSTONE COMMON STOCK AND FTC COMMON STOCK

General

     Upon consummation of the Merger, shareholders of FTC will become shareholders of Keystone. Since the Articles of Incorporation ("Articles") and Bylaws of Keystone and FTC are not the same, the Merger will result in certain changes in the rights of the holders of FTC Common Stock. These changes are discussed below.


Voting Rights

     General. The holders of Keystone Common Stock, like the holders of FTC Common Stock, are generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote and do not have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

     Special Votes for Certain Transactions. The Articles of Keystone and FTC contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either the transactions would require approval by a majority of the shares voted at a meeting or no shareholder vote would be required.

     Keystone's Articles require that certain transactions between Keystone or a subsidiary and an "interested shareholder" be approved by the votes of the holders of (1) 75% of the voting power of all outstanding voting stock of Keystone and (2) a majority of the voting power of the voting stock not beneficially owned by the interested shareholder. An "interested shareholder" is generally defined by Keystone's Articles to mean a person or a group acting in concert that beneficially owns more than 20% of the voting power of Keystone's outstanding voting stock.

     The transactions subject to Keystone's special vote requirements include
(1) a merger, consolidation or share exchange of Keystone or a subsidiary with an interested shareholder, (2) the sale, lease, exchange or other disposition, or the loan, mortgage, pledge or investment, by Keystone or a subsidiary of 5% or more of Keystone's assets to, with or for the benefit of an interested shareholder, (3) the issuance or transfer to an interested shareholder of securities of Keystone or a subsidiary valued at 5% or more of Keystone's consolidated total assets, (4) the adoption of any plan for the liquidation of Keystone proposed by or on behalf of an interested shareholder, (5) any reclassification of securities, recapitalization of Keystone, merger or consolidation of Keystone with a subsidiary or other transaction which increases the percentage of any class of stock of Keystone or a subsidiary owned by an interested shareholder and (6) any other transaction which is similar in purpose or effect to the foregoing.

     Keystone's special shareholder vote requirements do not apply to any transaction approved by a majority of the "disinterested directors." A disinterested director is any member of the Keystone Board who is not an interested shareholder or an affiliate, associate or representative of an interested shareholder and who (1) was a director before the interested shareholder became an interested shareholder or (2) is a successor to a disinterested director and was recommended for election by a majority of the disinterested directors then on the Board.

     FTC's Articles require that certain transactions involving FTC be approved by the vote of the holders of at least two-thirds of the outstanding shares of FTC Common Stock. The transactions subject to FTC's special voting requirements are a merger or consolidation of FTC with another corporation or the sale, lease or exchange of all or substantially all of the assets of FTC.

Board of Directors

     Classified Boards. The Articles of Keystone and the Bylaws of FTC divide the Board of Directors into three classes, each consisting of one-third (or as near as may be) of the whole number of the Board of Directors. One class of directors is elected at each Annual Meeting of Shareholders, and each class serves for a term of three years.

     The number of directors which constitute the full Board of Directors of Keystone may be increased or decreased only by the Board of Directors, by a vote including a majority of the disinterested directors then in office, and except as otherwise required by law, vacancies on the Board of Directors of Keystone, including vacancies resulting from an increase in the size of the Board, may be filled only by the Board of Directors by a similar vote. Directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected.

     FTC's Bylaws provide that FTC's Board of Directors shall consist of such number of directors, not less than five, as the Board may determine. Vacancies on the FTC Board, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the Board. Directors elected by the Board to fill vacancies serve only until the next annual meeting of shareholders or until an earlier special meeting called to elect directors. The shareholders of FTC can also change the number of FTC directors by amending the Bylaws in accordance with the provisions described below and may at the same meeting elect directors to fill any vacancies created by an increase in the size of the Board.

     Removal of Directors. Keystone's Articles provide that a director, any class of directors or the entire Board of Directors may be removed from office by shareholder vote only for cause and only if, in addition to any other vote required by law, such removal is approved by a majority of the voting power of the outstanding voting stock of Keystone which is not beneficially owned by an interested shareholder.

     FTC's Articles and Bylaws are silent as to removal of directors. Under the Pennsylvania Business Corporation Law ("BCL"), because FTC has a shareholder-adopted classified Board, the entire Board, any class of directors or any individual director may be removed from office only for cause by a majority of the votes cast at a meeting of the FTC shareholders. In addition, the entire Board may be removed from office with or without cause by the unanimous vote or consent of the holders of FTC Common Stock.

     Nomination of Director Candidates. The Articles of Keystone and the Bylaws of FTC require that any shareholder intending to nominate a candidate for election as a director must give the corporation advance written notice of the nomination, containing certain specified information. Keystone's Articles require that the notice be given not later than 120 days in advance of the meeting at which the election is to be held. FTC's Articles require the notice to be given not less than 14 or more than 50 days prior to the meeting at which the election is to be held, except that if less than 21 days notice of the meeting is given by FTC, the notice may be given within seven days after the notice of the meeting was mailed.


Amendment of Articles and Bylaws

     Keystone's Articles require the votes of the holders of (1) 75% of the voting power of all outstanding voting stock of Keystone and (2) a majority of the voting power of the voting stock not beneficially owned by an interested shareholder to approve any amendment to Keystone's Articles or Bylaws. The special voting requirement does not apply to any amendment approved by a majority of the disinterested directors if at the time of such approval the disinterested directors constitute a majority of Keystone's Board. Except as to matters for which a shareholder vote is required by statute, Keystone's Board may also amend the Bylaws without shareholder approval by a vote including a majority of the disinterested directors then in office.

     FTC's Articles require the vote of the holders of at least two-thirds of the outstanding FTC Common Stock to amend the special shareholder vote provisions described above under "Voting Rights--Special Votes for Certain

Transactions." Under applicable provisions of the BCL, the other provisions of FTC's Articles may be amended by a majority of the votes cast at a meeting of FTC shareholders. However, in order to be deemed to be adopted by FTC, any Articles amendment adopted by the shareholders must also be approved by Board of Directors.

     Under the BCL, FTC's Bylaws may be amended by the shareholders at any annual or special meeting by a majority of the votes cast on the proposal. Except as to matters for which a shareholder vote is required by statute, FTC's Bylaws may also be amended by the vote of a majority of the Board of Directors, subject to the power of the shareholders to change such action, except that the Board may not adopt amendments fixing their qualifications, classification or term of office.


Keystone Shareholder Rights Plan

     Keystone has established a shareholder rights plan under which each share of Keystone Common Stock presently outstanding or which is issued hereafter prior to the Distribution Date (defined below) is granted one preferred share purchase right (a "Right"). Each Right entitles the registered holder to purchase from Keystone 5.333 one-thousandths (0.005333) of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of Keystone at a price of $56.00 per 5.333 one-thousandths of a Preferred Share, subject to adjustment in the event of stock dividends and similar events occurring prior to the Distribution Date. Each 5.333 one-thousandths of a Preferred Share would have voting, dividend and liquidation rights which are the approximate equivalent of one share of Keystone Common Stock.

     The Rights are not exercisable until the Distribution Date, which is the earlier to occur of (i) 10 days following a public announcement that a person or group (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Keystone Common Stock or (ii) 10 business days (unless extended by the Board of Directors prior to any person or group becoming an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Keystone Common Stock.

     Until the Distribution Date, the Rights will be transferred with and only with Keystone Common Stock, and the surrender for transfer of any certificate for Keystone Common Stock will also constitute the transfer of the Rights associated with the shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of Keystone Common Stock as of the close of business on the Distribution Date, and the Rights will then become separately tradable.

     In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise that number of Common Shares or, at the option of Keystone, Preferred Shares (or shares of a class or series of Keystone's preferred stock having equivalent rights, preferences and privileges) or, in certain circumstances, other securities or assets, having a market value of two times the exercise price of the Right. In the event that after the first public announcement that any person has become an Acquiring Person, Keystone is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right, other than rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void) will thereafter have the right to receive, upon exercise of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding Keystone Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Keystone Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which have become void), in whole or in part, at an exchange ratio of one share of Keystone Common Stock, or 5.333 one-thousandths of a Preferred Share (or of a share of a class or series of

Keystone's preferred stock having equivalent rights, preferences and privileges), or, in certain circumstances, an amount of other securities or assets having equivalent value, per Right (subject to adjustment).

     At any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding Keystone Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

     The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights before the Distribution Date in any respect whatever, except for an amendment that would reduce the redemption price. Prior to any person becoming an Acquiring Person, Keystone may without the consent of the holders of the Rights lower the 20% thresholds referred to above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Keystone Common Stock then known to Keystone to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%. The Rights will expire on February 8, 2000, unless the expiration date is extended or unless the Rights are earlier redeemed by Keystone as described above.


Pennsylvania Business Corporation Law

     The provisions of Keystone's and FTC's Articles and Bylaws described under "Voting Rights" and "Board of Directors" above and Keystone's shareholder rights plan are in addition to certain provisions of Chapter 25 of the BCL which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against Keystone or FTC.

     Under Section 2538 of the BCL, any merger, consolidation, share exchange or sale of assets between Keystone or FTC or their subsidiary and any shareholder of the corporation, any division of Keystone or FTC in which any shareholder receives a disproportionate amount of any shares or other securities of any corporation resulting from the division, any voluntary dissolution of Keystone or FTC in which a shareholder is treated differently from other shareholders of the same class or any reclassification in which any Keystone or FTC shareholder's voting or economic interest in the corporation is materially increased relative to substantially all other shareholders must, in addition to any other shareholder vote required, be approved by a majority of the votes which all shareholders other than the shareholder receiving the special treatment are entitled to cast with respect to the transaction. This special vote requirement does not apply to a transaction (1) which has been approved by a majority vote of the Board, without counting the vote of certain directors affiliated with or nominated by the interested shareholder or (2) in which the consideration to be received by the shareholders is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class.

     Under Subchapter 25E of the BCL, if any person or group acting in concert acquires voting power over Keystone or FTC shares representing 20% or more of the votes which all shareholders of the corporation would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder's shares at a price determined in an appraisal proceeding.

     Under Subchapter 25G of the BCL, Keystone or FTC may not engage in merger, consolidation, share exchange, division, asset sale or a variety of other "business combination" transactions with a person which becomes the "beneficial owner" of shares representing 20% or more of the voting power in an election of directors of the corporation unless (1) the business combination or the acquisition of the 20% interest is approved by the Board of Directors of the corporation prior to the date the 20% interest is acquired, (2) the person beneficially owns at least 80% of the outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F, (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

     Keystone has elected to opt out from coverage by Subchapter 25G of the BCL, which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition, and Subchapter 25H of the BCL, which would have required a person or group to disgorge to Keystone any profits received from a sale of Keystone's equity securities within 18 months after the person or group acquired or offered to acquire 20% of Keystone's voting power or publicly disclosed an intention to acquire control of Keystone. FTC has not elected to opt out from coverage by Subchapters 25G or 25H and is subject to these provisions.


Preferred Stock

     FTC's Articles do not authorize any class of stock other than FTC Common Stock. The Articles of Keystone authorize Keystone to issue up to 8,000,000 shares of Keystone preferred stock.

     The authorized shares of Keystone preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of Keystone's Board of Directors providing for the issuance thereof. Each series of preferred stock would have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as Keystone's Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Keystone belong exclusively to the holders of Keystone Common Stock.


Dividend Rights

     The holders of FTC Common Stock and Keystone Common Stock are entitled to dividends when, as and if declared by their Board of Directors out of funds legally available therefor. However, if Keystone preferred stock is issued, the Board of Directors of Keystone may grant preferential dividend rights to the holders of such stock which would prohibit payment of dividends on the Keystone Common Stock unless and until specified dividends on the preferred stock had been paid.


Liquidation Rights

     Upon liquidation, dissolution or winding up of Keystone or FTC, whether voluntary or involuntary, the holders of Keystone or FTC Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Keystone, the Board of Directors of Keystone may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of the corporation available for distribution before any distribution is made to the holders of Keystone Common Stock.


Miscellaneous

     There are no preemptive rights, sinking fund provisions, conversion rights, or redemption provisions applicable to Keystone or FTC Common Stock. Holders of fully paid shares of Keystone or FTC Common Stock are not subject to any liability for further calls or assessments.

           COMPARISON OF KEYSTONE COMMON STOCK AND FFWM COMMON STOCK

General

     FFWM is a Delaware corporation and, as such, is governed by Delaware General Corporation Law ("GCL"). As a result of the FFWM Merger, shareholders of FFWM who make or are deemed to have made the Stock Election will become shareholders of Keystone. Keystone is a Pennsylvania business corporation and, as such, the rights of Keystone's shareholders are governed by the Pennsylvania Business Corporation Law ("BCL"). Differences between the rights of FFWM shareholders and the rights of Keystone shareholders will arise from this change of applicable statute as well as from differences between the Certificate of Incorporation ("Certificate") and Bylaws of FFWM and the Articles of Incorporation ("Articles") and Bylaws of Keystone. These differences are described below.


Voting Rights

     General. The holders of Keystone Common Stock, like the holders of FFWM Common Stock, are generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote and do not have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

     Special Votes for Certain Transactions. Both Keystone's Articles and FFWM's Certificate contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either no shareholder vote would be required or, in the case of Keystone, the BCL would require approval of the transaction by a majority of the shares Keystone Common Stock voted at a meeting, and in the case of FFWM, the GCL would require approval of the transaction by either a majority of the outstanding shares of FFWM Common Stock or a majority of the shares of FFWM Common Stock represented at a meeting and entitled to vote.

     Keystone's Articles require that certain transactions between Keystone or a subsidiary and an "interested shareholder" be approved by the votes of the holders of (1) 75% of the voting power of all outstanding voting stock of Keystone and (2) a majority of the voting power of the voting stock not beneficially owned by the interested shareholder. An "interested shareholder" is generally defined by Keystone's Articles to mean a person or a group acting in concert that beneficially owns more than 20% of the voting power of Keystone's outstanding voting stock.

     The transactions subject to Keystone's special vote requirements include
(1) a merger, consolidation or share exchange of Keystone or a subsidiary with an interested shareholder, (2) the sale, lease, exchange or other disposition, or the loan, mortgage, pledge or investment, by Keystone or a subsidiary of 5% or more of Keystone's assets to, with or for the benefit of an interested shareholder, (3) the issuance or transfer to an interested shareholder of securities of Keystone or a subsidiary valued at 5% or more of Keystone's consolidated total assets, (4) the adoption of any plan for the liquidation of Keystone proposed by or on behalf of an interested shareholder, (5) any reclassification of securities, recapitalization of Keystone, merger or consolidation of Keystone with a subsidiary or other transaction which increases the percentage of any class of stock of Keystone or a subsidiary owned by an interested shareholder and (6) any other transaction which is similar in purpose or effect to the foregoing.

     Keystone's special shareholder vote requirements do not apply to any transaction approved by a majority of the "disinterested directors." A disinterested director is any member of the Keystone Board who is not an interested shareholder or an affiliate, associate or representative of an interested shareholder and who (1) was a director before the interested shareholder became an interested shareholder or (2) is a successor to a disinterested director and was recommended for election by a majority of the disinterested directors then on the Board.

     FFWM's Certificate requires that certain "business combinations" with or upon a proposal by an "interested stockholder" be approved by the votes of the holders of 80% of the voting power of the voting stock of FFWM not beneficially owned by the interested stockholder. An "interested stockholder" is defined by FFWM's Certificate to mean any person who is either (1) the beneficial owner of 10% or more of the voting power of FFWM's voting stock, (2) an affiliate of FFWM who was the beneficial owner of 10% or more of such voting power at any time in the previous two years or (3) a transferee which in the previous two years received voting stock from an interested stockholder in a transaction not involving a public offering.

     The "business combinations" subject to FFWM's special vote requirements include (1) a merger, consolidation or share exchange of FFWM or a subsidiary with an interested stockholder, (2) the sale, lease, exchange, pledge, transfer or other disposition by FFWM or a subsidiary to an interested stockholder of assets having a fair market value equal to 25% or more of FFWM's consolidated assets, (3) the issuance or transfer by FFWM or a subsidiary to an interested stockholder of securities of FFWM or a subsidiary for consideration equal to 25% or more of the fair market value of the outstanding FFWM Common Stock, (4) any reclassification of securities, recapitalization, merger, consolidation or other transaction, whether or not involving an interested stockholder, which has the direct or indirect effect of increasing the percentage of any class of FFWM's equity or convertible securities which is directly or indirectly owned by an interested stockholder and (5) the adoption of any plan for the liquidation or dissolution of FFWM or a subsidiary proposed by or on behalf of an interested stockholder.

     FFWM's special shareholder vote requirements do not apply to any business combination approved by a majority of the "disinterested directors." A disinterested director is any member of the FFWM Board who (1) has no material financial interest in the interested stockholder, (2) is not a director of the interested stockholder, (3) is not affiliated with the interested stockholder and (4) was not elected or appointed as a director of FFWM through the voting power or influence of the interested stockholder within two years preceding the date that approval of the business combination by the disinterested directors is required. FFWM's special shareholder vote requirements also do not apply to any business combination in which consideration is received by the shareholders of FFWM and which satisfies certain specified price and procedural conditions.

     FFWM 10% Vote Limitation. Under FFWM's Certificate, any shares of FFWM Common Stock beneficially owned by a person in excess of 10% of the outstanding shares are not entitled to voting rights. The 10% limitation does not apply if the offer to acquire, or beneficial ownership of, shares in excess of the limit has been approved by a two-thirds vote of FFWM's Board of Directors, excluding any directors who are not disinterested directors.


Board of Directors

     Classified Boards. Both Keystone's Articles and FFWM's Certificate divide the Board of Directors into three classes, each consisting of one-third (or as near as may be) of the whole number of the Board of Directors. One class of directors is elected at each Annual Meeting of Shareholders, and each class serves for a term of three years.

     The number of directors which constitute Keystone's full Board of Directors may be increased or decreased only by the Board of Directors, by a vote including a majority of the disinterested directors then in office, and except as otherwise required by law, vacancies on Keystone's Board of Directors, including vacancies resulting from an increase in the size of the Board, may be filled only by the Board of Directors by a similar vote. Keystone Directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected.

     The number of directors which constitute FFWM's full Board of Directors also may be increased or decreased only by the Board of Directors. In the absence of an interested stockholder, the vote required is a majority of the entire Board. During any time in which the Board is considering whether or has determined that there is an interested stockholder, the vote required is two-thirds of the entire Board. Any increase or decrease in the number of directors must be apportioned among the three classes by a two-thirds vote of the directors, determined after giving effect to the increase or decrease. Vacancies on FFWM's Board of Directors, including vacancies resulting from an increase in the size of the Board, may be filled only by the Board of Directors by the vote of a majority of the directors in office. FFWM Directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected.

     Removal of Directors. Keystone's Articles provide that a director, any class of directors or the entire Board of Directors may be removed from office by shareholder vote only for cause and only if, in addition to any other vote required by law, such removal is approved by a majority of the voting power of the outstanding voting stock of Keystone which is not beneficially owned by an interested shareholder.

     FFWM's Certificate provides that a director may be removed from office only for cause by the vote of at least 80% of the voting power of FFWM's outstanding voting stock at a meeting called expressly for that purpose with at least 30 days prior written notice to the director or directors to be removed.

     Nomination of Director Candidates. Keystone's Articles and FFWM's Bylaws require that any shareholder intending to nominate a candidate for election as a director must give the corporation advance written notice of the nomination, containing certain specified information. Keystone's Articles require that the notice must be given not later than 120 days in advance of the meeting at which the election is to be held. FFWM's Bylaws require the notice to be given at least 30 days in advance of the meeting at which the election is to be held, except that if less than 40 days' notice or public disclosure of the meeting date is given by FFWM, the notice may be given within 10 days after the date notice of the meeting date was mailed or publicly disclosed.


Shareholder Meetings

     FFWM's Certificate provides that special meetings of shareholders may be called only by the Chairman of the Board, the President or by a two-thirds vote of FFWM's Board of Directors. Although under the BCL Keystone shareholders do not have a statutory right to call a special meeting of shareholders, Keystone's Bylaws currently provide that special meeting may be called by the shareholders by a written request of the holders of at least 20% of the outstanding shares of Keystone Common Stock. FFWM's Certificate also provides that any action by the shareholders of FFWM must be taken at a duly called annual or special meeting and may not be taken by written consent. Although the shareholders of Keystone may take action by written consent without a shareholder meeting, under the BCL any such action would require the unanimous written consent of all Keystone shareholders.

     FFWM's Bylaws require that in order for any proposal by an FFWM shareholder to be considered at an annual meeting, the shareholder must provide FFWM with written notice of the proposal, containing specified information, not less than 30 days prior to the date of the annual meeting. Keystone's Articles and Bylaws do not contain any special provisions requiring advance notice of shareholder proposals intended to be presented at a Keystone annual meeting. However, in order to be considered for inclusion in Keystone's or FFWM's proxy statement for an annual meeting, a shareholder proposal must be submitted in compliance with SEC regulations requiring, among other things, that the proposal be received by the corporation 120 days prior to the date of the proxy statement for the preceding annual meeting.


Amendment of Charter and Bylaws

     Keystone's Articles require the votes of the holders of (1) 75% of the voting power of all outstanding voting stock of Keystone and (2) a majority of the voting power of the voting stock not beneficially owned by an interested shareholder to approve any amendment to Keystone's Articles or Bylaws. The special voting requirement does not apply to any amendment approved by a majority of the disinterested directors if at the time of such approval the disinterested directors constitute a majority of Keystone's Board. Except as to matters for which a shareholder vote is required by statute, Keystone's Board may also amend the Bylaws without shareholder approval by a vote including a majority of the disinterested directors then in office.

     FFWM's Certificate provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding FFWM voting stock is required to amend certain provisions of FFWM's Certificate or any provision of FFWM's Bylaws. The Certificate provisions subject to this special voting requirement include the special vote provisions described under "Voting Rights--Special Votes for Certain Transactions" above, the provisions described under "Voting Rights--FFWM 10% Vote Limitation" above, the provisions relating to FFWM's Board of Directors and absence of cumulative voting described under "Voting Rights-- General" and "Board of Directors" above, the provisions restricting the call of special meetings and action by written consent described under "Shareholder Meetings" above, the provisions relating to director liability and indemnification described above under "FFWM Plan of Merger--Interests of Certain Persons in the Transaction, and the provisions requiring an 80% vote for amendments. Under the GCL, the remaining provisions of FFWM's Certificate may be amended with the affirmative vote of a majority of the outstanding shares of FFWM Common Stock. However, no Certificate amendment may be adopted by shareholders unless it is first proposed by FFWM's Board of Directors. Except as to matters for which a shareholder vote is required by statute, FFWM's Board may also amend the Bylaws without shareholder approval by a vote of two-thirds of the directors then in office.


Keystone Shareholder Rights Plan

     Keystone has established a shareholder rights plan under which each share of Keystone Common Stock presently outstanding or which is issued hereafter prior to the Distribution Date (defined below) is granted one preferred share purchase right (a "Right"). Each Right entitles the registered holder to purchase from Keystone 5.333 one-thousandths (0.005333) of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of Keystone at a price of $56.00 per 5.333 one-thousandths of a Preferred Share, subject to adjustment in the event of stock dividends and similar events occurring prior to the Distribution Date. Each 5.333 one-thousandths of a Preferred Share would have voting, dividend and liquidation rights which are the approximate equivalent of one share of Keystone Common Stock.

     The Rights are not exercisable until the Distribution Date, which is the earlier to occur of (I) 10 days following a public announcement that a person or group (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Keystone Common Stock or (ii) 10 business days (unless extended by the Board of Directors prior to any person or group becoming an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Keystone Common Stock.

     Until the Distribution Date, the Rights will be transferred with and only with Keystone Common Stock, and the surrender for transfer of any certificate for Keystone Common Stock will also constitute the transfer of the Rights associated with the shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of Keystone Common Stock as of the close of business on the Distribution Date, and the Rights will then become separately tradable.

     In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise that number of Common Shares or, at the option of Keystone, Preferred Shares (or shares of a class or series of Keystone's preferred stock having equivalent rights, preferences and privileges) or, in certain circumstances, other securities or assets, having a market value of two times the exercise price of the Right. In the event that after the first public announcement that any person has become an Acquiring Person, Keystone is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right, other than rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void) will thereafter have the right to receive, upon exercise of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding Keystone Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Keystone Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which have become void), in whole or in part, at an exchange ratio of one share of Keystone Common Stock, or 5.333 one-thousandths of a Preferred Share (or of a share of a class or series of Keystone's preferred stock having equivalent rights, preferences and privileges), or, in certain circumstances, an amount of other securities or assets having equivalent value, per Right (subject to adjustment).

     At any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding Keystone Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

     The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights before the Distribution Date in any respect whatever, except for an amendment that would reduce the redemption price. Prior to any person becoming an Acquiring Person, Keystone may without the consent of the holders of the Rights lower the 20% thresholds referred to above to not less than the greater of (I) any percentage greater than the largest percentage of the outstanding Keystone Common Stock then known to Keystone to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%. The Rights will expire on February 8, 2000, unless the expiration date is extended or unless the Rights are earlier redeemed by Keystone as described above.


Pennsylvania Business Corporation Law

     The provisions of Keystone's Articles and Bylaws described under "Voting Rights" and "Board of Directors" above and Keystone's shareholder rights plan are in addition to certain provisions of Chapter 25 of the BCL which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against Keystone.

     Under Section 2538 of the BCL, any merger, consolidation, share exchange or sale of assets between Keystone or a subsidiary and any shareholder of Keystone, any division of Keystone in which any shareholder receives a disproportionate amount of any shares or other securities of any corporation resulting from the division, any voluntary dissolution of Keystone in which a shareholder is treated differently from other shareholders of the same class or any reclassification in which any Keystone shareholder's voting or economic interest in the corporation is materially increased relative to substantially all other shareholders must, in addition to any other shareholder vote required, be approved by a majority of the votes which all shareholders other than the shareholder receiving the special treatment are entitled to cast with respect to the transaction. This special vote requirement does not apply to a transaction
(1) which has been approved by a majority vote of the Board, without counting the vote of certain directors affiliated with or nominated by the interested shareholder or (2) in which the consideration to be received by the shareholders is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class.

     Under Subchapter 25E of the BCL, if any person or group acting in concert acquires voting power over Keystone shares representing 20% or more of the votes which all shareholders of Keystone would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder's shares at a price determined in an appraisal proceeding.

     Under Subchapter 25G of the BCL, Keystone may not engage in merger, consolidation, share exchange, division, asset sale or a variety of other "business combination" transactions with a person which becomes the "beneficial owner" of shares representing 20% or more of the voting power in an election of directors of Keystone unless (1) the business combination or the acquisition of the 20% interest is approved by the Board of Directors of

Keystone prior to the date the 20% interest is acquired, (2) the person beneficially owns at least 80% of the outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F, (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

     Keystone has elected to opt out from coverage by Subchapter 25G of the BCL, which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition, and Subchapter 25H of the BCL, which would have required a person or group to disgorge to Keystone any profits received from a sale of Keystone's equity securities within 18 months after the person or group acquired or offered to acquire 20% of Keystone's voting power or publicly disclosed an intention to acquire control of Keystone.


Delaware General Corporation Law

     The provisions of FFWM's Certificate described above under "Voting Rights-- Special Votes for Certain Transactions" are in addition to restrictions on business combinations between FFWM and a substantial shareholder imposed by
Section 203 of the GCL. Under Section 203, FFWM may not engage in a "business combination" with an "interested stockholder" for a period of three years following the time that the shareholder became an interested stockholder unless
(1) prior to such time FFWM's Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested stockholder, (2) upon consummation of the transaction in which the shareholder became an interested stockholder, the interested stockholder owned at least 85% of the outstanding FFWM Common Stock, excluding shares owned by persons who are both directors and officers of FFWM or by certain employee stock plans or (3) at or subsequent to such time the business combination is approved by FFWM's Board of Directors and authorized at an annual or special meeting by the vote of at least two-thirds of the FFWM Common Stock which is not beneficially owned by the interested stockholder. For purposes of Section 203, an "interested stockholder" is generally (1) a beneficial owner of 15% or more of the outstanding FFWM Common Stock or (2) an affiliate or associate of FFWM which was a 15% beneficial owner at any time during the preceding three years. The definition of "business combination" under Section 203 includes transactions similar to those covered by the special voting provision of FFWM's Certificate described above under "Voting Rights--Special Votes for Certain Transactions."


Dissenters' Rights

     The BCL provides for dissenters' rights in a variety of transactions including: (I) mergers or consolidations to which a corporation is a party (other than mergers not requiring a shareholder vote); (ii) certain sales, leases or exchanges of all or substantially all of the assets of a corporation; and (iii) certain share exchanges or plans of division. However, except in the case of (1) a merger, consolidation, share exchange or division in which their shares would be converted into or exchanged for something other than shares of the surviving, new, acquiring or other corporation (or cash in lieu of fractional shares) or (2) a transaction in which certain shareholders receive materially different treatment from that accorded other holders of the same class or series of shares, shareholders of a Pennsylvania business corporation are not entitled to dissenters' rights in any of the transactions mentioned above if their stock is either listed on a national securities exchange or held of record by 2,000 or more shareholders. Although Keystone Common Stock is not listed on a national securities exchange, it is held of record may more than 2,000 shareholders.

     The GCL also provides for dissenters' rights in certain mergers or consolidations involving FFWM. However, except in the case of a merger or consolidation in which they would be required to accept for their shares something other than (1) stock of the surviving or resulting corporation or (2) stock of another corporation which is listed on a national securities exchange, designated as a NASDAQ National Market System security or held of record by more than 2,000 shareholders (or cash in lieu of fractional shares), the shareholders of a Delaware corporation are not entitled to dissenters' rights under the GCL if their stock is either listed on a national securities exchange, designated as a NASDAQ National Market System security or held of record by more than 2,000 shareholders. Although FFWM Common Stock is a NASDAQ National Market System security, because under the FFWM Plan of Merger the Stock Election may not be available to all FFWM shareholders desiring to make that election, shareholders of FFWM will have the right to dissent from the FFWM Merger. See "FFWM Plan of Merger--Dissenters' Rights of FFWM Shareholders."


Preferred Stock

     Both Keystone's Articles and FFWM's Certificate authorize the corporation to issue shares of preferred stock. Keystone's Articles authorize up to 8,000,000 shares of Keystone preferred stock, and FFWM's Certificate authorizes up to 2,000,000 shares of FFWM preferred stock.

     The authorized shares of preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of the Board of Directors of Keystone or FFWM providing for the issuance thereof. Each series of preferred stock would have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as the Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Keystone and FFWM belong exclusively to the holders of common stock.


Dividend Rights

     The holders of FFWM Common Stock and Keystone Common Stock are entitled to dividends when, as and if declared by their Board of Directors out of funds legally available therefor. However, if Keystone or FFWM preferred stock is issued, the Board of Directors of the corporation may grant preferential dividend rights to the holders of such stock which would prohibit payment of dividends on the corporation's common stock unless and until specified dividends on the preferred stock had been paid.


Liquidation Rights

     Upon liquidation, dissolution or winding up of Keystone or FFWM, whether voluntary or involuntary, the holders of Keystone or FFWM Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Keystone or FFWM, the Board of Directors of the corporation may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of the corporation available for distribution before any distribution is made to the holders of common stock.


Miscellaneous

     There are no preemptive rights, sinking fund provisions, conversion rights, or redemption provisions applicable to Keystone or FFWM Common Stock. Holders of fully paid shares of Keystone or FFWM Common Stock are not subject to any liability for further calls or assessments.

                                 LEGAL OPINIONS

     Opinions with respect to certain legal matters in connection with the Mergers will be rendered by Reed Smith Shaw & McClay, Pittsburgh, Pennsylvania, as counsel for Keystone. Opinions with respect to certain legal matters in connection with the FTC Merger will be rendered by McNees, Wallace & Nurick, Harrisburg, Pennsylvania, as counsel for FTC.


                                    EXPERTS

     The consolidated financial statements of Keystone incorporated by reference in Keystone's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. As to the year 1993, their report is based in part on the reports of Coopers & Lybrand LLP, Deloitte & Touche LLP and KPMG Peat Marwick LLP, independent auditors. Such consolidated financial statements are incorporated herein in reliance upon such reports, given upon the authority of such firms as experts in auditing and accounting.

     The consolidated financial statements of FTC incorporated by reference in FTC's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. As to the years 1994 and 1993, their report is based in part on the report of Smith Elliott Kearns & Company, LLC, independent auditors. Such consolidated financial statements are incorporated herein in reliance upon such reports, given upon the authority of said firms as experts in auditing and accounting.

     The consolidated financial statements of FFWM as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference in the Annual Report on Form 10-K filed by FFWM for its fiscal year ended June 30, 1996, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the June 30, 1996 consolidated financial statements of FFWM refers to a change in the method of accounting for income taxes during 1994 and for loan impairment and mortgage servicing rights during 1996.


                     SHAREHOLDER PROPOSALS AND NOMINATIONS

     Due to the Mergers, it is presently anticipated that no Annual Meetings of Shareholders of FTC or FFWM will be held in 1997. In the event the FTC Merger is not consummated or is delayed, the shareholders of FTC will be advised as to the date of FTC's 1997 Annual Meeting of Shareholders and as to the date by which proposals of FTC shareholders must be received by FTC in order to be considered for inclusion in FTC's proxy statement for that meeting. In the event the FFWM Merger is not consummated or is delayed, the shareholders of FFWM will be advised as to the date of FFWM's 1997 Annual Meeting of Shareholders and as to the date by which proposals of FFWM shareholders must be received by in order to be considered for inclusion in FTC's proxy statement for that meeting.

     Proposals of Keystone shareholders intended to be presented at Keystone's 1997 Annual Meeting of Shareholders, to be held May 22, 1996, must have been received not later than December 4, 1996 in order to be considered for inclusion in Keystone's proxy statement and form of proxy for the 1997 Annual Meeting. The proxy statement for Keystone's 1997 Annual Meeting will set forth the date by which proposals intended to be presented at Keystone's 1998 Annual Meeting must be received by the Secretary of Keystone, at Keystone's address appearing on page iv above, in order to be considered for inclusion in Keystone's proxy statement and form of proxy for that meeting.

     Keystone's Restated Articles of Incorporation require that any shareholder who intends to nominate a candidate for election as a director of Keystone must furnish a written notice of the nomination, containing the information specified in the Articles, so that it is received by the Secretary of Keystone not later than 120 days in advance of the meeting at which the election is to be held. A copy of these requirements will be furnished to any shareholder upon request to the Secretary at the address set forth on page iv.


                                 OTHER MATTERS

     The managements of Keystone, FTC and FFWM do not know of any other matters intended to be presented for shareholder action at their respective Special Meetings. If any other matter does properly come before any of the Special Meetings and is put to a shareholder vote, the proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named thereon.

                                                                         ANNEX I

                   [Letterhead of Danielson Associates Inc.]


DRAFT
                                                              February ___, 1997

Board of Directors
Keystone Financial, Inc.
One Keystone Plaza
Front & Market Street
P.O. Box  3660
Harrisburg, Pennsylvania  17105-3660

Dear Members of the Board:

     Set forth herein is Danielson Associates Inc.'s ("Danielson Associates") independent opinion as to the "fairness" of the offer by Keystone Financial, Inc. ("Keystone") to buy all of the outstanding common stock of Financial Trust Corp ("Financial Trust") through an exchange of stock having a value at the time of the offer of about $375 million.

     In the course of preparing the opinion, the markets served by Financial Trust have been analyzed; its business and prospects have been discussed with management; its financial performance has been compared with banks in the region; the sale prices of comparable banks have been analyzed; and any unique characteristics have been considered. We also reviewed the Agreement and Plan of Reorganization and the Agreement and Plan of Merger (collectively, "Plan of Merger") between Keystone and Financial Trust.

     This opinion is based on data supplied by Keystone and Financial Trust, and it relies on some public information, all of which is believed to be reliable, but neither the completeness nor accuracy of such information can be guaranteed. The opinion assumes, based on Financial Trust's managements representation, that there are no significant loan problems beyond what are stated in recent reports to regulatory agencies and in the monthly report to the directors. We also have reviewed the financial projections made by Keystone, including estimates of cost savings and revenue enhancements expected to result from the merger and have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of Keystone.

     In determining the "fairness" of the offer, we also have compared the common stock to be exchanged by Keystone with other similar bank holding companies. In so doing, we also compared Keystone's financial performance with these comparable financial institutions.

     Based on the foregoing, we are of the opinion on the date hereof that the offer made by Keystone to acquire all of the common stock of Financial Trust pursuant to the Plan of Merger is fair from a financial point of view to Keystone and its shareholders.

                                 Respectfully submitted,



                                 Arnold G. Danielson
                                 Chairman
                                 Danielson Associates Inc.

                                                                        ANNEX II


                 [Letterhead of Berwind Financial Group, L.P.]



                            FORM OF FAIRNESS OPINION


(DATE)

Board of Directors
Financial Trust Corp.
1415 Ritner Highway
Carlisle, PA  17013

Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Financial Trust Corp ("Financial Trust") of the financial terms of the proposed merger between Financial Trust and Keystone Financial, Inc. ("Keystone Financial"). The terms of the proposed merger (the "Proposed Merger") between Financial Trust and Keystone Financial are set forth in the Agreement and Plan of Reorganization dated as of December 19, 1996, (the "Agreement") and provide that each outstanding share of Financial Trust Common Stock, par value $5.00 per share, will receive 1.65 shares of Common Stock, par value $2.00 per share, of Keystone Financial determined in conformity with the exchange ratio set forth in the Agreement, with cash to be paid in lieu of any fractional shares.

     Berwind Financial Group, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of assets and securities transactions, including mergers, acquisitions, private placements and valuation for various other purposes, and in the determination of adequate consideration in such transactions.

     In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of Financial Trust and Keystone Financial, (ii) reviewed the Agreement, (iii) reviewed and analyzed the stock market performance of Financial Trust and Keystone Financial, (iv) studied and analyzed the consolidated financial and operating data of Financial Trust and Keystone Financial, (v) considered the terms and conditions of the Proposed Merger between Financial Trust and Keystone Financial as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions, (vi) met and/or communicated with certain members of Financial Trust's and Keystone Financial's senior management to discuss their respective operations, historical financial statements and future prospects, (vii) reviewed the Joint Proxy Statement/Prospectus, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

     Our opinion is given in reliance on information and representations made or given by Financial Trust and Keystone Financial, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Financial Trust and Keystone Financial including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Financial Trust and Keystone Financial nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

Board of Directors
(DATE)
Page 2


     With regard to financial and other information relating to the general prospects of Financial Trust and Keystone Financial, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the managements of Financial Trust and Keystone Financial as to Financial Trust's and Keystone Financial's most likely future performance. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to Financial Trust. Berwind also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Keystone Financial after the Proposed Merger.

     Our opinion is based upon information provided to us by the managements of Financial Trust and Keystone Financial, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Merger and does not constitute a recommendation to the Board of Financial Trust and does not constitute a recommendation to Financial Trusts shareholders as to how such shareholders should vote on the Proposed Merger.

     Based on the foregoing, it is our opinion that, as of the date hereof, the Proposed Merger between Financial Trust and Keystone Financial is fair, from a financial point of view, to the shareholders of Financial Trust.

                                 Sincerely,



                                 BERWIND FINANCIAL GROUP, L.P.

                                                                       ANNEX III


                [Letterhead of Alex. Brown & Sons Incorporated]



                                                               November 26, 1996


First Financial Corporation of Western Maryland
118 Baltimore Street
Cumberland, MD  21502

Dear Members of the Board of Directors:

     First Financial Corporation of Western Maryland ("First Financial" or the "Company") and Keystone Financial, Inc. ("Keystone"), a Pennsylvania Corporation, have entered into an Agreement and Plan of Merger dated as of November 26, 1996 (the "Agreement"). Pursuant to the Agreement, First Financial shall be merged with and into Keystone (the "Merger"), and each share of First Financial common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive, at the election of the holder thereof, either (i) 1.29 shares (the "Exchange Ratio") of common stock of Keystone or (ii) an amount in cash equal to the Exchange Ratio multiplied by Keystone's average closing bid price for the 20 consecutive trading day preceding the closing date. The total consideration ("Total Consideration") shall mean the sum of the stock election described under (i), which will equal approximately 60% of the Total Consideration, and the cash election described under (ii), which will equal approximately 40% of the Total Consideration. You have requested our opinion as to whether the Total Consideration is fair, from a financial point of view, to First Financial's stockholders.

     Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of First Financial in connection with the transaction described above and will receive a fee for our services, the entirety of which is contingent upon consummation of the Merger. Alex. Brown regularly publishes research reports regarding the banking industry and the businesses and securities of publicly traded companies in the banking industry. In the ordinary course of business, Alex. Brown may actively trade the securities of banks and thrifts for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning First Financial and Keystone and certain internal analyses and other information furnished to us by First Financial and Keystone. We have also held discussions with the members of the senior managements of First Financial and Keystone regarding the business prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both First Financial and Keystone, (ii) compared certain financial and stock market information for First Financial and Keystone with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of First Financial and Keystone, we have assumed that such information reflects the best currently available judgments and estimates of the managements of First Financial and Keystone as to the likely future financial performances of their respective companies. In addition, we have not made nor been provided with an independent valuation or appraisal of the assets and liabilities of First Financial and Keystone, nor have we been furnished with any such evaluations or appraisals. We are not expressing our opinion as to the value of Keystone's common stock when issued pursuant to the Merger or the prices at which Keystone's common stock will trade subsequent to such issuance. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of First Financial and do not constitute a recommendation to any stockholder as to how such stockholder should vote. We hereby consent to the inclusion of this opinion in its entirety as an exhibit to any proxy or registration statement distributed in connection with the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Total Consideration is fair, from a financial point of view, to First Financials stockholders.

                                    Very truly yours,

                                    ALEX. BROWN & SONS INCORPORATED


                                    By:    /s/ Donald W. Delson
                                           --------------------------

                                    Name:  Donald W. Delson
                                           Managing Director

                                                                        ANNEX IV




               STATUTORY PROVISIONS CONCERNING DISSENTERS' RIGHTS
                              OF FFWM SHAREHOLDERS


                        DELAWARE GENERAL CORPORATION LAW
                         SECTION 262--APPRAISAL RIGHTS

     262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to subsection
(g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares.
     Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to (S)228 or
     (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intend thereby to demand the appraisal of such holders shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting
     corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by the certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L. `96, eff. 7-1-96.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------


Item 20.   Indemnification of Directors and Officers.

          1. Pennsylvania Business Corporation Law. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the "BCL") provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

          BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

           (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

           (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

           (3)  by the shareholders.

     Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     BCL Section 1745 provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

     BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

     2. Indemnification By-Law. Section 8.01 of the registrant's By-Laws (the "Indemnification By-Law") was adopted by the shareholders at their Annual Meeting held on May 28, 1987 and became effective on that date. Under the Indemnification By-Law, except as prohibited by law, every director and officer of the registrant is entitled as of right to be indemnified by the registrant against all expenses and liabilities incurred in connection with any actual or threatened claim or proceeding, whether civil, criminal, administrative, investigative or other, whether brought by or in the right of the registrant or otherwise, in which the director or officer may be involved in any manner, by reason of his being or having been a director or officer of the registrant or by reason of the fact that he is or was serving at the request of the registrant as a director, officer, employee, fiduciary or other representative of another corporation or other entity. In an action brought by a director or officer against the registrant, the director or officer is only entitled to indemnification for expenses in certain circumstances. Each director and officer is also entitled as of right to have his expenses in defending an action paid in advance by the registrant prior to final disposition of the action, subject to any obligation which may be imposed to reimburse the registrant in certain events. The Indemnification By-Law establishes a procedure whereby a director or officer may bring an action against the registrant if a written claim for indemnification or advancement of expenses is not paid by the registrant in full within thirty days after the claim has been presented. The director or officer is also entitled to advancement of expenses in this proceeding. The only defense to an action to recover a claim for indemnification is that the indemnitee's conduct was such that under Pennsylvania law the registrant is prohibited from indemnifying the indemnitee. The only defense to an action to recover payment of expenses in advance is failure by the indemnitee to make an undertaking to reimburse the registrant if such an undertaking is required.

     The Indemnification By-Law applies to every action, other than actions filed prior to January 27, 1987, except that it does not apply to the extent that Pennsylvania law does not permit its application to any breach or failure of performance of duty by a director or officer occurring prior to January 27, 1987. Any amendment or repeal of the Indemnification By-Law will operate prospectively only and will not affect any action taken, or failure to act, by a director or officer prior to the adoption of such amendment or repeal.

     3. Director and Officer Liability Insurance. The registrant maintains director and officer liability insurance covering its directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act of 1933. Under the insurance, the registrant is entitled to reimbursement for amounts as to which the directors and officers are indemnified under the Indemnification By-Law. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to indemnification under the Indemnification By-Law.

     4. Indemnification Agreements. At their Annual Meeting held on May 28, 1987, the shareholders also approved a proposed form of Indemnification Agreement to be entered into between the registrant and each of its present and future directors and such other officers, employees and agents of the registrant and its subsidiaries as shall be designated from time to time by the Board of Directors.

     The form of agreement provides essentially the same rights to indemnification against liabilities and expenses as are provided in the Indemnification By-Law. In addition, the form of agreement requires the registrant to either maintain the liability insurance coverage currently in effect for the benefit of the contractee or to hold the contractee harmless to the full extent of such coverage.

     Further, the form of agreement provides that if the full indemnification claimed by the contractee may not be paid by the registrant because prohibited by law and the registrant is jointly liable with the contractee as to the matter for which indemnification was sought (or would be so liable if the registrant were joined in such matter), the contractee has a right to contribution from the registrant for the amount of any expenses and liabilities incurred by the contractee as to such matter based on the relative benefits received by the registrant and the contractee from the transaction from which the liability arose and the relative fault of the registrant (including the registrant's other directors, officers, employees or agents) and the contractee in connection with the events which resulted in such expenses or liability, as well as any other relevant equitable considerations.

     Under the form of agreement, a contractee is entitled to the rights to indemnification for expenses and liability, advancement of expenses and contribution provided by the agreement notwithstanding any amendment or repeal of the Indemnification By-Law. In addition, although a change in law restricting indemnification rights would automatically restrict the indemnification rights provided under the Indemnification By-Law, the form of agreement provides that a change in law restricting indemnification rights will not affect the rights of a contractee under the agreement unless the law so requires.


Item 21.  Exhibits and Financial Statement Schedules.

     (a) Exhibits. An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page II-8.

     (b) Financial Statement Schedules.  Not applicable.

     (c) Report, Opinion or Appraisal. Not applicable. The opinions of Danielson Associates Inc., Berwind Financial Group, L.P. and Alex. Brown & Sons Incorporated are furnished as Annex I, Annex II and Annex III, respectively, to the Joint Proxy Statement/Prospectus.


Item 22.  Undertakings.

     The undersigned registrant hereby undertakes as follows:

          (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (3) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (6) to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harrisburg, Pennsylvania, on the 23rd day of January, 1997.

                                         KEYSTONE FINANCIAL, INC.


                                         By  /s/ Carl L. Campbell
                                             --------------------
                                             Carl L. Campbell, President
                                             and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl L. Campbell, Ben G. Rooke, Donald F. Holt and George R. Barr, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                Capacity                     Date
---------------------------  ---------------------------------  ----------------

  /s/ Carl L. Campbell       President, Chief Executive         January 23, 1997
---------------------------  Officer and Director
      Carl L. Campbell

  /s/ Mark L. Pulaski        Senior Executive Vice President,   January 23, 1997
---------------------------  Chief Administrative Officer and
      Mark L. Pulaski        Chief Financial Officer


  /s/ Donald F. Holt         Senior Vice President,             January 23, 1997
---------------------------  Controller and Principal
      Donald F. Holt         Accounting Officer

  /s/ A. Joseph Antanavage   Director                           January 23, 1997
---------------------------
      A. Joseph Antanavage

Signature                                Capacity                     Date
---------------------------  ---------------------------------  ----------------
  /s/ June B. Barry          Director                           January 23, 1997
---------------------------
      June B. Barry

  /s/ J. Glenn Beall, Jr.    Director                           January 23, 1997
---------------------------
      J. Glenn Beall, Jr.

  /s/ Paul I. Detwiler, Jr.  Director                           January 23, 1997
---------------------------
      Paul I. Detwiler, Jr.

  /s/ Donald Devorris        Director                           January 23, 1997
---------------------------
      Donald Devorris

  /s/ Richard W. DeWald      Director                           January 23, 1997
---------------------------
      Richard W. DeWald

  /s/ Gerald E. Field        Director                           January 23, 1997
---------------------------
      Gerald E. Field

  /s/ Walter W. Grant        Director                           January 23, 1997
---------------------------
      Walter W. Grant

  /s/ Philip C. Herr II      Director                           January 23, 1997
---------------------------
      Philip C. Herr II

  /s/ Uzal H. Martz, Jr.     Director                           January 23, 1997
---------------------------
      Uzal H. Martz, Jr.

  /s/ Max A. Messenger       Director                           January 23, 1997
---------------------------
      Max A. Messenger

  /s/ William L. Miller      Director                           January 23, 1997
---------------------------
      William L. Miller

Signature                                Capacity                     Date
---------------------------  ---------------------------------  ----------------
  /s/ Don A. Rosini          Director                           January 23, 1997
---------------------------
      Don A. Rosini

  /s/ F. Dale Schoeneman     Director                           January 23, 1997
---------------------------
      F. Dale Schoeneman

  /s/ Ronald C. Unterberger  Director                           January 23, 1997
---------------------------
      Ronald C. Unterberger

  /s/ G. William Ward        Director                           January 23, 1997
---------------------------
      G. William Ward

                                 EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

Exhibit
  No.        Description and Method of Filing
-------  ----------------------------------------

    2.1 Agreement and Plan of Reorganization dated as of December 19, 1996 between Keystone Financial, Inc. and Financial Trust Corp and Agreement and Plan of Merger dated as of December 19, 1996 between Keystone Financial, Inc. and Financial Trust Corp (filed herewith).

    2.2 Agreement and Plan of Reorganization dated as of November 26, 1996 between Keystone Financial, Inc. and First Financial Corporation of Western Maryland (filed as Exhibit 2 to the Current Report on Form 8-K of First Financial Corporation of Western Maryland dated December 2, 1996 and incorporated herein by reference thereto).

    4.1 Restated Articles of Incorporation of Keystone Financial, Inc., as amended through July 29, 1996 (filed herewith).

    4.2 By-Laws of Keystone Financial, Inc., as amended to May 14, 1992 (filed as Exhibit 3.2 to the Annual Report on Form 10-K of Keystone Financial, Inc. for the year ended December 31, 1992 and incorporated herein by reference thereto).

    4.3 Keystone Financial, Inc. Series A Junior Participating Preferred Stock Rights Agreement dated as of June 25, 1990 (filed as Exhibit 1 to the Form 8-A Registration Statement of Keystone Financial, Inc. dated January 25, 1990 and incorporated herein by reference thereto).

    4.4 Amendment No. 1 to Series A Junior Participating Preferred Stock Rights Agreement dated as of December 20, 1990 (filed as Exhibit 2 to the Form 8 Amendment of Keystone Financial, Inc. dated December 20, 1990 and incorporated herein by reference thereto).

         The registrant hereby agrees to furnish to the Commission upon request copies of the instruments defining the rights of the holders of the long-term debt of the registrant and its consolidated subsidiaries.

    5.1 Opinion of Reed Smith Shaw & McClay regarding the legality of the shares of Common Stock being registered (filed herewith).

   13.1 1996 Annual Report to Shareholders of First Financial Corporation of Western Maryland (filed as Exhibit 13 to the Annual Report on Form 10-K of First Financial Corporation of Western Maryland for the year ended June 30, 1996 and incorporated herein by reference thereto).

         The 1996 Annual Report to Shareholders of First Financial Corporation of Western Maryland, except for the portions thereof incorporated by reference into the Annual Report on Form 10-K of First Financial Corporation of Western Maryland for the year ended June 30, 1996 and incorporated herein by reference to such Annual Report on Form 10-K, is furnished for the information of the Commission and is not to be considered part of this Registration Statement.

   13.2 Quarterly Report on Form 10-Q of First Financial Corporation of Western Maryland for the quarter ended September 30, 1996 (incorporated herein by reference thereto).

Exhibit
  No.    Description and Method of Filing
-------  ----------------------------------------
   23.1  Consent of Ernst & Young LLP, independent auditors (filed herewith).

   23.2  Consent of Ernst & Young LLP, independent auditors (filed herewith).

   23.3 Consent of KPMG Peat Marwick LLP, independent auditors (filed herewith).

   23.4 Consent of Reed Smith Shaw & McClay (contained in their opinion filed as Exhibit 5.1).

   23.5 Consent of person named as about to become a director of Keystone Financial, Inc. (filed herewith).

   23.6  Consent of Danielson Associates Inc. (to be filed by amendment).

   23.7  Consent of Berwind Financial Group, L.P. (to be filed by amendment).

   23.8 Consent of Alex. Brown & Sons Incorporated (contained in their opinion filed as Annex III to the Joint Proxy Statement/Prospectus included herein).

   23.9  Consent of Coopers & Lybrand L.L.P. (filed herewith).

  23.10  Consent of Deloitte & Touche LLP (filed herewith).

  23.11  Consent of KPMG Peat Marwick LLP (filed herewith).

  23.12  Consent of Smith Elliott Kearns & Company, LLC (filed herewith).

   24.1  Power of Attorney (set forth on Page II-5 of the Registration
         Statement).

   99.1 Preliminary copy of letter to shareholders of Keystone Financial, Inc. (filed herewith).

   99.2 Preliminary copy of Notice of Special Meeting of Shareholders of Keystone Financial, Inc. (filed herewith).

   99.3 Preliminary copy of form of proxy for use by shareholders of Keystone Financial, Inc. (filed herewith).

   99.4 Preliminary copy of letter to shareholders of Financial Trust Corp (filed herewith).

   99.5 Preliminary copy of Notice of Special Meeting of Shareholders of Financial Trust Corp (filed herewith).

   99.6 Preliminary copy of form of proxy for use by shareholders of Financial Trust Corp (filed herewith).

   99.7 Investment Agreement dated as of December 19, 1996 between Keystone Financial, Inc. and Financial Trust Corp (filed herewith).

   99.8 Form of Agreement between Keystone Financial, Inc. and each director of Financial Trust Corp (filed herewith).

Exhibit
  No.    Description and Method of Filing
-------  ----------------------------------------
   99.9 Employment Agreement dated as of December 19, 1996 between Keystone Financial, Inc. and Ray L. Wolfe (filed herewith).

  99.10 Preliminary copy of letter to shareholders of First Financial Corporation of Western Maryland (filed herewith).

  99.11 Preliminary copy of Notice of Special Meeting of Shareholders of First Financial Corporation of Western Maryland (filed herewith).

  99.12 Preliminary copy of form of proxy for use by shareholders of First Financial Corporation of Western Maryland (filed herewith).

  99.13 Stock Option Agreement dated as of November 26, 1996 between Keystone Financial, Inc. and First Financial Corporation of Western Maryland (filed as Exhibit 10(a) to the Current Report on Form 8-K of First Financial Corporation of Western Maryland dated December 2, 1996 and incorporated herein by reference thereto).

  99.14 Form of Agreement between Keystone Financial, Inc. and each director of First Financial Corporation of Western Maryland (filed herewith).